As filed with the Securities and Exchange Commission on January February 1, 2008.

Registration No. 333-138658

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

vFinance, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	6200	58-1974423
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3010 North Military Trail
Suite 300
Boca Raton, FL 33431
(561) 981-1000
(Address and telephone number of principal executive offices)

Leonard J. Sokolow
Chief Executive Officer
3010 North Military Trail
Suite 300
Boca Raton, FL 33431
(561) 981-1000

(Name, address and telephone number of agent for service)

with copies to:
Leslie J. Croland, Esq.
Edwards Angell Palmer & Dodge LLP
350 East Las Olas Blvd., Suite 1150
Fort Lauderdale, Florida 33334-3607
(954) 727-2600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $.001 par value per share	4,935,502	$0.18	$888,390.36	$28

(1)
Includes up to 4,935,502 shares of the Registrant's common stock issued to the Selling Stockholder, as defined in the accompanying prospectus, on May 11, 2006. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Registrant's common stock may be issued or issuable as a result of a stock split, stock dividend or other distribution declared at any time by the Registrant while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional shares of common stock.

(2)
Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Registrant's common stock reported on the Over-the-Counter Bulletin Board on January 24, 2008. The Registrant previously paid $293 in connection with this Registration Statement originally filed on November 13, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

- ii -

The information in this prospectus is not complete and may be changed. The Selling Stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2008

PROSPECTUS
vFinance, Inc.

4,935,502 Shares of
Common Stock

This prospectus relates to the resale, from time to time, of up to 4,935,502 shares of our common stock by the selling stockholder named in this prospectus in the section “Selling Stockholder,” whom we refer to in this document as the “Selling Stockholder.” The 4,935,502 shares of common stock registered for public resale pursuant to this prospectus were issued to Sterling Financial Group of Companies, Inc. as partial payment for certain assets acquired from Sterling Financial Group of Companies, Inc. and Sterling Financial Investment Group, Inc. by our subsidiary, vFinance Investments, Inc. All of the shares of our common stock are included in this prospectus pursuant to registration rights we granted to the Selling Stockholder. The common stock offered by this prospectus shall be adjusted to cover any additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions. We will not receive any of the proceeds from the sale of any of the shares covered by this prospectus. References in this prospectus to "the Company," "we," "our," and "us" refer to vFinance, Inc.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "VFIN." On January 24, 2008, the last reported sale price for our common stock was $0.18 per share.

An investment in shares of our common stock involves a high degree of risk. You should carefully consider the "Risk Factors" beginning on page 2 before you decide whether to invest in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

vFinance, Inc.
3010 North Military Trail
Suite 300
Boca Raton, FL 33431
(561) 981-1000

The date of this prospectus is _________________, 2008

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	2
FORWARD-LOOKING STATEMENTS	12
RECENT DEVELOPMENTS	13
USE OF PROCEEDS	15
SELLING STOCKHOLDER	15
PLAN OF DISTRIBUTION	16
SELECTED FINANCIAL DATA	17
DESCRIPTION OF OUR BUSINESS	18
MANAGEMENT'S DISCUSSION AND ANALYSIS	26
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK	35
DIRECTORS AND EXECUTIVE OFFICERS	35
COMPENSATION DISCUSSION & ANALYSIS	36
EXECUTIVE COMPENSATION	40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	44
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	45
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	47
DESCRIPTION OF CAPITAL STOCK	48
LEGAL MATTERS	49
EXPERTS	49
WHERE YOU CAN FIND MORE INFORMATION	49
FINANCIAL STATEMENTS	F-1

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

We have not authorized the Selling Stockholder to make an offer of these shares of common stock in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

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PROSPECTUS SUMMARY

This summary calls your attention to selected information in this prospectus, but may not contain all the information that is important to you in deciding whether to invest in our common stock. For a more complete description of this offering, and to understand this offering more fully, you should read this entire document carefully, including the "Risk Factors" and the documents referred to under "Where You Can Find More Information."

The Company

vFinance, Inc. was incorporated in the state of Delaware in February 1992. We are a financial services company that specializes in high growth opportunities. Our three principal lines of business are: (1) offering full service retail brokerage to approximately 12,000 high net worth individuals and institutional clients, (2) providing investment banking and advisory services to micro, small and mid-cap high growth companies, and (3) trading securities, including making markets in over 3,500 micro and small-cap stocks and  providing liquidity in the United States Treasury marketplace. In addition to our core business, we offer information services on our website. vFinance Investments, Inc. ("vFinance Investments") and EquityStation, Inc. ("EquityStation"), both subsidiaries of the Company, are broker-dealers registered with the Securities and Exchange Commission ("SEC"), and members of Financial Industry Regulatory Authority ("FINRA") (formerly the National Association of Securities Dealers) and Securities Investor Protection Corporation ("SIPC"). vFinance Investments is also a member of the National Futures Association ("NFA").

Our website, www.vfinance.com,  is available to an audience of entrepreneurs, corporate executives and private and institutional investors in over 150 countries with an estimated 35,000 unique visitors monthly. The website provides sales leads to our investment banking, brokerage and institutional services divisions, giving visitors convenient access to a variety of financial services, proprietary business development tools, searchable databases and daily news. The website has over 60,000 "opted in" subscribers that receive a newsletter on private funding several times a week. The website features our database of venture capital firms and angel investors accessible with vSearch, a proprietary web-based data mining tool that allows entrepreneurs to search potential funding sources by different criteria, including geography, amount of funds required, industry, stage of corporate development or keyword. Much of the information on the website is provided free of charge, however, we charge nominal fees for the use of proprietary search engines and premium services such as our business planning services.

The Offering

This prospectus relates to the offer and sale from time to time of up to 4,935,502 shares of our common stock by the Selling Stockholder. We are also registering for sale any additional shares of common stock which may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock.

The Selling Stockholder may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of shares by the Selling Stockholder.

As of January 24, 2008, there were 54,829,876 shares outstanding, including the 4,935,502 shares of our common stock offered by the Selling Stockholder pursuant to this prospectus. The number of shares offered by this prospectus represents approximately 9.0% of the total common stock outstanding as of January 24, 2008.

Recent Developments

On November 7, 2007, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with National Holdings Corporation ("National") and vFin Acquisition Corporation ("Merger Sub"), a wholly owned subsidiary of National. Under the terms and subject to the conditions set forth in the Merger Agreement, which has been unanimously approved by the special committees of our board of directors and National's board of directors, as well as our board of directors and the boards of directors of National and Merger Sub, Merger Sub will be merged with and into us (the "Merger"). The separate corporate existence of Merger Sub will cease and we will continue as a surviving corporation of the Merger and as a wholly owned subsidiary of National.

Pursuant to the Merger Agreement, upon the closing of the Merger, each share of our common stock outstanding immediately prior to the closing of the Merger (other than shares held by National or us or any of our stockholders who properly exercise dissenters' rights under Delaware law) will automatically be converted into the right to receive 0.14 shares of National common stock, plus any cash in lieu of fractional shares of National common stock.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our unaudited condensed consolidated financial statements (“Unaudited Condensed Consolidated Financial Statements”) and our consolidated financial statements (“Consolidated Financial Statements”) and related notes.

In addition to other information in this prospectus, the following risks should be considered in evaluating our condition and prospects. These risks may have a material effect on our operating results.

Risks Related to Our Company

We have a limited operating history and as a result, it may be difficult to evaluate our business and prospects.

We have a limited operating history despite the fact that we commenced our broker-dealer operations in 1999. As a result of acquisitions of Colonial Direct Financial Group Inc. and First Level Capital, now known as vFinance Investments, in 2001, EquityStation and select assets of Global Partners Securities, Inc. ("Global") in 2004, and select assets of Sterling Financial Investment Group, Inc. ("SFIG") and Sterling Financial Group of Companies, Inc. ("SFGC" and together with SFIG, "Sterling Financial") in 2006, our business has remained in flux. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of development. These risks are particularly severe among companies in new and rapidly evolving markets such as online business development services and those in regulated industries such as the securities industry. It may be difficult or impossible to accurately forecast our operating results and to evaluate our business and prospects based on our historical results.

We have had substantial losses since inception.

Prior to 2004, we had sustained substantial losses in each year since our inception due to ongoing operating expenses and a lack of revenues sufficient to offset those operating expenses. We have raised capital to fund ongoing operations by private sales of our securities, some of which sales have been highly dilutive and involved considerable expense. For the year ended December 31, 2004, when we earned a substantial profit for the first time in our history, our results amounted to net income of $2.2 million, including a $1.5 million non-cash gain on debt forgiveness. For the years ended December 31, 2005 and 2006 and the nine months ended September 30, 2007, however, our results amounted to net losses of approximately $1.1 million, $2.2 million and $900,000, respectively.

The net losses generated in 2005 and 2006 and the nine months ended September 30, 2007 resulted primarily from increased costs from expanded facilities and staff, as well as amortization expense associated with the acquisition of certain assets of Global and 100% of the issued and outstanding equity securities of EquityStation, all of which were owned by Level2.com, Inc. ("Level2"), a subsidiary of Global (together, the "Global Acquisition") and the acquisition of Sterling Financial, non-cash impairment charges in 2005 and stock option expense in 2006. We expect to continue to make significant capital expenditures to enhance our products and technologies, and to expand domestic and international sales and operations. As a result, we will need to continue to generate significant additional revenue to achieve profitability and generate sufficient working capital to fund our planned spending. Even if we do achieve profitability, we may not be able to maintain or increase profitability on a quarterly or annual basis. If we do not achieve, maintain or increase our profitability, the market price for our common stock may further decline.

Obtaining future financing may be costly and could be dilutive to existing stockholders. If we are not able to obtain financing when and in the amounts needed, and on terms that are acceptable, our operations, financial condition and prospects could be materially adversely affected, and we could be forced to curtail our operations or sell part or all of our assets.

We may need to raise additional funds, which may not be available when we need them.

Based on our current spending plans and our projected working capital, we believe that our cash on hand and cash generated from our operations will be sufficient to fund our operations for at least the next 12 months. However, we may attempt to raise additional capital to operate the business, support expansion plans, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated events. We can provide no assurances that additional financing will be available when needed on favorable terms, if at all. If these funds are not available when we need them, we may need to change our business strategy or reduce our operations or investment activities. In addition, any issuance of additional equity securities will dilute the ownership interest of our existing stockholders and the issuance of additional debt securities may increase the perceived risk of investing in us.

If we do not secure substantial additional funding to meet our capital needs, we may have to issue additional shares of common stock. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our current stockholders will be reduced and these securities may have rights and preferences superior to those of our current stockholders. If we raise capital through debt financing, we may be forced to accept restrictions affecting our liquidity, including restrictions on our ability to incur additional indebtedness or pay dividends.

We are currently subject to extensive securities regulation and the failure to comply with these regulations could subject us to penalties or sanctions.

The securities industry and our business are subject to extensive regulation by the SEC, state securities regulators and other governmental regulatory authorities. We are also regulated by industry self-regulatory organizations, including FINRA, the NFA and the Municipal Securities Rulemaking Board. The regulatory environment is also subject to change, and we may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other federal or state governmental regulatory authorities, or self-regulatory organizations. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations.

vFinance Investments and EquityStation are registered broker-dealers with the SEC and members of FINRA. Broker-dealers are subject to regulations which cover all aspects of the securities business, including:

•	sales methods and supervision;

•	trading practices among broker-dealers;

•	use and safekeeping of customers' funds and securities;

•	capital structure of securities firms;

•	record keeping; and

•	the conduct of directors, officers and employees

Compliance with many of the regulations applicable to us involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation. The requirements imposed by these regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us. Consequently, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally FINRA Regulation, Inc., the regulatory arm of FINRA. We are primarily regulated by FINRA and the SEC. FINRA Regulation Inc. adopts rules, subject to approval by the SEC, that govern its members and conducts periodic examinations of member firms' operations.

If we are found to have violated any applicable regulation, formal administrative or judicial proceedings may be initiated against us that may result in:

•	censure;

•	fine;

•	civil penalties, including treble damages in the case of insider trading violations;

•	the issuance of cease-and-desist orders;

•	the deregistration or suspension of our broker-dealer activities;

•	the suspension or disqualification of our officers or employees; and/or

•	other adverse consequences.

The imposition of any of these or other penalties could have a material adverse effect on our operating results and financial condition.

We are subject to various risks associated with the securities industry.

As securities broker-dealers, we are subject to uncertainties that are common in the securities industry. These uncertainties include:

•	the volatility of domestic and international financial, bond and stock markets, as demonstrated by past disruptions in the financial markets;

•	extensive governmental regulation;

•	litigation;

•	intense competition;

•	substantial fluctuations in the volume and price level of securities; and

•	dependence on the solvency of various third parties.

As a result of these risks, revenues and earnings may vary significantly from quarter to quarter and from year to year. We are much smaller and have much less capital than many of our competitors in the securities industry. Accordingly, we could be impacted by these risks to a larger degree. In the event of a market downturn, our revenues would likely decline and, if we were unable to reduce expenses at the same pace, our profit margins would quickly erode.

Our business could be adversely affected by a breakdown in the financial markets.

As a securities broker-dealer, our business is materially affected by conditions in the financial markets and economic conditions in general, both in the United States and elsewhere around the world. Many factors or events could lead to a breakdown in the financial markets including war, terrorism, natural catastrophes and other types of disasters. These types of events could cause people to begin to lose confidence in the financial markets and their ability to function effectively. If the financial markets are unable to effectively prepare for these types of events and ease public concern over their ability to function, our revenues may decline and our operations could be adversely affected.

We have incurred, and may in the future incur, significant losses from trading and investment activities due to market fluctuations and volatility.

We generally maintain trading and investment positions in the equity markets. To the extent that we own assets, i.e., have long positions, a downturn in those markets could result in losses from a decline in the value of such long positions. Conversely, to the extent that we have sold assets that we do not own, i.e., have short positions in any of those markets, an upturn could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market.

We may, from time to time, have a trading strategy consisting of holding a long position in one asset and a short position in another from which we expect to earn revenues based on changes in the relative value of the two assets. If, however, the relative value of the two assets changes in a direction or manner that we did not anticipate or against which we are not hedged, we might realize a loss in those paired positions. In addition, we maintain trading positions that can be adversely affected by the level of volatility in the financial markets, i.e., the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.

Our revenues may decline in adverse market or economic conditions.

Unfavorable financial or economic conditions may reduce the number and size of the transactions in which we provide underwriting services, merger and acquisition consulting and other services. Our investment banking revenues, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn. Additionally, a downturn in market conditions could lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues we receive from commissions and spreads. Customer relationship intangible assets comprised approximately 35% and 30% of our total assets as of December 31, 2006 and September 30, 2007, respectively. We must review customer relationships for impairment at least annually, or more frequently if events or circumstances indicate that impairment may be present, which may result in a material, non-cash write down of customer relationships. A significant decrease in revenues or cash flows derived from acquired customer relationships could result in a material, non-cash write-down of customer relationships. Such impairment would have a material adverse impact on our results of operations and shareholders' equity.

Our risk management policies and procedures may leave us exposed to unidentified risks or an unanticipated level of risk.

The policies and procedures we employ to identify, monitor and manage risks may not be fully effective. Some methods of risk management are based on the use of observed historical market behavior. As a result, these methods may not accurately predict future risk exposures, which could be significantly greater than the historical measures indicate. Other risk management methods depend on evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by us. This information may not be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to properly record and verify a large number of transactions and events. We cannot be assured that our policies and procedures will effectively and accurately record and verify this information.

We seek to monitor and control our risk exposure through a variety of separate, but complementary financial, credit, operational and legal reporting systems. We believe that we are able to evaluate and manage the market, credit and other risks to which we are exposed. Nonetheless, our ability to manage risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments can have a material adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in earnings, increases in our credit risk to customers as well as to third parties and increases in general systemic risk.

Credit risk exposes us to losses caused by financial or other problems experienced by third parties.

We are exposed to the risk that third parties that we us money, securities or other assets will not perform their obligations. These parties include:

•	trading counterparties;

•	customers;

•	clearing agents;

•	exchanges;

•	clearing houses; and

•	other financial intermediaries as well as issuers whose securities we hold.

These parties may default on their obligations owed to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from:

•	holding securities of third parties;

•
executing securities trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries; and

•	extending credit to clients through bridge or margin loans or other arrangements.

Significant failures by third parties to perform their obligations owed to us could adversely affect our revenues and perhaps our ability to borrow in the credit markets.

We may have difficulty retaining or recruiting our independent contractors.

We are dependent upon the independent contractor model for our retail brokerage business. As such, approximately 81% of our retail registered representatives are independent contractors. We are exposed to the risk that a large group of independent contractors leave the firm or decide to affiliate with another firm and that we are unable to recruit suitable replacements. A loss of a large group of our independent contractors could have a material adverse impact on our ability to generate revenue in the retail brokerage business.

We may have difficulty effectively managing our growth.

Over the past several years, we have experienced significant growth in our business activities through a variety of transactions. We expect our business to continue to grow through similar transactions as well as organically. Future growth through mergers, acquisitions and other such transactions involves numerous risks such as:

•	difficulties and expenses incurred in connection with the subsequent assimilation of the operations and services or products of the acquired company;

•	the potential loss of key employees of the acquired company; and

•	the diversion of management's attention from other business concerns.

If we are unable to effectively address these risks, we may be required to restructure the acquired business or write off the value of some or all of the assets of the acquired business. Further, this type of growth requires increased investments in management personnel, financial and management systems and controls as well as facilities. We cannot be assured that we will experience parallel growth in these areas. If these areas do not grow at the same time, our operating margins may decline from current levels.

Additionally, as is common in the securities industry, we will continue to be highly dependent on the effective and reliable operation of our communications and information systems. We believe that our current and anticipated future growth will require implementation of new and enhanced communications and information systems and training of our personnel to operate such systems. Any difficulty or significant delay in the implementation or operation of existing or new systems or the training of personnel could adversely affect our ability to manage our growth.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

The securities industry is rapidly evolving, intensely competitive and has few barriers to entry. We expect competition to continue to intensify in the future. Many of our competitors have significantly greater financial, technical, marketing and other resources than we do. They may also offer a wider range of services and financial products and have greater name recognition and a larger client base than we do. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements. They may also be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies. We may not be able to compete effectively with current or future competitors and competitive pressures faced by us may harm our business.

The precautions we take to prevent and detect employee misconduct may not be effective, and we could be exposed to unknown and unmanaged risks or losses.

We run the risk that employee misconduct could occur. Misconduct by employees could include:
•	employees binding us to transactions that exceed authorized limits or present unacceptable risks to us;

•	employees hiding unauthorized or unsuccessful activities from us; or

•	the improper use of confidential information.

These types of misconduct could result in unknown and unmanaged risks or losses to us including regulatory sanctions and serious harm to our reputation. The precautions we take to prevent and detect these activities may not be effective. If employee misconduct does occur, our business operations could be materially adversely affected.

We may experience losses associated with securities laws violations and litigation.

Many aspects of our business involve substantial risks of liability. An underwriter is exposed to substantial liability under federal and state securities laws, other federal and state laws, and court decisions, including decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages. Our underwriting activities will usually involve offerings of the securities of smaller companies, which often involve a higher degree of risk and are more volatile than the securities of more established companies. In comparison with more established companies, smaller companies are also more likely to be the subject of securities class actions, not to carry directors and officer's liability insurance or policies with lower limits, and to become insolvent. Each of these factors increases the likelihood that an underwriter of smaller companies' securities will be required to contribute to an adverse judgment or settlement of a securities lawsuit.

In the normal course of business, our operating subsidiaries have been and continue to be the subject of numerous civil actions and arbitrations arising out of customer complaints relating to our activities as a broker-dealer and as a result of other business activities. In general, the cases involve various allegations that our employees mishandled customer accounts. We believe that, based on our historical experience and the reserves established by us, the resolution of the claims presently pending will not have a material adverse effect on our financial condition. However, although we typically reserve an amount we believe will be sufficient to cover any damages assessed against us, we have in the past been assessed damages that exceeded our reserves. If we misjudged the amount of damages that may be assessed against us from pending or threatened claims or if we are unable to adequately estimate the amount of damages that will be assessed against us from claims that arise in the future and fail to appropriately reserve, our financial condition may be materially adversely affected.

Our "vFinance" brand may not achieve the broad recognition necessary to succeed.

We believe that broader recognition and positive perception of the "vFinance" brand is essential to our future success. Accordingly, we intend to continue to pursue an aggressive brand enhancement strategy, which will include multimedia advertising, promotional programs and public relations activities. These initiatives will require significant expenditures. If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues. Successful positioning of our brand will depend in a large part on:

•	the success of our advertising and promotional efforts;

•	an increase in the number of users and page views of our website; and

•	the ability to continue to provide a website and services useful to our clients.

If we do not continue to develop and enhance our services in a timely manner, our business may be harmed.

Our future success will depend on our ability to develop and enhance our services and add new services. We operate in a very competitive industry in which the ability to develop and deliver advanced services through the Internet and other channels is a key competitive factor. There are significant risks in the development of new or enhanced services, including the risks that we will be unable to:

•	effectively use new technologies;

•	adapt our services to emerging industry or regulatory standards; or

•	market new or enhanced services.

If we are unable to develop and introduce new or enhanced services quickly enough to respond to market or customer requirements or to comply with emerging industry standards, or if these services do not achieve market acceptance, our business could be seriously harmed.

Internet and internal computer system failures or compromises of our systems or security could damage our reputation and harm our business.

Although a significant portion of our business is conducted using traditional methods of contact and communications such as face-to-face meetings, a portion of our business is conducted through the Internet. We could experience system failures and degradations in the future. We cannot assure you that we will be able to prevent an extended system failure if any of the following events occur:

•	human error;

•	subsystem, component, or software failure;

•	a power or telecommunications failure;

•	an earthquake, fire, or other natural disaster or act of God;

•	hacker attacks or other intentional acts of vandalism; or

•	terrorists' acts or war.

Failure to adequately protect the integrity of our computer systems and safeguard the transmission of confidential information could harm our business.

The secure transmission of confidential information over public networks is a critical element of our operations. We rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information over the Internet. We do not believe that we have experienced any security breaches in the transmission of confidential information. In 2007, however, we were the target of hacking that affected some of our internal databases and our website. Since that incident, we have invested in several defensive systems, including, but not limited to, updating data encryption to current standards, upgrading password requirements to "strong passwords" and adding state of the art firewall protection across all of our networks. Moreover, we continually evaluate advanced encryption technology to try and ensure the continued integrity of our systems. However, we cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise of the technology or other algorithms used by our vendors and us to protect client transaction and other data. Any compromise of our systems or security could harm our business.

We depend on a limited number of key executives who would be difficult to replace.

Our success depends significantly on the continued services of our senior management, especially Leonard J. Sokolow, our Chairman and Chief Executive Officer. Losing Mr. Sokolow or any of our subsidiaries' other key executives could seriously harm our business. We cannot assure you that we will be able to retain our key executives or that we would be able to replace any of our key executives if we were to lose their services for any reason. Competition for these executives is intense. If we had to replace any of these key executives, we would not be able to replace the significant amount of knowledge that these key executives have about our operations. We do not maintain "key person" insurance policies on any of our executives.

Our operating broker-dealer subsidiaries extend credit to their clients and are subject to risks as a result.

Our broker-dealers, vFinance Investments and EquityStation, clear all transactions for customers on a fully-disclosed basis with their clearing brokers, NFS, Fortis Clearing, Legent Clearing and Penson Clearing. These clearing brokers carry and clear all customer securities accounts. A limited portion of the customer securities activities for both broker-dealers are transacted on a "margin" basis, pursuant to which credit is extended to customer. The credit extended to customers (a) is secured by cash and securities in customer accounts, or (b) involves (i) "short sales" (i.e., the sale of securities not yet purchased) or (ii) the purchase and sale of commodity futures contracts, substantially all of which are transacted on a margin basis. These risks are increased during periods of volatile markets in which the value of the collateral held could fall below the amount borrowed by clients. If margin requirements are not sufficient to cover losses, our broker-dealers may be required to sell or buy securities at prevailing market prices and incur losses to satisfy their client obligations.

We may underwrite securities through vFinance Investments and are subject to losses relating to a decline in the market value of securities that we hold in inventory and to potential liability for engaging in underwriting activities.

The underwriting activities of vFinance Investments involve the purchase, sale or short sale of securities as a principal. As an underwriter, vFinance Investments purchases securities on a "firm commitment" basis and is subject to risk that it may be unable to resell securities or be required to dispose of securities at a loss. In connection with our investment-banking activities in which vFinance Investments acts as a manager or co-manager of public offerings of securities, we expect to make increased commitments through vFinance Investments of capital to market-making activities in securities of those issuers. Any additional concentration of capital in the securities of those issuers held in inventory will increase the risk of loss from possible declines in the market price of those securities. In addition, under federal securities laws, other laws and court decisions with respect to underwriters' liabilities and limitations on the indemnification of underwriters by issuers, an underwriter is subject to substantial potential liability for misstatements or omissions of material facts in prospectuses and other communications with respect to securities offerings. Our potential liability through vFinance Investments as an underwriter is generally not covered by insurance. Moreover, underwriting commitments constitute a charge against net capital and the ability of vFinance Investments to make underwriting commitments may be limited by the requirement that it must at all times be in compliance with the net capital rule.

Our success and ability to compete depend to a significant degree on our intellectual property.

We rely on copyright and trademark law, as well as confidentiality arrangements, to protect our intellectual property. We own the following federally registered marks: vFinance, Inc.®, vFinance.com, Inc.®, AngelSearch®, Direct2Desk® and Hedge Fund Accelerator®. We currently do not have any patents. The concepts and technologies we use may not be patentable. Our competitors or others may adopt product or service names similar to "vFinance.com," thereby impeding our ability to build brand identity and possibly leading to client confusion. Our inability to adequately protect the name "vFinance.com" would seriously harm our business. Policing unauthorized use of our intellectual property is made especially difficult by the global nature of the Internet and the inherent difficulty in controlling the ultimate destination or security of software or other data transmitted on it.

The laws of other countries may afford us little or no effective protection for our intellectual property. We cannot assure you that the steps we take will prevent misappropriation of our intellectual property or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to:

•	enforce our intellectual property rights;

•	determine the validity and scope of the proprietary rights of others; or

•	defend against claims of infringement or invalidity.

Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could seriously harm our business.

Our Board of Directors can issue shares of "blank check" preferred stock without further action by our stockholders.

Our Board of Directors has the authority, without further action by the stockholders, to issue up to 2.5 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions in each series of the preferred stock, including:

•	dividend rights;

•	conversion rights;

•	voting rights, which may be greater or lesser than the voting rights of the common stock;

•	rights and terms of redemption;

•	liquidation preferences; and

•	sinking fund terms.

The issuance of shares of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that these holders will receive dividends and payments upon our liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. We have no current plans to issue any additional preferred stock in the next twelve months. Although the issuance of preferred stock may be necessary in order to raise additional capital.

Risks Related to the Offering

Our stock price has been and continues to be volatile.

The market price for our common stock could fluctuate due to various factors. These factors include:

•	announcements regarding developments in our business, acquisitions and financing transactions;

•	announcements by us or our competitors of new contracts, technological innovations or new products;

•	changes in government regulations;

•	fluctuations in our quarterly and annual operating results; and

•	general market conditions.

In addition, the stock markets have, in recent years, experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, have adversely affected, and may continue to adversely affect, the market price of our common stock.

There are risks associated with our stock trading on the OTC Bulletin Board rather than a national exchange.

There are significant consequences associated with our stock trading on the OTC Bulletin Board rather than a national exchange. The effects of not being able to list our securities on a national exchange include:

•	limited release of the market prices of our securities;

•	limited news coverage;

•	limited interest by investors in our securities;

•	volatility of our stock price due to low trading volume;

•	increased difficulty in selling our securities in certain states due to "blue sky" restrictions; and

•	limited ability to issue additional securities or to secure additional financing.

Because our common stock is subject to penny stock rules, a stockholder may have greater difficulty selling shares.

The Securities Enforcement and Penny Stock Reform Act of 1990 applies to stocks characterized as "penny stocks," and requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

The exceptions include exchange-listed equity securities and any equity security issued by an issuer that has:

•	net tangible assets of at least $2.0 million, if the issuer has been in continuous operation for at least three years;

•	net tangible assets of at least $5.0 million, if the issuer has been in continuous operation for less than three years; or

•	average annual revenue of at least $6.0 million for the last three years.

Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.

If our financial condition does not meet the above tests, then trading in the common stock will be covered by Rules 15g-1 through 15g-6 and 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under those rules, broker-dealers who recommend such securities to persons other than their established customers and institutional accredited investors must make a special written suitability determination for the purchaser and must have received the purchaser's written agreement to a transaction prior to sale. These regulations would likely limit the ability of broker-dealers to trade in our common stock and thus would make it more difficult for purchasers of common stock to sell their securities in the secondary market. The market liquidity for the common stock could be severely affected.

Stockholders holdings may be diluted as a result of additional stock issuances.

As of January 24, 2008, we had outstanding approximately 54.8 million shares of common stock, options to purchase an approximate total of 16.5 million shares of common stock and warrants to purchase an approximate total of 4.6 million shares of common stock. We are authorized to issue up to 100 million shares of common stock and are therefore able to issue additional shares without being required to obtain stockholder approval. If we issue additional shares, or if our existing stockholders exercise or convert their outstanding options or notes, our other stockholders may own a smaller percentage of the Company.

FORWARD-LOOKING STATEMENTS

The information contained in this prospectus includes forward-looking statements as defined in the Private Securities Reform Act of 1995. These forward looking statements are often identified by words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "continue," "plan" and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

•	general economic conditions;

•	our ability to obtain future financing or funds when needed;

•	the inability of our broker-dealer operations to operate profitably in the face of intense competition from larger full-service and discount brokers;

•
a general decrease in merger and acquisition activities and our potential inability to receive success fees as a result of transactions not being completed; increased competition from business development portals;

•	technological changes;

•	our potential inability to implement our growth strategy through acquisitions or joint ventures;

•	acquisitions, business combinations, strategic partnerships, divestures, and other significant transactions may involve additional uncertainties; and

•	our ability to maintain and execute a successful business strategy.

You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, or factors we are unaware of, may cause actual results to differ materially from those contained in any forward-looking statements.

RECENT DEVELOPMENTS

The following is a brief summary of the material provisions of the agreements entered into or to be entered into in connection with our merger with National Holdings Corporation. The summary is not complete and is qualified in its entirety by reference to the agreements, which are included as exhibits to the registration statement of which this prospectus is a part and which are incorporated herein by this reference. We urge you to read the agreements in their entirety for a more complete description of their terms and conditions.

Merger Agreement

On November 7, 2007, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with National Holdings Corporation ("National"), vFin Acquisition Corporation ("Merger Sub"), a wholly-owned subsidiary of National.

Under the terms and subject to the conditions set forth in the Merger Agreement, which has been unanimously approved by the special committees of our board of directors and the Board of Directors of National and our board of directors and those of National and Merger Sub, Merger Sub will be merged with and into us (the "Merger"), the separate corporate existence of Merger Sub will cease and we will continue as a surviving corporation of the Merger and as a wholly-owned subsidiary of National.

Pursuant to the Merger Agreement, upon the closing of the Merger (the "Effective Date"), each share of our common stock outstanding immediately prior to the closing of the Merger (other than shares held by National or us or any of our stockholders who properly exercise dissenters' rights under Delaware law) will automatically be converted into the right to receive 0.14 shares of National common stock, plus any cash in lieu of fractional shares of National common stock.

Each option to purchase shares of our common stock outstanding upon the Effective Date will be converted into options to acquire the number of shares of National common stock determined by multiplying (i) the number of shares of our common stock underlying each outstanding stock option immediately prior to the effective time of the Merger by (ii) 0.14, at a price per share of National common stock equal to (i) the exercise price per share of each stock option otherwise purchasable pursuant to the stock option divided by (ii) 0.14. Each warrant to purchase shares of our common stock outstanding on the Effective Date will be exercisable to purchase the number of shares of National common stock determined by multiplying (i) the number of shares of our common stock underlying each outstanding warrant by (ii) 0.14, at a price per share of National common stock equal to (i) the aggregate exercise price of such outstanding warrant to purchase our common stock divided by (ii) the number of shares of National common stock for which such warrant is exercisable, as determined above.

Completion of the Merger is subject to various customary conditions, including, among others, (i) requisite approvals of our stockholders, (ii) completion by National of a private placement of equity securities resulting in gross proceeds of at least $3 million, (iii) effectiveness of the registration statement for the National securities to be issued in the Merger, (iv) absence of any suit, proceeding or investigation challenging or seeking to restrain or prohibit the Merger, and (v) FINRA and any other applicable regulatory approvals.

The Merger Agreement contains a non-solicitation or "no-shop" provision restricting each of National and us from soliciting alternative acquisition proposals from third parties and from providing information to and engaging in discussions with third parties regarding alternative acquisition proposals. The no-shop provision is subject to a customary "fiduciary-out" provision, which allows each National and us under certain circumstances to provide information to and participate in discussions with third parties with respect to bona fide written unsolicited alternative acquisition proposals and under certain circumstances, coupled with the payment of a termination fee of $1.5 million, to terminate the Merger Agreement.

On the Effective Date, National's board of directors will consist of Mark Goldwasser (Chairman of the Board), Leonard J. Sokolow (Vice Chairman of the Board), Christopher Dewey (Vice Chairman of the Board), Charles Modica, Jorge Ortega, up to three designees of National and up to one designee of ours. Messrs. Modica and Ortega and the designees will be independent directors. The designees must be reasonably acceptable to our board of directors and that of National.

Voting Agreements

In connection with the Merger Agreement, National and Merger Sub have entered into a voting agreement (the "Stockholder Voting Agreement") with Leonard J. Sokolow and Dennis De Marchena, who owned approximately 10.7% and 9.9%, respectively, of our outstanding shares of common stock as of January 24, 2008. Pursuant to the Stockholder Voting Agreement, Mr. Sokolow has agreed to vote all of his shares and Mr. De Marchena has agreed to vote 2,000,000 of his shares in favor of the Merger and against any transaction or other action that would interfere with the Merger.

Pursuant to the Merger Agreement, Mark Goldwasser, Chairman of the board of directors of National, Christopher Dewey, Vice Chairman of the board of directors of National, and Leonard J. Sokolow, our Chairman and Chief Executive Officer, will enter into an agreement (the "Director Voting Agreement") on the Effective Date to vote their shares of National for the election of each other and up to three designees of Mr. Goldwasser and up to three designees of Mr. Sokolow until the earlier to occur of: (i) National's merger, consolidation or reorganization whereby the holders of National's voting stock own less than 50% of the voting power of National after such transaction, (ii) by mutual consent of the parties thereto, (iii) the date that Messrs. Goldwasser, Sokolow and Dewey own in the aggregate less than one percent of the outstanding voting securities of National, (iv) upon the fifth anniversary of the Director Voting Agreement or (v) upon listing of National's common stock on AMEX, the NASDAQ Capital Market or the NASDAQ Global Market.

Sokolow Employment Termination Agreement to be Entered into on the Effective Date

On the Effective Date, Mr. Sokolow's present employment as our Chairman and Chief Executive Officer and his present employment agreement with us dated November 16, 2004, as amended, will be terminated and our principal office will be relocated to New York City, New York. Accordingly, pursuant to the terms of Mr. Sokolow's present employment agreement with us dated November 16, 2004, as amended, Mr. Sokolow will be entitled to a lump sum cash payment of $1,150,000 as of the Effective Date. On the Effective Date, we will enter into an employment termination agreement ("Termination Agreement") with Mr. Sokolow.

Pursuant to the Termination Agreement, Mr. Sokolow's employment as our Chairman and Chief Executive Officer and his employment agreement with us will terminate. Notwithstanding the fact that his stock options to purchase shares of our common stock that have not vested as of the Effective Date would have vested pursuant to his employment agreement with us, Mr. Sokolow has agreed to waive such accelerated vesting. He will receive a lump sum cash payment of $1,150,000 as required under the terms of his employment agreement with us. However, if: (i) Mr. Sokolow's employment is terminated by National with cause or (ii) Mr. Sokolow voluntarily resigns his employment with National, all stock options Mr. Sokolow received in exchange for his stock options pursuant to the terms of the Merger Agreement will become 100% vested and will remain exercisable by Mr. Sokolow or his beneficiaries for a period of nine months from the date of such event; provided, however, such period of nine months will not exceed the earlier of (i) the latest date upon which such options could have expired by the original terms under the circumstances or (ii) the tenth anniversary of the original date of the grant of the options.

Pursuant to the terms of the Termination Agreement, if any payments made to Mr. Sokolow, including the acceleration of the vesting of his National stock options, will be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, we have agreed to pay Mr. Sokolow an additional amount such that the net amount retained by him, after deduction of any tax on such payment, will equal the payments received by Mr. Sokolow under the Termination Agreement.

Employment Agreements to be Entered into on the Effective Date

On the Effective Date, Mark Goldwasser and Leonard J. Sokolow will each enter into substantially identical five-year employment agreements with National, pursuant to which Mr. Goldwasser will be employed by National as Chairman and Chief Executive Officer and Mr. Sokolow will be employed by National as Vice Chairman and President. Under the terms of the employment agreements, Messrs. Goldwasser and Sokolow will each receive an annual base salary of $450,000, which will increase 5% per year, and a non-accountable automobile expense allowance of $1,000 per month. In addition, each of them will be entitled to receive on a fiscal year basis a cash bonus determined in the discretion of the Compensation Committee of the board of directors of National of not less than: (i) $225,000, (ii) 5% of National's fiscal year consolidated net income in excess of $4.5 million, up to 100% of the difference between their then current base salaries and $225,000 and (iii) such additional bonuses as the board of directors of National may determine based upon the Board's assessment of their performance in the following areas: revenue growth of National, new business development, investor relations, communications with the board of directors, communication and collaboration with the other members of the Executive Committee of the board of directors and special projects as assigned by the board of directors.

Each employment agreement terminates upon the earliest to occur of: (i) the death of the employee; (ii) a termination by National by reason of the disability of the employee; (iii) a termination by National with or without cause; (iv) a termination by the employee with or without good reason; (v) upon a "Change in Control" (as defined in the employment agreements); or (vi) the non-renewal of the agreement. Upon the termination due to the death or disability of the employee, by National without cause, by the employee with good reason, (upon a "Change of Control") or upon the expiration of the employment agreement if National or the employee refuses to extend the term of the employment agreement, the employee will be entitled to: (i) any accrued but unpaid salary or bonus or unreimbursed expenses; (ii) any bonus payable for the portion of the fiscal year during which the termination occurs; (iii) 100% of the employee's base salary (150% in the event of termination by National without cause or by the employee with good reason); (iv) the continuation of health benefits until the earlier of (a) 18 months after termination and (b) the date the employee accepts other employment; and (v) all unvested options granted pursuant to the employment agreements will become immediately vested and be exercisable for a period of nine months.

Pursuant to each employment agreement, on the Effective Date, each of Messrs. Goldwasser and Sokolow will be granted non-qualified stock options to purchase the greater of (i) 1,000,000 shares of National's common stock or (ii) 5% of National's issued and outstanding shares of common stock immediately after consummation of the Merger at a purchase price equal to the average of the 10-day closing market price of National's common stock prior to the Effective Date. The options vest and become exercisable as to 25% of the shares underlying the options every 12 months. The options expire seven years from the effective date of the Merger.

In accordance with the terms of the Merger Agreement, on the Effective Date, Alan B. Levin, our Chief Financial Officer, will enter into a one-year employment agreement with National, pursuant to which he will be employed as the Chief Financial Officer. Under the terms of the agreement, Mr. Levin will receive an annual base salary of $180,000. In addition, he will be entitled to receive an annual cash bonus determined in the discretion of the Compensation Committee of the board of directors of National based upon its assessment by the President of National of Mr. Levin's performance in the following areas: revenue, net income and revenue growth of National, new business development, investor relations, communications with the board of directors, communication and collaboration with the other members of the Executive Committee of the board of directors, and other factors including, without limitation, special projects as assigned by the Chief Executive Officer, Executive Committee or the board of directors of National.

USE OF PROCEEDS

Any net proceeds from any sale of shares of our common stock covered by this prospectus will be received by the Selling Stockholder. We will not receive any proceeds from the sale of shares by the Selling Stockholder.

SELLING STOCKHOLDER

All of the 4,935,502 shares of our common stock registered for public resale pursuant to this prospectus and listed under the column "Shares Available for Sale Under This Prospectus" on the table set forth below were issued as partial payment for certain assets acquired from Sterling Financial Group of Companies, Inc. and Sterling Financial Investment Group, Inc. by our subsidiary, vFinance Investments. These shares of our common stock are included in this prospectus pursuant to registration rights we granted to the Selling Stockholder.

The following table presents information as of January 24, 2008 and sets forth the number of shares beneficially owned by the Selling Stockholder as of the date of this prospectus. We are not able to estimate the amount of shares that will be held by the Selling Stockholder after the completion of this offering because: (1) the Selling Stockholder may sell less than all of the shares registered under this prospectus; and (2) to our knowledge, the Selling Stockholder currently has no agreements, arrangements or understandings with respect to the sale of any of its shares. The following table assumes that all of the shares being registered pursuant to this prospectus will be sold. The Selling Stockholder is not making any representation that any shares covered by this prospectus will be offered for sale.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Before the Offering **	Percent of Common Stock Owned Before the Offering	Shares Available for Sale Under This Prospectus	Number of Shares of Common Stock To Be Owned After Completion of the Offering	Percent of Common Stock to be Owned After Completion of the Offering
Sterling Financial Group of Companies, Inc. (1)	4,935,502	9.0%	4,935,502	—	—

**
Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of January 24, 2008, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Percentage of ownership is based on 54,829,876 shares of common stock outstanding as of January 24, 2008.

(1)
Charles Garcia, as the sole officer of Sterling Financial Group of Companies, Inc., has the power to vote and to dispose of all of the shares held by Sterling Financial Group of Companies, Inc., and is deemed to have shared voting power and shared dispositive power with respect to such shares.

PLAN OF DISTRIBUTION

The Selling Stockholder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	and any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

After the effective date of the registration statement, the Selling Stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Stockholder. The Selling Stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock beneficially owned by it and, if they default in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has advised us that it has acquired its securities in the ordinary course of business and it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by such Selling Stockholder. If we are notified by Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the Selling Stockholder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the Selling Stockholder.

SELECTED FINANCIAL DATA

Set forth below is our historical financial data with respect to the fiscal years ended December 31, 2006, 2005, 2004, 2003 and 2002. The information is only a summary. This information has been derived from, and should be read in conjunction with, our historical Unaudited Condensed Consolidated Financial Statements and Consolidated Financial Statements and related notes beginning on page F-1 and the section entitled "Management's Discussion and Analysis" beginning on page 24. The financial data for the fiscal years ended 2006, 2005, 2004, 2003 and 2002 have been restated to reflect a revision to our accounting policy for investments in restricted securities, as discussed in Note 1 to our Consolidated Financial Statements.

Selected Historical Financial Data

	As of and for the Year Ended December 31,
	2006 (Restated and Revised)	2005 (Restated and Revised)	2004 (Restated and Revised)	2003 (Restated and Revised)	2002 (Restated and Revised)

Total revenues	$38,552,700	$25,928,800	$26,280,300	$24,559,200	$19,352,800
Income (loss) from operations	$(2,300,600)	$(1,304,100)	$1,298,100	$450,900	$(1,843,400)
Gain on forgiveness of debt	$-	$-	$1,500,000	$-	$-
Net income (loss)	$(2,175,700)	$(1,141,500)	$2,195,100	$277,800	$(2,478,800)

Net income (loss) per share: basic	$(0.04)	$(0.03)	$0.06	$0.01	$(0.09)
Wt. Avg. shares outstanding: basic	48,714,800	40,049,700	33,773,300	29,609,100	26,716,400

Net income (loss) per share: diluted	$(0.04)	$(0.03)	$0.06	$0.01	$(0.09)
Wt. Avg. shares outstanding: diluted	48,714,800	40,049,700	35,840,200	29,963,400	26,716,400

Total assets	$11,792,400	$9,031,600	$9,846,000	$6,459,500	$5,129,200
Long-term debt including capital lease, obligations, net of current portion	$125,600	$225,100	-	$1,889,600	$1,701,600
Shareholders' equity	$7,048,900	$5,109,100	$6,117,700	$1,354,900	$849,400

See Notes 1, 3, 7 and 8 to our Consolidated Financial Statements included in this prospectus for discussions of the effect of restating and revising certain items in our historical financial statements, acquisitions, shareholders' equity and stock options, respectively, and their effect on comparability of year-to-year data. See "Market for Common Equity and Related Stockholder Matters" included in this prospectus for a discussion of our dividend policy.

Selected Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total

Year ended December 31, 2007:
Total revenue (Restated and Revised)	12,040,200	13,081,500	$10,986,000
Income (loss) from operations (Restated and Revised)	38,400	(224,200)	(724,800)
Net income (loss) (Restated and Revised)	39,500	(225,300)	(665,600)

Year ended December 31, 2006:
Total revenue (Restated and Revised)	$8,930,000	$9,631,700	$9,597,600	$10,393,500	$38,552,700
Income (loss) from operations (Restated and Revised)	310,800	(384,300)	(365,600)	(1,861,500)	(2,300,600)
Net income (loss) (Restated and Revised)	334,000	(365,600)	(317,500)	(1,826,600)	(2,175,700)

Year ended December 31, 2005:
Total revenue (Restated and Revised)	$6,475,400	$6,300,500	$6,625,800	$6,527,100	$25,928,800
Loss from operations (Restated and Revised)	(234,500)	(108,100)	(117,400)	(844,100)	(1,304,100)
Net loss (Restated and Revised)	(196,800)	(96,900)	(86,300)	(761,500)	(1,141,500)

DESCRIPTION OF OUR BUSINESS

Our History

We were incorporated in the state of Delaware in February 1992. On November 8, 1999, we acquired vFinance Holdings, Inc., a Florida corporation, and Union Atlantic LC, a Florida limited liability company, through a Share Exchange Agreement. We received all the outstanding capital stock of vFinance Holdings, Inc. and all the outstanding membership interests of Union Atlantic LC in exchange for a total of approximately 7.0 million shares of our common stock.

On January 4, 2001, we closed the merger of NW Holdings, Inc. ("NWH"), a Florida corporation, into us where we were the surviving corporation. On the closing date of the merger, NWH was the parent company of and wholly owned First Level Capital, Inc., a Florida corporation. First Level Capital, Inc. is now known as vFinance Investments, which has offices in New York, New Jersey and Florida. In addition to these offices, we have relationships with certain independent contractors located throughout the United States.

Also, on January 4, 2001, we completed the merger of Colonial Direct Financial Group, Inc., a Delaware corporation, with and into Colonial Acquisition Corp., our wholly owned subsidiary, with Colonial Direct Financial Group, Inc. as the surviving corporation and as our wholly owned subsidiary. At the time of the merger, Colonial Direct Financial Group, Inc. was a holding company comprised of two diversified financial services companies, including First Colonial Securities Group, Inc. and Colonial Direct Retirement Services, Inc., and a company that provides administrative support to these financial service companies, Colonial Direct Capital Management, Inc. Although Colonial Direct Financial Group, Inc. is no longer one of our subsidiaries, the majority of the personnel, client accounts and client assets of First Colonial Securities Group, Inc. still remain with vFinance Investments.

On November 2, 2004, our wholly-owned subsidiary, vFinance Investments completed the Global Acquisition. The assets acquired in the Global Acquisition consisted primarily of customer accounts and some older computer equipment. Business lines acquired included wholesale market-making in selected equities for institutional clients and direct market access equity trading. vFinance Investments assumed no liabilities in connection with the acquisition of Global's assets. Two of the principals of Global and EquityStation each entered into employment agreements with us, which provided an annual base salary of $144,000, certain incentive bonuses, and options to purchase 350,000 shares of our common stock. The options are exercisable at $0.19 per share. One of the principals was employed by us until October 31, 2007 and the other principal was employed by us until January 15, 2008.

EquityStation is a broker-dealer registered with the SEC and is a member of FINRA. EquityStation is a Florida corporation incorporated on July 22, 1999. EquityStation offers institutional traders, hedge funds and professional traders a suite of services designed to advance their trading through cutting-edge trading technologies and routing software, hedge fund incubation, capital introduction and custodial services.

In May 2006, vFinance Investments completed the acquisition of certain assets of Sterling Financial. The assets acquired from Sterling Financial include Sterling Financial's business as a going concern, certain intellectual property, customer relationships associated with Sterling Financial's Institutional Fixed Income and Latin American businesses, computer equipment and certain real property leases. In exchange for the assets, we issued 13 million shares of our common stock to SFGC. The aggregate purchase price was determined to be $3.4 million. This transaction was approved by FINRA on April 28, 2006. The Sterling Financial acquisition resulted in the addition of institutional traders in U.S. treasuries and corporate bonds and retail brokerage activities in Latin American through the addition of independent contractor offices in Panama, Chile and Columbia.

We expect that the institutional investor customer relationships acquired from Sterling Financial will result in approximately $7 million of incremental annual revenues and a marginal impact on net income, as the increased revenues and cost savings are expected to be offset by operating expenses and $680,000 of annual non-cash amortization expense.

In connection with this acquisition, we established new divisions to focus on the rapidly-growing U.S. Hispanic and Latin American investment markets and to provide investment advisory services relating to fixed income products and execution of fixed income investment transactions as well as investment banking advisory services for private and public Hispanic businesses.

Industry Overview

In the last decade, the U.S. investment banking industry has been characterized and influenced by the following trends:

•
increased levels of industry consolidation, particularly involving smaller regional investment banks that primarily provided investment banking and brokerage services to middle-market companies and their institutional investors;

•	the tendency for global competitors and acquired firms, once part of larger organizations, to focus on larger market capitalization companies and larger transactions; and

•	the emergence of smaller boutique investment banking firms focused exclusively on growth industries, particularly technology and healthcare.

In recent years, there have been a number of acquisitions by larger financial services institutions of U.S. brokerage and investment banking firms that offer similar products and services to those that we provide. These larger financial institutions have generally allocated capital and resources toward larger market capitalization companies and transactions. This shift of focus away from smaller market capitalization companies has led to a decline in service to these companies, including investment banking and research coverage, and as a result such companies have reduced access to capital.

Additionally, because the United States securities industry has also been subjected to increased regulation and governmental scrutiny, including certain mandated changes, many larger firms have restructured their businesses and market-making activities away from companies whose market capitalization is below certain thresholds. Research and capital markets resources previously dedicated to smaller market capitalization companies were either reassigned to larger companies or eliminated. These circumstances have contributed to both companies in, and investors focused on, the growth and middle-market sectors seeking the services of boutique investment banking professionals who have a high degree of applicable industry knowledge. This increase in regulation also has made it more expensive for smaller firms to remain in business thus accelerating the consolidation of these firms.

To facilitate access to capital markets and to industry and company specific research, smaller boutique financial services firms have emerged to offer investment banking and research support to small and middle-market capitalization companies.

Financial Arrangements with Clearing Brokers

In 2004, vFinance Investments entered into a clearing agreement (the "Clearing Agreement") with National Financial Services LLC, Member New York Stock Exchange ("NYSE")/SIPC, a Fidelity Investments company ("NFS"), for NFS to serve as vFinance Investment's primary clearing broker. The Clearing Agreement requires NFS to pay a monthly incentive bonus to vFinance Investments up to $25,000 per month (up to an aggregate of $1.5 million) over the five-year term of the Clearing Agreement. vFinance Investments also received a $200,000 payment from NFS in 2004, as compensation for the transition costs associated with migrating to a new clearing firm. As consideration for these incentives, NFS required a termination fee of $1.7 million in the event vFinance Investments terminates the Clearing Agreement, reduced annually on a pro rata basis over the five-year term of the Clearing Agreement. As of December 31, 2007, our contingent obligation in connection with the Clearing Agreement was $680,000.

EquityStation and vFinance Investments have ancillary clearing agreements with Fortis Clearing, Legent Clearing and Penson Clearing, providing services in the areas NFS is not suited to handle. These clearing agreements contain customary terms and conditions.

Our Business

Retail Brokerage

The largest portion of our revenues, 62%, 72% and 65% in 2006, 2005 and 2004, respectively, was attributable to commissions and other brokerage-related income generated by our retail brokerage activities.

vFinance Investments' retail brokerage division buys and sells securities for its customers in exchange for a commission, or in exchange for a fee, based on customer assets or as dictated by security placement agreements. Through our brokers, we offer a wide variety of financial investments, including, but not limited to, equities, corporate bonds, municipal securities, collateralized mortgage obligations, mutual funds and insurance products. We are licensed in all 50 states, plus the District of Columbia and Puerto Rico, and our registered representatives are registered in those states where their customers reside. In addition, vFinance Investments has registered representatives operating in Panama, Chile and Colombia. vFinance Investments' relationship with its registered representatives can be either as an employee, or in an independent contractor, depending on how the broker chooses to conduct his or her business. As an employee, all of the expenses of the broker's operation are paid for by the company, and the broker is only charged for certain fees such as special information services, insurance, benefits and professional services. As an independent contractor, in exchange for a higher overall payout, the broker would be responsible for all of the fees associated with its business, including, but not limited to, rent, telecommunications expenses, insurance, benefits, transactions fees, all information services, state and regulatory registration fees and compliance oversight.

Market Making

We generated 25%, 16% and 20% of our revenues from trading profits in our market making activities in 2006, 2005 and 2004, respectively.

vFinance Investments provides liquidity by making markets in over 3,000 Over-the-Counter Bulletin Board ("OTC Bulletin Board"), National Market System, Pink Sheet, and NASDAQ Capital Market stocks and American Depositary Receipts in addition to providing this liquidity to our other business units. Our customers are national and regional full-service broker-dealers, electronic discount brokers and institutional investors that require fast and efficient executions for each security. This expertise supports our investment banking strategy of servicing high growth public companies that are looking for a financial services firm that is capable of assisting them in building broad-based market support for their securities. As a market maker, we use our capital and systems resources to represent a stock and compete with other market makers. Operated primarily by electronic execution, buyers and sellers meet via computer to make bids and offers. Each market maker competes for "customer order flow" by displaying buy and sell quotations for a guaranteed number of shares in a security. Once an order is received, the market maker will immediately purchase for or sell from its own inventory, or seek the other side of the trade until it is executed, often in a matter of seconds. The market maker generates all of its revenue from the difference between the price paid when a security is bought and price received when that security is sold or the price received when the security is shorted and the price received when the short is covered.

Investment Banking

We derived 12%, 8% and 12% of our revenues from our Investment Banking Division ("IBD") activities in 2006, 2005 and 2004, respectively. We assist emerging growth, private and public companies by (i) developing sound strategic plans, (ii) obtaining equity, mezzanine, bridge, or acquisition capital, (iii) executing strategically sound acquisitions or divestiture strategies, (iv) raising capital in the public markets, and (v) maximizing shareholder value by conducting recapitalizations or other liquidity transactions. As consideration for such services, we are paid advisory fees and success fees, which are based on a percentage of the total value of a transaction, which are contingent on the successful completion of a specified transaction. As part of our success fees, we periodically receive equity instruments and stock purchase warrants from companies for which we perform services in addition to cash paid for such services.

In the area of corporate finance, vFinance Investments has been active as an underwriter or selling group member in public equity transactions. Participation as a managing underwriter or in an underwriting syndicate involves both economic and regulatory risks. An underwriter may incur losses if it is unable to resell the securities it is committed to purchase. In addition, under the federal securities laws, other laws and court decisions with respect to underwriters' liabilities and limitations on the indemnification of underwriters by issuers, an underwriter is subject to substantial potential liability for misstatements or omissions of material facts in prospectuses and other communications with respect to such offerings. Acting as a managing underwriter increases these risks. Underwriting commitments constitute a charge against net capital and our subsidiaries' ability to make underwriting commitments may be limited by the requirement that they must at all times be in compliance with regulations regarding their net capital.

Institutional Services

A critical element of our business strategy is to identify institutional quality investments that offer above market returns. We support that mission by providing institutional investment managers, primarily hedge fund managers, a complete array of services designed to enhance portfolio performance. Hedge funds represent the fastest growing segment of the money management market and by definition are focused on achieving positive returns for their investors while controlling risk. We offer fund managers access to direct market access trading platforms, investment opportunities and independent research products that boost return on investment. Additionally, we offer fund managers the ability to reduce their transaction costs by offering them access to our trading desk for illiquid securities and automated trading systems for their liquid transactions. We have a mutually beneficial relationship with our IBD as fund managers looking for investment opportunities fund IBD's corporate clients and having relationships with fund managers creates opportunities to increase the number and quality of IBD clients.

As of January 24, 2008, we employed or had contractual relationships with approximately 22 people providing institutional services, approximately 10 of which provide hedge fund related services. We currently service approximately 195 institutional customers, of which approximately 85 are hedge funds. For the nine months ended September 30, 2007, hedge fund related services accounted for approximately $5 million in revenue.

Internet Strategy

Our website, www.vfinance.com, is available to an audience of entrepreneurs, corporate executives and private and institutional investors in over 150 countries with an estimated 35,000 unique visitors monthly. The website provides sales leads to our investment banking, brokerage and institutional services divisions, giving visitors convenient access to a variety of financial services, proprietary business development tools, searchable databases and daily news. The website has over 60,000 "opted in" subscribers that receive a newsletter on private funding several times a week. The website features our database of venture capital firms and angel investors accessible with vSearch, a proprietary web-based data mining tool that allows entrepreneurs to search potential funding sources by different criteria, including geography, amount of funds required, industry, stage of corporate development or keyword. Much of the information on the website is provided free of charge, however, we charge nominal fees for the use of proprietary search engines and premium services such as our business planning services.

Administration, Operations, Securities Transactions Processing and Customer Accounts

Our operating subsidiaries, vFinance Investments and EquityStation, do not hold any funds or securities for customers. Instead, they use the services of clearing agents on a fully-disclosed basis. These clearing agents process all securities transactions and maintain customer accounts on a fee basis. Customer accounts are protected through the SIPC for up to $500,000, of which coverage for cash balances is limited to $100,000. In addition, all customer accounts of vFinance Investments are fully protected by an Excess Securities Bond providing protection for the account's entire net equity (both cash and securities). The services of our subsidiaries' clearing agents include billing and credit control as well as receipt, custody and delivery of securities. The clearing agents provide the operational support necessary to process, record and maintain securities transactions for our subsidiary's brokerage activities. They provide these services to our subsidiary's customers at a total cost that we believe is less than it would cost us to process such transactions on our own. The clearing agents also lend funds to our subsidiaries' customers through the use of margin credit. These loans are made to customers on a secured basis, with the clearing agents maintaining collateral in the form of saleable securities, cash or cash equivalents. vFinance Investments and EquityStation have agreed to indemnify the clearing brokers for losses they incur on these credit arrangements.

Competition

All aspects of our business are highly competitive. In our investment banking activities, we compete with large Wall Street investment banks as well as regional boutique banks that offer private placement services to small- and middle-market companies. We compete for these investment banking transactions on the basis of our relationships with the issuers and potential investors, our experience in the industry and transactional fees. In our general brokerage activities, we compete directly with numerous other broker-dealers, many of which are large well-known firms with substantially greater financial and personnel resources. We compete for brokerage transactions on the basis of our experience in the industry, our ability to execute transactions and the strength of our relationships with our clients. Many of our competitors for brokerage service and investment banking transactions employ extensive advertising and actively solicit potential clients in order to increase business. In addition, brokerage firms compete by furnishing investment research publications to existing clients, the quality and breadth of which are considered important in the development of new business and the retention of existing clients. We also compete with a number of smaller regional brokerage firms throughout the United States. In our advisory activities, we compete with investment banking and consulting firms on the basis of expertise in our broad variety of industries.

The securities industry has become considerably more concentrated and more competitive since we were founded, as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. In addition, companies not engaged primarily in the securities business, but with substantial financial resources, have acquired leading securities firms. These developments have increased competition from firms with greater capital resources than ours.

Since the adoption of the Gramm-Leach-Bliley Act of 1999, commercial banks and thrift institutions have been able to engage in traditional brokerage and investment banking services, thus increasing competition in the securities industry and potentially increasing the rate of consolidation in the securities industry.

We also compete with other securities firms for successful sales representatives, securities traders and investment bankers. Competition for qualified employees in the financial services industry is intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

Government Regulation

Regulation of the Securities Industry and Broker-Dealers

Our business is subject to extensive regulation applicable to the securities industry in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. In general, broker-dealers are required to register with the SEC under the Exchange Act. Under the Exchange Act, every registered broker-dealer that does business with the public is required to be a member of and is subject to the rules of FINRA. FINRA administers qualification testing for all securities principals and registered representatives for its own account and on behalf of the state securities authorities. vFinance Investments and EquityStation are broker-dealers registered with the SEC and members of FINRA.

Our broker-dealers are also subject to regulation under state law. vFinance Investments and EquityStation are currently registered as broker-dealers in all 50 states and the District of Columbia. FINRA approved the change of ownership to, or asset acquisition by, us, as the case may be, of (i) Union Atlantic Capital, L.C. from Pinnacle Capital Group, L.C., (ii) First Level Capital, Inc. from NWH, (iii) First Colonial Securities Group, Inc., (iv) Global Partners and EquityStation, and (v) Sterling Financial. The federal securities laws prohibit the states from imposing substantive requirements on broker-dealers that exceed those imposed under federal law. The laws, however, do not preclude the states from imposing registration requirements on broker-dealers that operate within their jurisdiction or from sanctioning these broker-dealers who have engaged in misconduct.

The SEC, self-regulatory organizations, such as FINRA, and state securities commissions may conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders, or the suspension or expulsion of a broker-dealer, its officers, or its employees. The SEC and self-regulatory organization rules cover many aspects of a broker-dealer's business, including capital structure and withdrawals, sales methods, trade practices among broker-dealers, use, and safekeeping of customers' funds and securities, record-keeping, the financing of customers' purchases, broker-dealer and employee registration, and the conduct of directors, officers, and employees. Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers.

The Uniform Net Capital Rule and FINRA rules require prior notice to the SEC and FINRA for certain withdrawals of capital and also provide that the SEC may restrict for up to 20 business days any withdrawal of equity capital, or unsecured loans or advances to shareholders, employees or affiliates if the capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker-dealer.

In addition, the Uniform Net Capital Rule provides that the total outstanding principal amount of a broker-dealer's indebtedness under certain subordination agreements, the proceeds of which are included in its net capital, may not exceed 70% of the sum of the outstanding principal amount of all subordinated indebtedness included in net capital, par or stated value of capital stock, paid in capital in excess of par, retained earnings and other capital accounts for a period in excess of 90 days. A change in the Uniform Net Capital Rule, the imposition of new rules or any unusually large charge against net capital could limit those parts of our operations that require the intensive use of capital and also could restrict our ability to pay dividends, repay debt and repurchase shares of our outstanding stock.

As of January 24, 2008, the minimum amount of net capital required to be maintained by vFinance Investments was $1,000,000 and the minimum amount of net capital required to be maintained by our wholly-owned subsidiary, EquityStation was $100,000. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could have a material adverse affect on our business and operations. vFinance Investments and EquityStation are members of SIPC which provides, in the event of the liquidation of a broker-dealer, protection for clients' accounts up to $500,000, subject to a limitation of $100,000 for claims for cash balances. VFinance Investments' retail clients' accounts are carried on the books and records of NFS and Legent Clearing. NFS has obtained additional insurance from a private insurer, Customer Asset Protection Co. (CAPCO), for the full value of the customer's account in excess of the standard SIPC coverage. The client accounts for EquityStation are carried on the books and records of NFS and Penson Clearing.

Application of Laws and Rules to Internet Business and Other Online Services

Due to the increasing popularity and use of the Internet and other online services, various regulatory authorities are considering laws and/or regulations with respect to the Internet or other online services covering issues such as user privacy, pricing, content copyrights and quality of services. In addition, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. When the Securities Act, which governs the offer and sale of securities, and the Exchange Act, which governs, among other things, the operation of the securities markets and broker-dealers, were enacted, such acts did not contemplate the conduct of a securities business through the Internet and other online services. The recent increase in the number of complaints by online traders could lead to more stringent regulations of online trading firms and their practices by the SEC, FINRA and other regulatory agencies.

Although the SEC, in releases and no-action letters, has provided guidance on various issues related to the offer and sale of securities and the conduct of a securities business through the Internet, the application of the laws to the conduct of a securities business through the Internet continues to evolve. Furthermore, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. Uncertainty regarding these issues may adversely affect the viability and profitability of our business.

As our services, through our subsidiaries, are available over the Internet in multiple jurisdictions, and as we, through our subsidiaries, have numerous clients residing in these jurisdictions, these jurisdictions may claim that our subsidiaries are required to qualify to do business as a foreign corporation in each such jurisdiction. While vFinance Investments and EquityStation are currently registered as broker-dealers in the jurisdictions described in this prospectus, vFinance Investments, EquityStation and our non-broker dealer subsidiaries are qualified to do business as corporations in only a few jurisdictions. Failure to qualify as an out-of-state or foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify.

Intellectual Property

We own the following federally registered marks: vFinance, Inc.®, vFinance.com, Inc.®, AngelSearch®, Direct2Desk® and Hedge Fund Accelerator®.

Employees

At December 31, 2007, we employed the following personnel:

Position	Salaried	Contract	Total

Officers	9	-	9
Administration	35	28	63
Brokers	21	125	146
Traders	19	1	20
Investment Bankers	6	15	221
Lenders	-	5	5

Totals	90	174	264

None of our personnel are covered by a collective bargaining agreement. We consider our relationships with our employees to be good. Any future increase in the number of employees will depend upon the growth of our business. Our registered representatives are required to take examinations administered by FINRA and state authorities in order to qualify to transact business and are required to enter into agreements with us obligating them, among other things, to adhere to industry rules and regulations, our supervisory procedures and not to solicit customers, other employees or brokers in the event of termination.

Seasonality and Backlog

Our business is not subject to significant seasonal fluctuations, and there are no material backlogs in our business.

Research and Development and Environmental Matters

We did not incur any research and development expenses during the last three fiscal years. We do not incur any significant costs or experience any significant effects as a result of compliance with federal, state and local environmental laws.

Description of Property

The Company leases office space in four locations. The following chart provides information related to these lease obligations:

Office Location	Approximate Square Footage	Lease Rental	Expiration Date
3010 N. Military, Boca Raton, FL	18,390	$666,930	2/28/2009
880 Third Ave., New York, NY	7,850	$188,520	6/30/2008
131 Gaither Drive, Mount Laurel, NJ	1,400	$19,600	9/31/2008
1200 N. Federal Highway, Boca Raton FL	16,250	$542,100	8/21/2014

Our corporate headquarters are located at 3010 North Military Trail, Boca Raton, Florida 33431, where we lease 18,390 square feet for an approximate annual rent of $666,930. The lease expires on February 28, 2009.

On December 15, 2004, we entered into a lease at 880 Third Avenue, New York, New York for office space on the twelfth floor with an annual rent of $188,520 for approximately 7,850 square feet. The lease expires on June 30, 2008.

On August 1, 2004, we entered into a lease in Mt. Laurel, New Jersey. The opening of this office was part of our disaster recovery plan implemented in order to be able to provide our clients with uninterrupted service. The lease is for approximately 1,400 square feet with an annual rent of $19,600 and expires on September 31, 2008.

Effective September 27, 2006, vFinance Investments entered into a lease for property located in Boca Raton for additional office space. The lease is for approximately 16,250 square feet with an estimated annual rent of $542,100 and expires on August 21, 2014. On September 27, 2006, we entered into a sublease with regard to approximately 14,000 square feet of this property with an estimated annual rent of $486,400, which sublease expires on August 21, 2014. Since September 2004, we have subleased the balance of this space on a month-to-month basis for an estimated annual rent of $71,200.

We consider the facilities of our company and those of our subsidiaries to be reasonably insured and adequate for the foreseeable needs of our company and its subsidiaries.

Legal Proceedings

From time to time, vFinance, Inc. and/or one of our subsidiaries is named as a party to a lawsuit that has arisen in the ordinary course of business. Although it is possible that losses exceeding amounts already recorded may be incurred upon ultimate resolution of these existing legal proceedings, we believe that such losses, if any, will not have a material adverse effect on our business, results of operations or financial position; however, unfavorable resolution of each matter individually or in the aggregate could affect the consolidated results of operations for the quarterly and annual periods in which they are resolved.

The business of vFinance Investments and EquityStation involve substantial risks of liability, including exposure to liability under federal and state securities laws in connection with the underwriting or distribution of securities. Additionally, claims by dissatisfied customers for fraud, unauthorized trading, churning, mismanagement and breach of fiduciary duty. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that generally seek rescission and substantial damages.

In the ordinary course of business, we and/or our subsidiaries may be parties to other legal proceedings and regulatory inquiries, the outcome of which, either singularly or in the aggregate, is not expected to be material. There can be no assurance however that any sanctions will not have a material adverse effect on our financial condition or results of operations and/or our subsidiaries. The following is a brief summary of certain matters pending against or involving us and our subsidiaries.

In November 2007, Nupetco Associates, LLC filed a customer arbitration action (FINRA Case No. 07-03152) with FINRA naming vFinance Investments as a co-respondent. Nupetco Associates, LLC alleges violations of various state and federal securities laws. Nupetco Associates, LLC seeks compensatory damages of $508,787 against vFinance Investments in addition to costs, attorneys fees and punitive damages. vFinance Investments has filed an answer and affirmative defenses and has requested discovery from the arbitration claimant. vFinance Investments intends to vigorously defend the arbitration.

On January 3, 2008, the SEC issued and Order Instituting Administrative Proceedings against vFinance Investments, Richard Campanella and a registered representative of vFinance Investments, alleging that they violated federal securities laws by failing to preserve and produce customer correspondence of the registered representative. The registered representative terminated his employment with the Company on August 4, 2006, and has not been associated with the Company since that date. The Company and Mr. Campanella will likely assert as a defense that Mr. Campanella complied to the best of his ability in a timely manner with the SEC’s requests for documents; however, the Company and Mr. Campanella have not filed an answer responding to the specific allegations in the Order. The Company and Mr. Campanella intend to vigorously defend against the allegations.

On January 24, 2008, the Company received a complaint in a civil case (Case No. 50-2008-CA-001703-XXXX-MB, 15th Judicial Circuit Court, Palm Beach County, Florida) from Harry Konig, a former employee. Mr. Konig claims that the Company breached the employment agreement entered into with Mr. Konig on November 2, 2004, specifically with regard to the payment of his incentive compensation and the issuance of options. Mr. Konig contends that he is owed $280,000 as incentive compensation and options to purchase 350,000 shares of the Company’s common stock. In addition, Mr. Konig is seeking costs and attorney’s fees incurred for this action. The Company is evaluating the merits of the claims and intends to defend vigorously against Mr. Konig’s claims.

The Company is engaged in a number of other legal proceedings incidental to the conduct of its business. These claims aggregate within the range of $75,000 to $300,000.

MANAGEMENT'S DISCUSSION AND ANALYSIS

This discussion presents vFinance management's analysis of vFinance's results of operations and financial condition as of and for each of the years ended December 31, 2004, 2005 and 2006, respectively, and the three and nine months ended September 30, 2006 and 2007. The discussion should be read in conjunction with vFinance's Unaudited Condensed Consolidated Financial Statements and Consolidated Financial Statements and the notes related thereto which appear elsewhere in this prospectus.

vFinance has restated certain amounts in its consolidated statements of income for each of the years ended December 31, 2004, 2005 and 2006 and for the three and nine months ended September 30, 2006 and 2007, as a result of comments from the SEC, as discussed in Note 1 to its Consolidated Financial Statements contained elsewhere in the prospectus.

In addition to the aforementioned restatement and revision, certain reclassifications of amounts previously reported have been made to the accompanying Consolidated Financial Statements in order to maintain consistency and comparability between periods presented.

Recent Developments

On November 7, 2007, vFinance entered into an agreement and plan of merger with National and vFin Acquisition Corporation, a wholly owned subsidiary of National. Under the terms and subject to the conditions set forth in the merger agreement, vFin Acquisition Corporation will be merged with and into vFinance, the separate corporate existence of vFin Acquisition Corporation will cease and vFinance will continue as a surviving corporation of the merger and as a wholly-owned subsidiary of National.

Pursuant to the merger agreement, upon the closing of the merger, each share of vFinance common stock outstanding immediately prior to the closing of the merger (other than shares held by National or vFinance or any vFinance stockholders who properly exercise dissenters' rights under Delaware law) will be converted automatically into the right to receive 0.14 shares of National common stock, plus any cash in lieu of fractional shares of National common stock.

Each option to purchase vFinance common stock outstanding upon closing of the merger will be converted into options to acquire the number of shares of National common stock determined by multiplying (i) the number of vFinance shares of common stock underlying each outstanding vFinance stock option immediately prior to the effective time of the merger by (ii) 0.14, at a price per share of National common stock equal to (i) the exercise price per share of each stock option otherwise purchasable pursuant to the vFinance stock option divided by (ii) 0.14. Each warrant to purchase vFinance common stock outstanding on the closing of the merger will be exercisable to purchase the number of shares of National common stock determined by multiplying (i) the number of shares of vFinance common stock underlying each outstanding warrant by (ii) 0.14, at a price per share of National common stock equal to (i) the aggregate exercise price of such outstanding warrant to purchase vFinance common stock divided by (ii) the number of shares of National common stock for which such warrant is exercisable, as determined above.

See Note 7 to vFinance's Unaudited Condensed Consolidated Financial Statements for additional information about the transaction.

Overview

vFinance, Inc. is a financial services company that specializes in high growth opportunities. Its three principal lines of business are: (1) offering full service retail brokerage to approximately 12,000 high net worth and institutional clients, (2) providing investment banking and advisory services to micro, small and mid-cap high growth companies, and (3) trading securities, including making markets in over 3,500 micro and small cap stocks and providing liquidity in the United States Treasury marketplace. In addition to vFinance’s core business, it offers information services on its website. vFinance Investments, Inc. ("vFinance Investments") and EquityStation, Inc. ("EquityStation"), both subsidiaries of vFinance, are broker-dealers registered with the Securities and Exchange Commission ("SEC"), and members of Financial Industry Regulatory Authority ("FINRA") (formerly the National Association of Securities Dealers) and Securities Investor Protection Corporation ("SIPC"). vFinance Investments is also a member of the National Futures Association ("NFA").

In May 2006, vFinance completed the acquisition of select assets of Sterling Financial Group (the "Sterling Financial Acquisition"), following the acquisition of certain assets of Global Partners Securities, Inc. ("Global") and 100% of the issued and outstanding equity securities of EquityStation in November 2004 (the "Global Acquisition"). These acquisitions are reflected in vFinance's financial statements from their respective transaction dates, affecting the comparability of its results of operations in the years ended December 31, 2006, 2005 and 2004, as discussed in the sections that follow. See Note 3, "Acquisitions," to vFinance's Consolidated Financial Statements included in this prospectus for further information about the Sterling Financial Acquisition and the Global Acquisition.

Three Months Ended September 30, 2007 Compared to the Three Months Ended September 30, 2006

Results of Operation

The following table and discussion summarizes the changes in major revenue and expense categories for the three and nine months ended September 30, 2007 and 2006.

Statement Of Operations

Revenues

	Three Months Ended September 30,				Nine Months Ended September 30,
	2007 (Restated and Revised)	2006 (Restated and Revised)	Change	% Chg.	2007 (Restated and Revised)	2006 (Restated and Revised)	Change	% Chg.
Revenues:
Commissions - agency	$6,014,500	$4,849,900	1,164,600	24.0%	$18,521,800	$14,374,700	$4,147,100	28.8%
Trading profits	$2,849,600	$2,794,500	55,100	2.0%	$9,684,700	$6,798,600	$2,886,100	42.5%
Success fees	$624,400	$989,700	(365,300)	(36.9)%	$3,069,200	$3,892,700	$(823,500)	(21.2)%
Other brokerage related income	$1,453,600	$847,900	605,700	71.4%	$4,681,700	$2,394,000	$2,287,700	95.6%
Consulting fees	$13,900	$44,700	(30,800)	(68.9)%	$50,000	$347,700	$(297,700)	(85.6)%
Other	$30,000	$70,900	(40,900)	(57.7)%	$100,400	$351,600	$(251,200)	(71.4)%
Total revenues	$10,986,000	$9,597,600	1,388,400	14.5%	$36,107,800	$28,159,300	$7,948,500	28.2%

Compensation, commissions and benefits	$9,334,600	$7,641,400	1,693,200	22.2%	$29,247,300	$22,197,100	$7,050,200	31.8%
Clearing and transaction costs	$1,055,000	$1,015,800	39,200	3.9%	$3,298,800	$3,006,600	$292,200	9.7%
General and administrative costs	$719,200	$785,300	(66,100)	(8.4)%	$2,699,200	$2,015,500	$683,700	33.9%
Occupancy and equipment costs	$277,000	$335,400	(58,400)	(17.4)%	$809,200	$860,200	$(51,000)	(5.9)%
Depreciation and amortization	$325,000	$310,200	14,800	4.8%	$964,000	$643,900	$320,100	49.7%
Total operating costs	$11,710,800	$10,088,100	1,622,700	16.1%	$37,018,500	$28,723,300	$8,295,200	28.9%
Loss from operations	$(724,800)	$(490,500)	(234,300)	47.8%	$(910,700)	$(564,000)	$(346,700)	61.5%

Other income (expenses):
Interest income	$7,400	19,400	(12,000)	(61.9)%	$32,600	$56,600	$(24,000)	(42.4)%
Interest expense	$(26,300)	(14,300)	(12,000)	83.9%	$(62,500)	$(44,500)	$(18,000)	40.4%
Dividend income	$3,000	5,600	(2,600)	(46.4)%	$10,200	$19,400	$(9,200)	(47.4)%
Other income, net	$75,100	37,300	37,800	101.3%	$78,900	$58,400	$20,500	35.1%
Total other income, net	$59,200	48,000	11,200	23.3%	$59,200	$89,900	$(30,700)	(34.1)%
Loss before income taxes	$(665,600)	(442,500)	(223,100)	50.4%	$(851,500)	$(474,100)	$(377,400)	79.6%

Total revenues for the three months ended September 30, 2007 increased 14%, or $1.4 million, compared to the three months ended September 30, 2006. The $1.4 million increase is attributable primarily to higher agency commissions and other brokerage related income, which increased by 24% and 71%, respectively, both driven by the addition of new brokers in 2006 and 2007. Additionally, trading profits for the three months ended September 30, 2007 increased 2%, or $55,100, compared to the three months ended September 30, 2006, primarily as a result of an increase in vfinance's fixed income trading group, partially offset by a decrease from its equity market making activities. Success fees from investment banking decreased 37%, or $365,300, in the three months ended September 30, 2007 compared to the three months ended September 30, 2006, primarily as a result of a decrease in investment banking transactions.

Operating Expenses

Compensation, commissions and benefits. Compensation, commissions and benefits for the three months ended September 30, 2007 increased 22%, or $1.7 million, compared to the three months ended September 30, 2006. Commissions are correlated with our revenues, primarily agency commissions, trading profits and success fees from investment banking. Additional increases in compensation, commissions and benefits are primarily attributable to incentive compensation provided to new brokers, as well as increased salaries.

Clearing and transaction costs. Clearing and transaction costs for the three months ended September 30, 2007 increased $39,200, or 4%, compared to the three months ended September 30, 2006, primarily as a result of an increase in transaction volume attributable to the addition of new brokers, partially offset by a shift in vfinance's revenue mix to lower-cost institutional trading transactions.

General and administrative costs. General and administrative costs for the three months ended September 30, 2007 decreased $66,100, or 8%, compared to the three months ended September 30, 2006, primarily as a result of improved recovery of costs incurred on behalf of independent brokers.

Occupancy and equipment costs. Occupancy and equipment costs for the three months ended September 30, 2007 decreased $58,400, or 17%, compared to the three months ended September 30, 2006, primarily because in December 2006 vfinance subleased office space acquired under a lease assumed in connection with the Sterling Financial Acquisition.

Depreciation and amortization. Depreciation and amortization for the three months ended September 30, 2007 increased $14,800, or 5%, compared to the three months ended September 30, 2006, primarily as a result of depreciation expense related to recent property and equipment additions, including equipment under computer capital leases.

Nine Months Ended September 30, 2007 Compared to the Nine Months Ended September 30, 2006

Statement of Operations

Revenues

Total revenues for the nine months ended September 30, 2007 increased 28%, or $7.9 million, compared to the nine months ended September 30, 2006. The $7.9 million increase is attributable to higher agency commissions, increased trading profits, and other brokerage related income, all driven primarily by the addition of new brokers in 2006 and 2007. Success fees from investment banking decreased 21%, or 823,500, in the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006, primarily as a result of a decrease in investment banking deal volume.

Operating Expenses

Compensation, commissions and benefits. Compensation, commissions and benefits for the nine months ended September 30, 2007 increased 32%, or $7.1 million, compared to the nine months ended September 30, 2006. Commissions are correlated with revenues, primarily agency commissions, trading profits and success fees from investment banking. Additional increases in compensation, commissions and benefits are primarily attributable to incentive compensation provided to new brokers, as well as increased salaries.

Clearing and transaction costs. Clearing and transaction costs for the nine months ended September 30, 2007 increased $292,200, or 10%, compared to the nine months ended September 30, 2006, primarily as a result of an increase in transaction volume attributable to the addition of new brokers, partially offset by a shift in vFinance’s revenue mix to lower-cost institutional trading transactions.

General and administrative costs. General and administrative costs for the nine months ended September 30, 2007 increased $683,700, or 34%, compared to the nine months ended September 30, 2006, primarily as a result of professional fees associated with arbitration and litigation matters during the first six months of 2007 and the expansion of vFinance’s Sarbanes-Oxley and Gramm-Leach-Bliley compliance programs. Remaining increases resulted from temporary labor and other increased professional fees to support our growth.

Occupancy and equipment costs. Occupancy and equipment costs for the nine months ended September 30, 2007 decreased $51,000, or 6%, compared to the nine months ended September 30, 2006, primarily because in December 2006 vFinance subleased office space acquired under a lease assumed in connection with the Sterling Financial Acquisition.

Depreciation and amortization. Depreciation and amortization for the nine months ended September 30, 2007 increased $320,100, or 50%, compared to the nine months ended September 30, 2006, primarily as a result of the amortization expense associated with the customer relationships from the Sterling Financial Acquisition and depreciation expense related to property and equipment additions, including computer equipment under capital leases.

Year Ended December 31, 2006 Compared to the Years Ended December 31, 2005 and 2004

The largest portion of vFinance's revenues, 62%, 72% and 65% in 2006, 2005 and 2004, respectively, was attributable to retail brokerage commissions and other brokerage-related income generated by its wholly owned broker-dealer subsidiaries, vFinance Investments and EquityStation. vFinance's retail brokerage operations buy and sell securities for its customers from other dealers on an agency basis, and charge its customers a commission for its services. Such commission revenue is derived from brokerage transactions in listed and over-the-counter securities and mutual fund securities. vFinance also generated 25%, 16% and 20% of its revenues through trading profits generated in its market making activities in 2006, 2005 and 2004, respectively. The majority of vFinance's remaining revenues are derived primarily from investment banking-related success and consulting fees.

vFinance reported a net loss of $2.2 million ($0.04 per basic and diluted share) in 2006, compared to $1.1 million ($0.03 per basic and diluted share) in 2005. vFinance's revenues increased $12.6 million in 2006, or 49%, principally as a result of the Sterling Financial Acquisition and improved market conditions for its investment banking and trading businesses. Increases in compensation, commissions and benefit expenses, clearing and transaction costs and occupancy and equipment costs related to the increased revenues and the Sterling Financial Acquisition offset these increased revenues. Additionally, vFinance recorded $448,200 of stock-based compensation expense in 2006 compared to $19,400 in 2005, as a result of the implementation of Statement of Financial Accounting Standards No. 123 (revised 2004), "Share Based Payment" ("SFAS No. 123R"). vFinance's depreciation and amortization expense also increased by $512,400 in 2006, primarily as a result of amortization expense recorded in connection with the Sterling Financial Acquisition.

vFinance reported a net loss of $1.1 million ($0.03 per basic and diluted share) in 2005, compared to net income of $2.2 million ($0.06 per diluted share) in 2004. During 2005, vFinance's revenues decreased $351,500, or 1%, primarily as a result of less favorable market conditions for the investment banking and trading businesses in 2005 than in 2004, while its clearing and transaction costs increased $737,900 in 2005, principally as a result of the addition of the EquityStation platform business and increases in execution fees for wholesale trading. Additionally, vFinance's depreciation and amortization expense increased $280,200 in 2005, primarily as a result of the Global Acquisition, and vFinance recorded a goodwill impairment charge of $420,000. During 2004, vFinance recorded a $1.5 million gain on forgiveness of debt, in connection with the termination of a credit agreement.

Statement of Operations

Revenues

The following table and discussion summarizes the changes in the major revenue and expense categories for the past three years, with 2006, 2005 and 2004 having been restated:

	As of and for the Years Ended December 31,
	2006 (Restated and Revised)	2005 (Restated and Revised)	Change	%Change	2004 (Restated and Revised)	Change	%Change
Revenues:
Commissions - agency	$20,323,700	$15,941,200	$4,382,500	27%	$14,571,900	$1.369,300	9%
Trading profits	9,606,000	4,177,400	5,428,600	130%	5,156,800	(979,400)	(19)%
Success fees	4,481,300	2,108,600	2,372,700	113%	3,175,900	(1,067,300)	(34)%
Other brokerage related income	3,546,000	2,837,600	708,400	25%	2,567,500	270,100	11%
Consulting fees	375,400	523,600	(148,200)	(28)%	370,800	152,800	41%
Other	220,300	340,400	(120,100)	(35)%	437,400	(97,000)	(22)%
Total revenues	$38,552,700	$25,928,800	$12,623,900	49%	$26,280,300	(351,500)	(1)%

nm - not meaningful

In 2006, total revenues increased $12.6 million, or 49%, primarily as a result of the Sterling Financial Acquisition and more favorable market conditions. Approximately 43% of the $12.6 million increase is attributable to increased trading profits, derived from the customer relationships acquired from Sterling Financial in May 2006 and generally more favorable trading conditions in vFinance's market making activities. An additional 35% of the 2006 revenue increase resulted from higher agency commissions, attributable to the addition of new brokers, through both the Sterling Financial Acquisition and other brokers hired independently. The majority of the remaining increase was due to higher revenues from success fees relating to investment banking transactions, resulting primarily from more favorable market conditions in 2006. Non-cash revenues derived from success fees increased to $2.0 million in 2006 from $487,500 in 2005.

Total revenues decreased 1% in 2005 compared to 2004, primarily as a result of a 19% decrease in trading profits and a 34% decrease in success fees, resulting from less favorable market conditions in 2005 than in 2004 for the trading and investment banking businesses, respectively. Partially offsetting these factors, was a 9% increase in retail agency commissions, attributable to a $1.6 million increase in revenues from the customer relationships recorded in the Global Acquisition, derived from having a full year of operations in 2005, compared to two months in 2004.

	Years Ended December 31,
	2006 (Restated and Revised)	2005 (Restated and Revised)	Change	%Change	2004 (Restated and Revised)	Change	%Change
Compensation, commissions and benefits	$31,232,000	$20,313,300	$10,918,700	54%	$19,791,000	$522,300	3%
Clearing and transaction costs	4,337,200	2,977,200	1,360,000	46%	2,239,300	737,900	33%
General and administrative costs	3,158,800	2,332,800	826,000	35%	2,310,200	22,600	1%
Occupancy and equipment costs	1,166,600	743,300	423,300	57%	475,600	267,700	56%
Depreciation and amortization	958,700	446,300	512,400	115%	166,100	280,200	169%
Goodwill impairment	-	420,000	(420,000)	(100)%	-	420,000	nm
Total operating costs	$40,853,300	$27,232,900	$13,620,400	50%	$24,982,200	$2,250,700	9%

nm - not meaningful

Compensation, commissions and benefits. Compensation, commissions and benefits increased $10.9 million, or 54%, in 2006. Compensation, commissions and benefits are correlated with vFinance's revenues, primarily agency commissions, trading profits and success fees from investment banking, which increased in 2006 primarily as a result of the Sterling Financial Acquisition. vFinance also recorded $448,200 of compensation expense in connection with the adoption of SFAS No. 123R, effective January 1, 2006. Additional increases in compensation, commissions and benefits are attributable to increased benefit costs, particularly health insurance premiums. Non-cash compensation paid increased to $1.4 million in 2006 from $158,100 in 2005.

Compensation, commissions and benefits increased $522,300, or 3%, in 2005, primarily as a result of increased personnel to support vFinance's growth resulting, in part, from the Global Acquisition, including the addition of a new senior management positions and new staff positions.

Clearing and transaction costs. Clearing and transaction costs increased $1.4 million in 2006, or 46%, primarily as a result of an increase in transaction volume attributable to customer relationships acquired in the Sterling Financial Acquisition and the addition of other independent brokers.

Clearing and transaction costs increased $737,900 in 2005, or 33%, primarily as a result of the addition of the EquityStation trading platform business and increases in execution fees for wholesale trading, resulting in higher average transaction costs associated with trading activities.

General and administrative costs. General and administrative expenses increased $826,000 in 2006, or 35%, primarily as a result of (i) a $303,000 increase in legal fees, primarily associated with litigation and arbitration matters, (ii) $261,300 of non-cash costs associated with the issuance of equity in connection with arbitration settlements, and (iii) the forgiveness of $215,000 due from an unconsolidated affiliate.

General and administrative expenses increased $22,600 in 2005, or 1%, primarily as a result of the addition of a disaster recovery site in Mt. Laurel, New Jersey. In addition, vFinance incurred non-cash expenses in 2005 of $80,000 for the impairment of our investment in an unconsolidated affiliate.

Occupancy and equipment costs. Occupancy and equipment expenses increased $423,300 in 2006, or 57%, primarily as a result of the occupancy and equipment costs associated with the Sterling Financial Acquisition.

In 2005, occupancy and equipment expenses increased $267,700, or 56%, primarily as a result of increased rent expense due to expansion of vFinance's leased facilities at the corporate offices in Boca Raton and New York City and the addition of a disaster recovery leased location in Mt. Laurel, New Jersey.

Depreciation and amortization. Depreciation and amortization increased $512,400 in 2006, or 115%, primarily as a result of the amortization expense associated with the customer relationships from the Sterling Acquisition.

In 2005, depreciation and amortization increased $280,200, or 169%, primarily as a result of the amortization expense associated with the customer relationships from the EquityStation Acquisition.

Goodwill impairment. In 2005, vFinance recorded goodwill impairment charges of $420,000 to write-off goodwill from a prior period acquisition, when certain brokers left the firm and vFinance determined there was no longer value remaining in the goodwill recorded in connection with the acquisition. vFinance had no goodwill remaining at December 31, 2006 or 2005.

Other Income (Expense)

	As of and for the Years Ended December 31,
	2006 (Restated and Revised)	2005 (Restated and Revised)	Change	%Change	2004 (Restated and Revised)	Change	%Change
Other income (expenses):
Gain on forgiveness of debt	$—	$—	$—	0%	$1,500,000	$(1,500,000)	(100)%
Interest income	85,300	82,600	2,700	3%	35,100	47,500	135%
Interest expense	(59,700)	(30,700)	(29,000)	94%	(394,400)	363,700	(92)%
Dividend income	22,500	5,900	16,600	281%	27,300	(21,400)	(78)%
Other income (expense), net	76,800	104,800	(28,000)	(27)%	(231,000)	335,800	nm
Total other income (expense)	$124,900	$162,600	$(37,700)	(23)%	$937,000	$(774,400)	(83)%

nm - not meaningful

During 2004, vFinance recorded a $1.5 million gain on forgiveness of debt as a result of an agreement between vFinance and its clearing broker, pursuant to which its clearing broker agreed to repay a credit facility under which vFinance owed $1.5 million. See Note 10 to the Consolidated Financial Statements included in this prospectus for additional discussion on this gain.

Interest expense increased $29,000 in 2006, or 94% primarily as a result of an increase in capital lease obligations arising from acquisitions of computer equipment. Interest expense decreased $363,700 in 2005, or 92%, primarily as a result of the elimination of interest expenses associated with the $1.5 million of debt forgiven in 2004.

Other income, net decreased $28,000 in 2006, or 27%, primarily because 2005 results included income from an arbitration settlement, which did not recur in 2006, Partially offsetting this factor was by sublease rental income recorded in connection with the sublease of property assumed in connection with the Sterling Financial Acquisition.

vFinance recorded other income, net of $104,800 in 2005, compared to other expense, net of $231,000 in 2004. Other income, net included $62,500 received in the settlement of a legal matter in 2005. Other expenses, net, were comprised primarily of $231,600 of conversion premium expense recorded in connection with a note conversion in 2004.

Transactions with Affiliates

During 2006, vFinance recorded a $215,000 charge to write-off amounts due from an unconsolidated subsidiary, Center for Innovative Entrepreneurship ("CIE"), for expenses vFinance incurred on its behalf. vFinance provides office space and management and administrative services to CIE through an agreement under which vFinance should be reimbursed the costs of providing these services. vFinance accrued a receivable for reimbursements totaling $215,000 through December 31, 2006 under the expectation that CIE would generate cash flows sufficient to provide cash reimbursement. While preparing its Consolidated Financial Statements as of and for the year ended December 31, 2006, vFinance determined that recovery of this $215,000 was unlikely, and that reimbursements for these costs in the future would be uncertain until CIE demonstrates an ability to reimburse vFinance. Accordingly, vFinance wrote-off the entire receivable balance and expects to recognize amounts reimbursed by CIE under the cost recovery method in future periods. vFinance expects this arrangement to continue for the foreseeable future.

Also during 2006, vFinance paid $161,900 for a 4.9% equity interest in The Cluster Competitiveness Group, S.A, a company that provides economic feasibility services. vFinance made this investment because it believed that through its relationship, it could benefit from the introduction to investment banking needs of the clients of this affiliate, and may make further investments in future periods, although vFinance has no commitment to do so.

On January 1, 2003, vFinance entered into an agreement with JSM Capital Holding Corp. ("JSM"), a retail brokerage operation headquartered in New York and founded by John S. Matthews (who also was, at the same time, named the President of vFinance's Retail Brokerage Division). vFinance issued JSM warrants to purchase 1,000,000 shares of vFinance common stock at an exercise price of $0.20 in exchange for a 19% equity interest in JSM. The warrants were valued using the Black-Scholes valuation method, which calculated the value to be $0.08 per warrant, or $80,000 in the aggregate. In August 2005, vFinance's relationship with JSM was terminated, and vFinance fully impaired the investment in JSM in the fourth quarter of 2005, when it was determined that JSM had no remaining material assets or operations. Mr. Matthews filed an arbitration action against vFinance in connection with the termination of the relationship, which was settled in July 2007. Pursuant to the terms of the settlement agreement, vFinance paid $50,000 to Mr. Matthews in July 2007 and is obligated to make further payments totaling $250,000 to Mr. Matthews. See Note 12 to vFinance's Consolidated Financial Statements and Note 6 to its Unaudited Condensed Consolidated Financial Statements for further discussion of the arbitration action and subsequent settlement.

Income Tax Provision (Benefit)

vFinance account for income taxes in accordance with the provision of SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities at tax rates expected to be in effect when these balances reverse. Future tax benefits attributable to temporary differences are recognized to the extent that the realization of such benefits is more likely than not. vFinance has concluded that it is more likely than not that its deferred tax assets as of December 31, 2006 and 2005 will not be realized based on the scheduling of deferred tax liabilities and projected taxable income. The amount of the deferred tax assets actually realized, however, could vary if there are differences in the timing or amount of future reversals of existing deferred tax liabilities or changes in the actual amounts of future taxable income. Should vFinance determine that vFinance will be able to realize all or part of the deferred tax asset in the future, an adjustment to the deferred tax asset will be recorded in the period such determination is made.

vFinance did not record a provision for income taxes in 2006 or 2005 as a result of the net loss vFinance recorded in those periods.

vFinance recorded a provision for income taxes of $40,000 in 2004 as a result of Alternative Minimum Taxes under the Internal Revenue Code.

Liquidity and Capital Resources

Historically, vFinance has satisfied its liquidity and regulatory capital needs through the issuance of equity and debt securities. As of September 30, 2007, liquid assets consisted primarily of cash and cash equivalents of $4.5 million and marketable securities of $737,500, for a total of $5.2 million, which approximates the $5.2 million in liquid assets as of December 31, 2006. As of September 30, 2007, vFinance had long-term capital lease obligations of $206,600, net of current obligations of $201,300.

Both vFinance Investments and EquityStation are subject to the SEC Uniform Net Capital Rule (rule 15c3-1), which requires the maintenance of minimum net capital. Both vFinance Investments and EquityStation have elected to use the alternative standard method permitted by the rule. This method requires that vFinance Investments maintain minimum net capital equal to the greater of $250,000 or a specified amount per security based on the bid price of each security for which vFinance Investments is a market maker and requires EquityStation to maintain minimum capital equal to $100,000. As of September 30, 2007, vFinance Investments and EquityStation net capital exceeded the requirement by $764,600 and $416,400, respectively.

Advances, dividend payments and other equity withdrawals from vFinance’s broker-dealer subsidiaries are restricted by the regulations of the SEC and other regulatory agencies. These regulatory restrictions may limit the amounts that a broker-dealer subsidiary may pay as a dividend or advance to vFinance.

Cash and cash equivalents increased by $279,500 and $254,900 during the nine months ended September 30, 2007 and 2006, respectively. The major components of these changes are discussed below.

Cash provided by operating activities for the nine months ended September 30, 2007 was $592,100 compared to $734,600 for the nine months ended September 30, 2006. Cash provided by operating activities includes net income adjusted for non-cash items and the effects of changes in working capital including changes in working capital related to trading security positions. Cash provided by operating activities decreased for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006 primarily as a result of lower investment banking revenue.

Cash used in investing activities for the nine months ended September 30, 2007 decreased to $109,400 compared to $328,900 for the nine months ended September 30, 2006, when vFinance made a $161,900 investment in an unconsolidated affiliate. Capital expenditures decreased by $57,600 for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006, as vFinance acquired $274,700 of computer equipment under capital leases during the nine months ended September 30, 2007 compared to $132,000 during the nine months ended September 30, 2006, an increase of $142,700.

Cash used in financing activities for the nine months ended September 30, 2007 increased to $203,200 compared to $150,800 for the nine months ended September 30, 2006 as a result of capital lease payments for equipment acquired under capital leases that commenced in 2007 and in the fourth quarter of 2006.

Contractual Obligations

The following table summarizes vFinance's future contractual commitments as of December 31, 2006, consisting of debt payments related to capital leases and future minimum lease payments under all non-cancelable operating leases with initial or remaining terms in excess of one year.

	Total	2007	2008 - 2009	2010 - 2011	2012 and later

Capital lease obligations	$361,800	$242,400	$119,400	$-	$-
Operating lease obligations	5,864,100	1,356,400	1,974,900	1,246,200	1,286,600
Total	$6,225,900	$1,598,800	$2,094,300	$1,246,200	$1,286,600

Off Balance-Sheet Arrangements

vFinance was not a party to any off-balance sheet arrangements during the three years ended December 31, 2006. In particular, vFinance did not have any interest in so-called limited purpose entities, which include special purpose entities and structured finance entities.

Critical Accounting Policies and Estimates

This discussion and analysis of financial condition and results of operations is based on vFinance's Consolidated Financial Statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these financial statements requires vFinance's management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, as well as related disclosures of contingent assets and liabilities. vFinance evaluates its estimates on an ongoing basis and vFinance bases its estimates on historical experience and various other assumptions vFinance deem reasonable to the situation. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Changes in vFinance's estimates could materially impact its results of operations and financial condition in any particular period. Note 1 to vFinance's Consolidated Financial Statements includes a summary of the significant accounting policies and methods used in the preparation of its Consolidated Financial Statements. Based on the high degree of judgment or complexity in their application, vFinance considers its critical accounting policies and estimates to be:

Revenue Recognition. vFinance periodically receive equity instruments, which include stock purchase warrants and common and preferred stock from companies as part of compensation for investment-banking services. Primarily all such equity instruments are received from small public companies and are typically restricted as to resale, generally receiving registration rights within one year. When vFinance receive equity instruments as compensation for investment banking services, revenue is recognized based on the fair value of these instruments, in accordance with EITF 00-8 "Accounting by a Grantee for an Equity Instrument to be received in Conjunction with Providing Goods or Services." vFinance recognize revenue for these stock purchase warrants when received based on the Black Scholes valuation model. The revenue recognized related to other equity instruments is determined based on available market information, discounted by a factor reflective of the expected holding period for those particular equity instruments. The actual amount of cash proceeds realized from the disposition of these securities may differ materially from the amount of revenue recorded, as a result of changes in market values between the date of receipt and the date the security is sold.

Customer Claims. In the normal course of business, vFinance's operating subsidiaries have been and continue to be the subject of numerous civil actions and arbitrations arising out of customer complaints relating to activities as a broker-dealer, as an employer and as a result of other business activities. In general, the cases involve various allegations that vFinance's employees mishandled customer accounts. Based on its historical experience and consultation with counsel, vFinance typically reserves an amount its believes will be sufficient to cover any damages assessed against it. However, vFinance has in the past been assessed damages that exceeded its reserves. If vFinance misjudged the amount of damages that may be assessed against it from pending or threatened claims or if vFinance is unable to adequately estimate the amount of damages that will be assessed against it from claims that arise in the future and reserve accordingly, its operating income would be reduced.

Fair Value. "Securities owned" and "Securities sold, not yet purchased" on vFinance's Consolidated Balance Sheets are carried at market value, with related unrealized gains and losses recognized in its results of operations. vFinance Investments relies upon its clearing firms to provide it with these market values, because the clearing firms use market data services that provide market values of securities based on current market prices.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R, and in March 2005 the SEC issued Staff Accounting Bulletin ("SAB") 107 regarding its interpretation of SFAS No. 123R. The standard requires companies to expense the grant-date fair value of stock options and other equity-based compensation issued to employees and is effective for annual periods beginning after June 15, 2005. Effective January 1, 2006, vFinance adopted SFAS No. 123R and related interpretive guidance issued by the FASB and SEC using the modified prospective transition method. Under the modified prospective transition method, SFAS No. 123R applies to new awards modified, repurchased or cancelled after the required effective date. Additionally, compensation cost for the portion of the awards for which the requisite service period has not been rendered as of the required effective date is recognized as the requisite service is rendered on or after the required effective date. Accordingly, vFinance's Consolidated Financial Statements have not been restated for prior periods to reflect the adoption of SFAS No. 123R.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections -A Replacement of APB Opinion No. 20 and FASB Statement No. 3." SFAS No. 154 requires that a voluntary change in accounting principle be applied retroactively with all prior period financial statements presented on the new accounting principle, unless it is impractical to do so. This statement also provides that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle. Additionally, correction of errors in previously issued financial statements should be termed a "restatement." The new standard is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. vFinance adopted SFAS No. 154 effective January 1, 2006, which did not have a material impact on its Consolidated Financial Statements. See Notes 1 and 8 to vFinance's Consolidated Financial Statements included in this prospectus for additional discussion of SFAS No. 123R.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS No. 157 is not expected to have a material impact on vFinance's Consolidated Financial Statements.

In September 2006, the SEC issued SAB 108, to address diversity in practice in quantifying financial statement misstatements and the potential for the build up of improper amounts on the balance sheet. SAB 108 identifies the approach that registrants should take when evaluating the effects of unadjusted misstatements on each financial statement, the circumstances under which corrections of misstatements should result in a revision to financial statements, and disclosures related to the correction of misstatements. SAB 108 is effective for any report for an interim period of the first fiscal year ending after November 16, 2006. The adoption of SAB 108 did not have a material impact on vFinance's Consolidated Financial Statements.

In June 2006, the FASB issued FASB Interpretation No. ("FIN") 48, "Accounting for Uncertainty in Income Taxes." This interpretation applies to all tax positions accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 clarifies the application of FASB Statement No. 109 by defining the criteria that an individual tax position must meet in order for the position to be recognized within the financial statements. It also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition for tax positions. This interpretation is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted. The adoption of FIN 48 is not expected to have a material impact on vFinance's Consolidated Financial Statements.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments" which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. "SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. The adoption of SFAS No. 155 is not expected to have a material impact on vFinance's Consolidated Financial Statements.

Effects of Inflation and Foreign Currency Fluctuation

vFinance does not believe that inflation or foreign currency fluctuations significantly affected its financial position and results of operations as of and for the fiscal year ended December 31, 2006.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We have exposure to market risk, and periodically hedge against that risk. We do not hold or issue any derivative financial instruments for trading or other speculative purposes. We are exposed to market risk associated with changes in the fair market value of the marketable securities that we hold. Our revenue and profitability may be adversely affected by declines in the volume of securities transactions and in market liquidity, which generally result in lower revenues from trading activities and commissions. Lower securities price levels may also result in a reduced volume of transactions, as well as losses from declines in the market value of securities we hold in trading and investment positions. Sudden sharp declines in market values of securities and the failure of issuers and counterparts to perform their obligations can result in illiquid markets in which we may incur losses in its principal trading activities.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers and directors as of January 24, 2008. Under our bylaws, each director holds office until the election and qualification of his successor or until his earlier resignation or removal:

Name	Age	Position

Leonard J. Sokolow	50	Chairman and Chief Executive Officer
Charles R. Modica	59	Director
Jorge A. Ortega	44	Director
Alan B. Levin	44	Chief Financial Officer
Richard Campanella	55	Secretary

Leonard J. Sokolow has been the chairman of our Board of Directors since January 1, 2007, one of our directors since November 8, 1997 and our Chief Executive Officer since November 8, 1999. From January 5, 2001 through December 31, 2006, Mr. Sokolow was our President. From November 8, 1999 through January 4, 2001, Mr. Sokolow was Vice Chairman of our Board. Since September 1996, Mr. Sokolow has been President of Union Atlantic LC, a merchant, banking and strategic consulting firm specializing domestically and internationally in technology industries that is a wholly-owned subsidiary of our Company. Union Atlantic LC has been inactive since September 16, 2005. Since August 1993, Mr. Sokolow has been President of Genesis Partners, Inc., a private financial business-consulting firm. Genesis Partners, Inc. has been inactive since December 31, 2002. From August 1994 through December 1998, Mr. Sokolow was the Chairman and Chief Executive Officer of the Americas Growth Fund, Inc., a public closed-end management investment company. Mr. Sokolow received his B.A. degree in Economics from the University of Florida in 1977, a J.D. degree from the University of Florida Levin College of Law in 1980 and an LL.M. degree in Taxation from the New York University Graduate School of Law in 1982. Mr. Sokolow is a Certified Public Accountant. He is also a director of Consolidated Water Co. Ltd., a position he has held since May 2006.

Charles R. Modica has been one of our directors since January 3, 2007. Mr. Modica has served as Chairman of the Board of Trustees and Chancellor of St. George's University located in Grenada, West Indies, since founding the university as a School of Medicine in 1976. He has served on the Board of Trustees of Barry University, Miami, Florida, since 1983, and as Chairman of such Board of Trustees from 1997 - 2001. Additionally, he served on the Board of Trustees of Rosarian Academy, West Palm Beach, Florida, from 1995 to 2001, and as Chairman of such Board of Trustees from 1998 to 2001. Mr. Modica also has served on the Board of Trustees of WXEL Public Radio and Television of Florida since 1998. Mr. Modica received his B.S. degree in Biology from Bethany College in 1970 and his J.D. degree from the Delaware Law School in 1975.

Jorge A. Ortega has been one of our directors since June 6, 2007. Mr. Ortega has served as President of The Jeffrey Group, Inc., a marketing, communications and public relations consulting firm since February 2005. From October 1991 to January 2005, Mr. Ortega was Managing Director of Burson-Marsteller, LLC, a global public relations and public affairs firm. Mr. Ortega received his B.A. degree in Business Administration from The American University in 1985.

Alan B. Levin has been our Chief Financial Officer since January 2007. Mr. Levin had been our Interim Chief Financial Officer since July 2006 and our Controller since June 2005. Prior to joining us, Mr. Levin served as Chief Financial Officer for United Capital Markets, Inc. from September 2000 to January 2005. Mr. Levin has over 18 years serving in various industries in accounting management roles. He has spent the last 8 years serving as Financial and Operations Principal and Chief Financial Officer within the brokerage industry. He received a B.S. degree in Economics with a concentration in Accounting from Southern Connecticut State University in New Haven, Connecticut in 1986.

Richard Campanella has been our Secretary since December 18, 2001. Mr. Campanella currently serves as the President and Chief Operating Officer of vFinance Investments. He assumed the role of President and Chief Operating Officer of vFinance Investments, Inc. as of January 2006. From February 1994 to April 2001, Mr. Campanella was a partner of Commonwealth Associates, a registered broker-dealer, where he served as the director of Compliance. He received a B.A. degree in Business Administration from the College of Staten Island in 1972.

In connection with Mr. Mahoney's departure, Messrs. Mahoney and Sokolow entered into a voting agreement dated December 29, 2006 (the "Voting Agreement"). Under the terms of the Voting Agreement, as long as either party owns 1.0 million shares of our common stock, as adjusted for stock splits and other recapitalizations, each party will vote for the other party or his designee to serve on our Board of Directors. As of January 24, 2008, Mr. Mahoney owned approximately 5.4 million shares of our common stock, and held options to purchase 1.5 million shares of our common stock. Mr. Charles Modica was designated as Mr. Mahoney's board appointee in connection with Mr. Mahoney's departure.

Audit Committee

Our Board of Directors serves as our audit committee. Leonard J. Sokolow has been designated as an "audit committee financial expert" as such term is defined in the SEC's rules.

COMPENSATION DISCUSSION & ANALYSIS

In this section, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making compensation decisions for our Named Executive Officers, as defined under the heading "Executive Compensation." Specific information regarding the compensation earned by or paid to our Named Executive Officers in 2007 is set forth in a series of tables under the heading "Executive Compensation." The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Overview of Compensation Program

Our Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy, maintaining competitive compensation and structuring compensation to achieve our compensation objectives. Generally, the types of compensation and benefits we provide to our Named Executive Officers are similar to those provided to our other executive officers.

Compensation Philosophy and Objectives

Our Board believes that compensation paid to our Named Executive Officers should be aligned with our performance, and that compensation should be structured to ensure that our Named Executive Officers' compensation opportunities are related to achievement of our financial and operational goals, such as meeting targets for profitability, revenue, cash flow, acquisitions and mergers, recruiting, balance sheet objectives and operating within the capital expenditures budget, all of which impact stockholder value. Our Board evaluates both performance and compensation to ensure that we maintain our ability to attract and retain highly skilled and motivated employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies, which include Sanders Morris Harris Group, Siebert Financial Corp., MCF Corporation, Ladenburg Thalman Financial Services, Paulson Capital Corp., First Montauk Financial, Empire Financial Holding Company, Investors Capital Holdings Ltd. and National Holdings Corporation. To that end, our Board believes that the executive compensation packages we provide to our executives, including our Named Executive Officers, should include a mix of base salary and equity-based and incentive-based compensation.

Our compensation decisions with respect to our Named Executive Officer compensation opportunities are influenced by (a) the executive's level of responsibility and function within the Company, (b) our overall performance and profitability, and (c) our assessment of the competitive marketplace, including our Peer Companies located in our geographical business area.

Setting Executive Compensation

Based on the foregoing philosophy and objectives, our Board has structured our Named Executive Officers' base salary and equity-based and incentive-based compensation to motivate executives to achieve our business goals and reward the executives for achieving such goals. In furtherance of this, our Board plans to reassess our compensation program as the employment agreements of our Named Executive Officers come up for renewal to ensure that our goals and objectives are achieved.

In determining the compensation of our Named Executive Officers as set forth in their most recent employment agreements, our Board reviewed (i) the Report on Compensation of Top Management in Small and Regional Firms - 2005, prepared by the Securities Industry Association, which covered compensation paid to executive officers of 43 member firms; (ii) the Report on Management and Professional Earnings in the Securities Industry - 2006, prepared by the Securities Industry Association, which covered compensation information for 188 middle-management and professional positions; and (iii) the Report on Office Salaries in the Securities Industry - 2006, prepared by the Securities Industry Association, which provides compensation information for 95 non-exempt positions. Using this information, our Board determined the total compensation of our Named Executive Officers, pursuant to their current employment agreements.

2007 Executive Compensation Components

For the fiscal year ended December 31, 2007, the principal components of compensation for our Named Executive Officers were:

•	base salary;

•	equity-based compensation;

•	incentive-based compensation; and

•	benefits.

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities and their prior relevant background, training, and experience, taking into account competitive market compensation paid by the companies represented in the compensation data our Board reviewed for similar positions and the overall market demand for such executives at the time of hire or entry into employment agreements. As with total compensation, we believe that executive base salaries should be competitive with the salaries paid to executives in similar positions and with similar responsibilities in the companies of comparable size to us represented in the compensation data reviewed. An executive's base salary is also evaluated together with other components of the executive's other compensation to ensure that the executive's total compensation is in line with our overall compensation philosophy and objectives.

Base salaries are reviewed annually and increased based upon (i) a need to realign base salaries with market levels for the same positions in the companies of similar size to us represented in the compensation data reviewed; (ii) an internal review of the executive's compensation, both individually and relative to other executive officers; (iii) the individual performance of the executive and (iv) an assessment of whether significant corporate goals were achieved. Additionally, we adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive's role or responsibilities.

Equity-Based Compensation

Under the terms of our Named Executive Officers' employment agreements, they are entitled to receive equity-based compensation in the form of stock options. We believe that equity compensation is an effective means of creating a long-term link between the compensation provided to our Named Executive Officers and other key management personnel with gains realized by the stockholders. All stock options incorporate the following features:

•	the term of the grant does not exceed 5 years;

•	the grant price is not less than the market price on the date of grant; and

•	options vest 25% per year over four years beginning with the first anniversary of the date of grant.

We use stock options as a long-term incentive vehicle because:

•
stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders;

•	stock options are performance based (all of the value received by the recipient from a stock option is based on the growth of the stock price above the option price); and

•	the five year vesting for stock options creates incentive for increases in stockholder value over a longer term and encourages executive retention.

In determining the number of options to be granted to Named Executive Officers, we take into account the individual's position, scope of responsibility, ability to affect profits and stockholder value, the individual's historic and recent performance, and the value of stock options in relation to other elements of total compensation.

Incentive-Based Compensation

Discretionary Bonus. Our Chairman and Chief Executive Officer and our Chief Financial Officer are eligible to receive periodic bonuses in amounts determined by our Board in its sole discretion based upon targets for revenue, profitability, cash flow, acquisitions and mergers closed, recruiting, capital expenditure budget objectives, balance sheet objectives and the respective individual performance of the executive. The annual bonuses paid to our Chairman and Chief Executive Officer and Chief Financial Officer are paid in cash. These bonus provisions are intended, in accord with our compensation philosophies and objectives, to align executive interests with stockholder interests.

Incentive Bonus. Our employment agreement with our Chairman and Chief Executive Officer provides for the payment of an incentive bonus equal to 10% of the "Income," up to a maximum of 50% of such officer's base salary. "Income" is computed in accordance with the following formula:

Income = "Revenues" - "Expenses" - "Reserves"

Where,

•	"Revenues" means 100% of cash revenues or other income received by us;

•
"Expenses" means the direct and indirect expenses for our operation including, but not limited to, salaries, profit sharing expenses to divisional executives or other divisional employees (excluding the subject officer), taxes, allocable rent, utilities, phone, accounting, bookkeeping, etc.; and

•	"Reserves" means, in the context of current facts and circumstances, the appropriate reserve for future contingencies and demands on cash resources attributable to the operations of such division.

The incentive bonuses paid to our Chairman and Chief Executive Officer are paid as frequently as quarterly in cash, as directed by the Board of Directors.

Our employment agreement with the President and Chief Operating Officer of vFinance Investments provides for the payment of annual incentive bonuses.

Our employment agreement with the President and Chief Operating Officer of vFinance Investments provides for the payment of an incentive bonus of 10% of the pre-tax net income of our retail brokerage division above $1,732,000.

The incentive bonuses paid to our Chief Financial Officer and the President and Chief Operating Officer of vFinance Investments are paid periodically in cash, as directed by the Board of Directors.

These bonus provisions are intended to align executive interests with stockholder interests.

As the employment agreements of our Named Executive Officers come up for renewal, our Board plans to review the employment agreements to determine if our Named Executive Officers' compensation levels are competitive and have the right mix of incentive-based compensation.

Benefits

Our Chairman and Chief Executive Officer and our Chief Financial Officer participate in a variety of health and welfare benefit plans for which we pay the premium. We believe that health and welfare benefits help ensure that we have a productive and focused workforce.

Termination-Based Compensation

Termination

Our employment agreements with our Chief Financial Officer and the President and Chief Operating Officer of vFinance Investments are terminable at will. Accordingly, we will not incur any obligations upon the termination of those Named Executive Officers.

Our employment agreement with our Chairman and Chief Executive Officer may be terminated upon the occurrence of the following:

i.	the death of such Named Executive Officer;

ii.	such Named Executive Officer giving 30 days' notice of termination;

iii.
the Named Executive Officer being unable to discharge his duties due to physical or mental illness (for the purpose of this discussion "Disability") for a period of more than nine consecutive months or 12 months during any 18-month period; and

iv.
(a) the final non-appealable adjudication of such Named Executive Officer as guilty of a felony or (b) the unanimous determination of our Board (other than such Named Executive Officer) that such Named Executive Officer has engaged in material intentional misconduct or the gross neglect of his duties that has a material adverse effect on our business (for the purpose of this discussion, "For Cause").

Upon the death or "Disability" of our Chairman and Chief Executive Officer or our termination of our employment agreement with such Named Executive Officer other than "For Cause," such employment agreement provides that we would be required to pay this Named Executive Officer a lump sum payment equal to the sum of (a) twice the sum of his highest annual base salary during employment with us, and (b) twice the greater of (i) the highest bonus, incentive or other compensation payment actually received by such officer during the three years preceding the termination and (ii) the highest bonus, incentive or other compensation payment such officer was entitled to receive during the three years preceding the termination. Additionally, we will be required to provide all applicable benefits to such officer and his family for a period of two years. All stock options warrants or other similar securities will become fully vested.

In determining whether to approve and setting the terms of such termination arrangements, our Board recognizes that executives, especially highly ranked executives, often face challenges securing new employment following termination. Based upon the data reviewed by our Board, we believe that the payments to be made upon termination are generally in line with severance packages offered to similarly situated executives.

Change in Control

Upon the acquisition by an individual or company of 50.1% or more of our issued and outstanding shares, all options granted to our Chairman and Chief Executive Officer, Chief Financial Officer and the President and Chief Operating Officer of vFinance Investments pursuant to their respective employment agreements will become immediately vested.

Upon a Change in Control, we have agreed to pay to our Chairman and Chief Executive Officer an amount equal to: (a) twice the sum of his highest annual base salary during his employment with us, and (b) twice the greater of (i) the highest bonus, incentive or other compensation payment actually received by him during the three years preceding the Change in Control and (ii) the highest bonus, incentive or other compensation payment he was entitled to receive during the three years preceding the Change in Control. In the event of a Change in Control, all stock options, warrants, stock appreciation rights and other similar securities held by our Chairman and Chief Executive Officer will become immediately and fully vested.

In determining whether to approve and in setting the terms of such Change in Control arrangements, our Board recognizes the importance to us and our stockholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A properly arranged Change in Control provision protects stockholder interests by enhancing employee focus during rumored or actual Change in Control activity through:

•	incentives to remain with us despite uncertainties while a transaction is under consideration or pending; and

•	assurance of compensation for terminated employees after a Change in Control.

We believe that our change in control arrangements are generally in line with such arrangements offered to similarly situated officers of the companies.

For the purposes of this discussion, a "Change of Control" means the occurrence of the following events: (1) thirty percent (30%) or more of our voting stock is acquired by any person (other than the subject executive officer), entity or affiliated group; (ii) an unapproved change to the majority control of our Board; (iii) any merger, consolidation or business combination pursuant to which we are not the surviving corporation; (iv) our liquidation or dissolution; or (v) the sale of all or substantially all of our assets.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides compensation information for the years ended December 31, 2006 and 2007 for Named Executive Officers. The "Compensation Discussion & Analysis" section of this prospectus includes information regarding the material terms of plans and agreements pursuant to which certain items set forth below are paid.

Name and Principal Position (a)	Year (b)	Salary ($) (1) (c)	Bonus ($) (2) (d)	Option Awards ($) (3) (f)	All Other Comp. ($) (4) (i)	Total ($) (j)
Leonard J. Sokolow	2006	340,700	155,000	280,000	9,200	784,900
Chief Executive Officer	2007	394,700	187,000	—	—	581,700

Alan B. Levin	2006	118,200	27,000	135,000	—	280,200
Chief Financial Officer	2007	165,000	65,000	—	—	230,000

Richard Campanella	2006	147,500	7,000	—	—	154,500
President and Chief Operating Officer of vFinance Investments, Inc.	2007	150,900	114,600	—	—	265,500

(1) Mr. Levin assumed the position of Chief Financial Officer effective on December 29, 2006 and the position of interim Chief Financial Officer on July 24, 2006. Prior to July 2006, Mr. Levin served as our Controller. The information presented herein represents actual amounts paid for the period from January 1, 2006 to December 31, 2006.

(2) Bonus amounts have been determined pursuant to the bonus terms outlined in our Named Executive Officers' respective employment agreements or based on the discretion of the Board of Directors.

(3) Options amounts have been determined pursuant to the option terms outlined in our Named Executive Officers' respective employment agreements or based on the discretion of the Board of Directors.

(4) Represents health insurance contributions.

Grants Of Plan-Based Awards

The Named Executive Officers were not granted any plan-based awards during fiscal year 2007.

Employment Agreements

Leonard J. Sokolow - Chairman and Chief Executive Officer

On November 16, 2004, we entered into a new employment agreement with Leonard J. Sokolow, who is the beneficial owner of 10.7% of our total outstanding common shares at December 31, 2007, pursuant to which Mr. Sokolow served as our Chief Executive Officer and President. The employment agreement provides that Mr. Sokolow receive an initial base salary of $257,000 per annum, subject to a 5% increase per annum beginning January 1, 2005. Our Board will review the base salary at least annually and may increase (but not decrease) the base salary from time to time. Additionally, the employment agreement provides that Mr. Sokolow receive (i) a discretionary bonus, interim cash bonus and/or other bonus when and in such amounts as may be determined by our Board of Directors based on his performance, our performance and/or other factors and (ii) incentive compensation paid quarterly no later than the 45th day following the end of quarter primarily based on our performance. The employment agreement has a term of three years, subject to automatic extensions for one year on each anniversary date thereafter unless we have provided a non-renewal notice thirty (30) days prior to such anniversary date. The employment agreement also contains provisions related to change of control, discussed in detail under the heading "Executive Compensation -Post-Termination / Change in Control Benefits," below.

On May 12, 2006, Mr. Sokolow and we entered into an amendment to his employment agreement to provide a base salary of $343,511. On December 29, 2006, Mr. Sokolow and we entered into another amendment to his employment agreement, pursuant to which Mr. Sokolow serves as the Chairman of our Board of Directors and our Chief Executive Officer. Mr. Sokolow's base salary was increased from $343,511 per annum to $396,750 per annum, subject to an annual increase based on the reported cost of living adjustment beginning January 1, 2008. None of the other terms of Mr. Sokolow's employment agreement were modified in any material respect.

Alan B. Levin - Chief Financial Officer

On July 24, 2006, we entered into an employment agreement with Alan B. Levin, pursuant to which Mr. Levin served as our Interim Chief Financial Officer. Under the terms of his employment agreement, Mr. Levin is entitled to an annual base salary of $135,000, plus certain incentive bonuses. On December 29, 2006, Mr. Levin was appointed our Chief Financial Officer, upon which his annual base salary increased to $165,000 under his employment agreement. In addition, we granted to Mr. Levin five-year options to purchase 500,000 of our shares at an exercise price of $0.20 per share, of which 125,000 options shall vest on July 24, 2007, and 125,000 options shall vest each subsequent yearly anniversary thereafter provided that Mr. Levin is employed on the applicable vesting date. Mr. Levin's employment is terminable at will. Upon the acquisition by any individual, group or entity of more than 50% of the issued and outstanding shares of the Company's common stock, Mr. Levin's options will vest immediately.

Richard Campanella - Secretary and President and Chief Operating Officer of vFinance Investments, Inc.

On January 20, 2005, we entered into an employment agreement with Richard Campanella, pursuant to which Mr. Campanella serves as the President and Chief Operating Officer of vFinance Investments. Under the terms of his employment agreement, Mr. Campanella is entitled to an annual base salary of $135,000, plus certain incentive bonuses. In addition, we granted to Mr. Campanella five-year options to purchase 600,000 of our shares at an exercise price of $0.18 per share, of which 275,000 options were vested as of July 1, 2007, and 125,000 options shall vest each subsequent yearly anniversary thereafter provided that Mr. Campanella is employed on the applicable vesting date. Mr. Campanella's employment with us is terminable at will.

Outstanding Equity Awards At Year-End

None of our Named Executive Officers exercised options or received stock awards during the year ended December 31, 2007.

Option Awards
Name	Number of Securities Underlying Unexercised Option (#), Exercisable	Number of Securities Underlying Unexercised Option (#), Unexercisable	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(e)	(f)
Leonard J. Sokolow	750,000	750,000	0.155	12/29/10
	500,000	1,500,000	0.210	12/28/11
Alan B. Levin	80,000	80,000	0.180	06/13/10
	25,000	25,000	0.155	12/29/10
	125,000	375,000	0.200	07/23/11
	125,000	375,000	0.210	12/28/11
Richard Campanella	300,000	300,000	0.170	06/30/10

Option Exercises and Stock Vested

None of our Named Executive Officers exercised options or received stock awards during the year ended December 31, 2007.

Pension Benefits

We do not have any defined benefit plans and only offer defined contribution plans.

Non-Qualified Deferred Compensation

We do not have any non-qualified deferred contribution plans or other deferred compensation plans.

Post-Termination / Change in Control Benefits

The section below describes the payments that may be made to Named Executive Officers upon termination or Change in Control, as defined below, pursuant to individual agreements. For payments made to a participant upon a retirement other than in connection with termination or a Change in Control, see Pension Benefits above.

Termination

Our employment agreements with our Chief Financial Officer and the President and Chief Operating Officer of vFinance Investments are terminable at will. Accordingly, we will not incur any obligations upon the termination of these Named Executive Officers.

Our employment agreement with our Chairman and Chief Executive Officer may be terminated upon the occurrence of the following:

i.	the death of such Named Executive Officer;

ii.	such Named Executive Officer giving 30 days' notice of termination;

iii.
the Named Executive Officer being unable to discharge his duties due to physical or mental illness (for the purpose of this discussion "Disability") for a period of more than nine consecutive months or 12 months during any 18-month period; and

iv.
(a) the final non-appealable adjudication of such Named Executive Officer as guilty of a felony or (b) the unanimous determination of our Board (other than such Named Executive Officer) that such Named Executive Officer has engaged in material intentional misconduct or the gross neglect of his duties that has a material adverse effect on our business (for the purpose of this discussion, "For Cause").

Upon the death or "Disability" of our Chairman and Chief Executive Officer or our termination of our employment agreement with such Named Executive Officer other than "For Cause," such employment agreement provides that we would be required to pay this Named Executive Officer a lump sum payment equal to the sum of (a) twice the sum of his highest annual base salary during employment with us, and (b) twice the greater of (i) the highest bonus, incentive or other compensation payment actually received by such officer during the three years preceding the termination and(ii) the highest bonus, incentive or other compensation payment such officer was entitled to receive during the three years preceding the termination. Additionally, we will be required to provide all applicable benefits to such officer and his family for a period of two years. All stock options warrants or other similar securities will become fully vested.

Assuming our Chairman and Chief Executive Officer's employment was terminated on December 31, 2007 upon his death or "Disability" or our termination other than "For Cause," we would be required to pay him a lump sum of approximately $1.15 million.

Change in Control

Upon the acquisition by an individual or company of 50.1% or more of our issued and outstanding shares, all options granted to our Chairman and Chief Executive Officer, our Chief Financial Officer and the President and Chief Operating Officer of vFinance Investments pursuant to their respective employment agreements will become immediately vested. Upon the acquisition by an individual or company of 50.1% or more of our issued and outstanding shares on December 31, 2007, 2,250,000 shares of common stock underlying options held by our Chairman and Chief Executive Officer, 855,000 shares of common stock underlying options held by our Chief Financial Officer and 300,000 shares of common stock underlying options held by the President and Chief Operating Officer of vFinance Investments would have vested. The value received by our Chairman and Chief Executive Officer, our Chief Financial Officer and the President and Chief Operating Officer of vFinance Investments would have been $1,675 and $6,000, respectively, calculated as the excess of the stock closing value on December 31, 2007 over the total options outstanding for each executive at the exercise price for their respective option grants.

Upon a Change in Control, we have agreed to pay to our Chairman and Chief Executive Officer an amount equal to: (a) twice the sum of his highest annual base salary during his employment with us, and (b) twice the greater of (i) the highest bonus, incentive or other compensation payment actually received by him during the three years preceding the Change in Control and (ii) the highest bonus, incentive or other compensation payment he was entitled to receive during the three years preceding the Change in Control. In the event of a Change in Control, all stock options, warrants, stock appreciation rights and other similar securities held by our Chairman and Chief Executive Officer will become immediately and fully vested. Upon a Change in Control as of December 31, 2007, we would have been required to pay our current Chairman and Chief Executive Officer a lump sum of approximately $1.15 million.

Director Compensation

The following table sets forth a summary of the compensation earned by our non-employee directors and/or paid to certain of our non-employee directors in 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Charles R. Modica	7,000	24,000	31,000
Jorge A. Ortega	7,000	24,000	31,000

Director Compensation Policy

Each director who is not an executive officer is entitled to an annual fee of $12,000, payable quarterly. Directors who are executive officers are not entitled to an annual fee.

On June 6, 2007, we granted each Mr. Ortega and Mr. Modica a five-year stock option to purchase 200,000 shares of our common stock at an exercise price of $0.20 per share, the closing price of our common stock on June 6, 2007, in connection with their agreement to join the Board.

The stock options granted to Messrs. Ortega and Modica vest 25% per year over four years beginning on June 6, 2008. Upon the acquisition by an individual or company of 50.1% or more our issued and outstanding shares of common stock, all options granted to Messrs. Ortega and Modica will become immediately vested.

Employee directors do not receive any compensation for serving on our Board of Directors.

Compensation Committee Interlocks and Insider Participation

Our Board of Directors performs the equivalent functions of a compensation committee. The members of our Board of Directors during 2007 were Leonard J. Sokolow, Charles R. Modica and Jorge A. Ortega. Mr. Sokolow has been the chairman of our Board of Directors since January 1, 2007, one of our directors since November 8, 1997 and our Chief Executive Officer since November 8, 1999. From January 5, 2001 through December 31, 2006, Mr. Sokolow was our President. Messrs. Modica and Ortega have been members of our Board of Directors since January and July 2007, respectively. Except as otherwise set forth in this prospectus, we did not engage in any transactions with Messrs. Sokolow, Modica or Ortega since January 1, 2007 in which the amount involved exceeded $120,000. None of our executive officers serve as director of, or in any compensation-related capacity for, companies with which members of our Board of Directors are affiliated.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Party Transactions

Except as otherwise set forth in this prospectus, we did not engage in any transactions with related parties since January 1, 2007 in which the amount involved exceeded $120,000.

We have a written policy regarding the review, approval or ratification of related person transactions. A related person transaction for the purposes of the policy is a transaction between us and one of our directors or nominees for director, executive officers or 5% shareholders, or a member of one of these persons' immediate family, in which such person has a direct or indirect material interest and involves more than $120,000. Under this policy, related person transactions are prohibited unless our Board of Directors, or a committee designated thereby, has determined in advance that the transaction is in our best interests. In the event we enter into such a transaction without board approval, the Board of Directors must promptly review its terms and may ratify the transaction if it determines it is appropriate.

Director Independence

The Board of Directors has determined that Charles R. Modica and Jorge A. Ortega are "independent" as such term is defined by the applicable listing standards of The NASDAQ Stock Market, Inc. Our Board of Directors based this determination on our directors' employment relationships.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below provides information regarding the beneficial ownership of the common stock as of January 24, 2008. The table reflects ownership by: (1) each person or entity who owns beneficially 5% or more of the shares of our outstanding common stock, (2) each of our directors, (3) each of the Named Executive Officers, and (4) our directors and officers as a group. Except as otherwise indicated, and subject to applicable community property laws, we believe the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Except as otherwise indicated, each stockholder's percentage ownership of our common stock in the following table is based on 54,829,876 shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class

Leonard J. Sokolow (2)	7,133,010	12.7%
Charles R. Modica	—	*
Jorge A. Ortega	—	*
Alan Levin (3)	430,000	*
Richard Campanella (4)	425,000	*
Timothy E. Mahoney (5)	6,880,009	8.4%
Highlands Group Holdings, Inc. (6)	2,175,000	4.0%
Sterling Financial Group of Companies, Inc. (7)	4,935,502	9.0%
Oxir Investment Ltd. (8)	3,000,000	5.5%
Dennis De Marchena (9)	6,947,653	12.3%

All executive officers and directors as a group (5 persons)	7,988,010	14.1%

*Denotes less than 1% ownership

(1) Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to option or warrants currently exercisable or exercisable within 60 days of January 24, 2008, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated, the officer, directors and stockholders can be reached at our principal offices. Percentage of ownership is based on 54,829,876 shares of common stock outstanding as of January 24, 2008.

(2) Includes 5,883,010 shares of common stock issued in the names of Mr. Sokolow and his wife, and 1,250,000 shares of common stock issuable upon exercise of options at a weighted-average price of $0.177 per share, which options are exercisable within 60 days of January 24, 2008.

(3) Includes 75,000 shares of common stock issued in the name of Mr. Levin and 355,000 shares of common stock issuable upon exercise of options at a weighted-average price of $0.196 per share, which options are exercisable within 60 days of January 24, 2008.

(4) Includes 125,000 shares of common stock issued in the name of Mr. Campanella and 300,000 shares of common stock issuable upon exercise of options at a price of $0.17 per share, which options are exercisable within 60 days of January 24, 2008.

(5) Includes 2,175,000 shares of common stock issued in the name of Highlands Group Holdings, Inc., 3,205,009 shares of common stock issued in the name of Mr. Mahoney and 1,500,000 shares of common stock issuable upon exercise of options at a price of $0.155 per share, which options are exercisable within 60 days of January 24, 2008. Mr. Mahoney's address is 68 Cayman Place, Palm Beach Gardens, Florida 33418.

(6) Highlands Group Holdings, Inc., whose address is 68 Cayman Place, Palm Beach Gardens, Florida 33418, is wholly owned by Mr. Timothy Mahoney, our former Chairman and Chief Operating Officer. Mr. Mahoney, as the owner of Highlands Group Holdings, Inc., is deemed to beneficially own the 2,175,000 shares held by Highlands Group Holdings, Inc.

(7) Based solely on information contained in a Schedule 13D filed with the SEC on May 22, 2006, Sterling Financial Group of Companies, Inc.'s former business address was 1200 North Federal Highway, Suite 401, Boca Raton, Florida 33432. Charles Garcia, as the sole officer of Sterling Financial Group of Companies, Inc., has the power to vote and to dispose of all of the shares held by Sterling Financial Group of Companies, Inc., and is deemed to have shared voting power and shared dispositive power with respect to such shares. Mr. Garcia has advised us that Sterling Financial Group of Companies, Inc. beneficially owns 4,935,502 shares of common stock.

(8) Based solely on information contained in a Schedule 13D filed with the SEC on July 13, 2006, Vassili Oxenuk, as sole officer and director and sole shareholder of Oxir Investment Ltd., has the power to vote and to dispose of all of the shares held by Oxir Investment Ltd., and is deemed to have shared voting power and shared dispositive power with respect to such shares. Oxir Investment Ltd.'s business address is The Studio, St. Nicholas Close, Elstree Herts, United Kingdom WD6 3EW. Mr. Oxenuk has advised us that Oxir Investments Ltd. beneficially owns 3,000,000 shares of common stock.

(9) Includes 5,407,756 shares of common stock issued in the name of Mr. De Marchena and 1,539,897 shares of common stock issuable upon exercise of warrants at a price of $0.11 per share, which warrants are exercisable within 60 days of January 24, 2008.  Mr. De Marchena's address is Avenida Boulevard El Cafetal, Edificio Mara, Apartmento 01, Planta Baja, Frente a Quinta Leonor, El Cafetel, Caracas, Venezuela 1060.

In connection with Sterling Financial's acquisition of our securities, on May 11, 2006, we and vFinance Investments entered into a voting and lockup agreement with Sterling Financial, Charles Garcia, Leonard J. Sokolow and Timothy E. Mahoney. Pursuant to this agreement, Leonard J. Sokolow and Timothy E. Mahoney agreed, in their capacity as stockholders and directors, to vote for a designee of Charles Garcia to serve on our Board of Directors for so long as Mr. Garcia is employed by vFinance Investments and to vote for Mr. Garcia's designee to so serve for the one-year period beginning upon Mr. Garcia's departure. Mr. Garcia's designee is Jorge Ortega. On January 17, 2006, we also entered into a standstill agreement with Sterling Financial, Charles Garcia and Alexis Korybut, to provide restrictions on certain actions for a defined period of time.

In connection with the execution of the Merger Agreement, National and vFin Acquisition Corporation have entered into a voting agreement with Leonard J. Sokolow and Dennis De Marchena, who own approximately 10.7% and 9.9%, respectively, of our outstanding shares of common stock as of January 24, 2008. Pursuant to the agreement, Mr. Sokolow has agreed to vote all of his shares and Mr. De Marchena has agreed to vote 2,000,000 of his shares in favor of the merger and against any transaction or other action that would interfere with the merger.

Pursuant to the Merger Agreement, Mark Goldwasser, Chairman of the board of directors of National, Christopher Dewey, Vice Chairman of the board of directors of National, and Leonard J. Sokolow, our Chairman and  Chief Executive Officer, will enter into an agreement on the effective date of the Merger Agreement to vote their shares of National for the election of each other and up to three designees of Mr. Goldwasser and up to three designees of Mr. Sokolow until the earlier to occur of: (i) National's merger, consolidation or reorganization whereby the holders of National's voting stock own less than 50% of the voting power of National after such transaction; (ii) by mutual consent of the parties thereto; (iii) the date that Messrs. Goldwasser, Sokolow and Dewey own in the aggregate less than one percent of the outstanding voting securities of National; (iv) upon the fifth anniversary of the agreement; or (v) upon listing of National's common stock on AMEX, the NASDAQ Capital Market or the NASDAQ Global Market.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading History

Our common stock has been listed for trading on the National Association of Securities Dealers, Inc.'s Over-the-Counter Bulletin Board, or the OTC Bulletin Board, under the symbol "VFIN.OB." The following is a summary of the high and low closing prices of our common stock on the OTC Bulletin Board during the periods presented. Such prices represent inter-dealer prices, without retail mark-up, mark down or commissions, and may not necessarily represent actual transactions. Trading in our common stock has not been extensive and such trades should not be characterized as constituting an active trading market.

	High	Low

Year Ended December 31, 2007
First Quarter	$0.21	$0.17
Second Quarter	0.24	0.17
Third Quarter	0.24	0.18
Fourth Quarter	0.26	0.17

Year Ended December 31, 2006
First Quarter	$0.28	$0.16
Second Quarter	0.31	0.18
Third Quarter	0.25	0.18
Fourth Quarter	0.27	0.18

On January 24, 2008, the closing sales price for the common stock was $0.18, as reported on the website of the OTC Bulletin Board. As of January 24, 2008, there were approximately 297 stockholders of record of the common stock (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms).

Dividends

Since inception, we have not declared or paid any dividend on our common stock. We do not anticipate that any dividends will be declared or paid in the future on our common stock.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2007, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance under: all compensation plans previously approved by our security holders; and all compensation plans not previously approved by our security holders.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-Average Exercise Price Outstanding options, warrants and rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders (1)	21,074,729	0.18	—
Total	21,074,729	$0.18	—

(1) Includes options and warrants granted pursuant to individual compensation arrangements.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, and 2,500,000 shares of preferred stock, par value $.01 per share. We currently have no preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders and do not have cumulative voting rights. They are also entitled to receive any dividends that may be declared from time to time by our Board of Directors out of legally available funds. If our company is liquidated, dissolved or wound up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities outstanding at that time. Our common stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of our common stock are fully paid and nonassessable. We may designate and issue preferred stock in the future. The rights and privileges of the holders of our common stock may be adversely affected by any issuance of preferred stock.

Preferred Stock

The Board of Directors has the authority, without further action by the stockholders, to issue up to 2,500,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including: dividend rights; conversion rights; voting rights, which may be greater or lesser than the voting rights of the common stock; rights and terms of redemption; liquidation preferences; and sinking fund terms. The issuance of shares of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that these holders will receive dividends and payments upon liquidation of our company and could have the effect of delaying, deferring or preventing a change in control of our company. We have no present plans to issue any shares of preferred stock.

Certain Charter and By-Law Provisions

Our certificate of incorporation and bylaws contain provisions that may make it more difficult for a third party to acquire control of our company. These provisions could limit the price investors might be willing to pay in the future for shares of our common stock. For example, we are allowed to issue preferred stock without stockholder approval and special meetings of our stockholders may be called only by the Chairman of the Board of Directors or by the Board of Directors. These provisions may make it more difficult for stockholders to force our company to take action and could have the effect of delaying or preventing a change in control of our company. We are authorized to issue 100,000,000 shares of common stock, of which 54,829,876 shares were issued and outstanding as of January 24, 2008. We are authorized to issue up to 2,500,000 shares of preferred stock, none of which is currently issued and outstanding. The number of stockholders of record for the common stock as of January 24, 2008 was approximately 297. We have not paid any cash dividends since inception, and we do not anticipate paying any cash dividend in the foreseeable future.

Warrants to Purchase Our Common Stock

As of January 24, 2008, warrants to purchase approximately 4.6 million shares of our common stock were issued and outstanding. These warrants expire at various dates between January 2008 and August 2011. The weighted average exercise price of these warrants is $0.17. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Options to Purchase Our Common Stock

As of January 24, 2008, options to purchase approximately 16.5 million shares of our common stock were issued and outstanding. These options expire at various dates between January 2008 and November 2012 and are subject to forfeiture provisions as outlined in the agreements upon termination of employment or service. The weighted average exercise price of these options is $0.19. Each option contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

LEGAL MATTERS

The validity of the shares of our common stock offered by the Selling Stockholder will be passed upon by the law firm of Edwards Angell Palmer & Dodge LLP, Fort Lauderdale, Florida.

EXPERTS

The Consolidated Financial Statements of the Company as of and for the years ended December 31, 2005 and 2006 have been included herein and in the Registration Statement in reliance upon the reports of Sherb & Co., LLP, independent registered public accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement we have filed with the SEC. We have not included in this prospectus all of the information contained in the Registration Statement, and you should refer to the Registration Statement and its exhibits for further information. We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, DC 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street, N.E., Washington, DC 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov. We furnish our security holders with an annual report before each of our annual meetings of stockholders. Our annual reports include financial statements prepared in accordance with generally accepted accounting principles, except as disclosed therein. These annual financial statements are examined by our independent registered public accounting firm. Our website address is http://www.vFinance.com. The information on our website is not incorporated into this prospectus.

FINANCIAL STATEMENTS
Index to Financial Statements

Unaudited Condensed Consolidated Statements of Financial Condition as of September 30, 2007 and December 31, 2006	F-2
Unaudited Condensed Consolidated Statements of Operations for the Three and Nine months Ended September 30, 2007 and 2006	F-3
Unaudited Condensed Consolidated Statement of Shareholders' Equity for the Nine months ended September 30, 2007	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2007 and 2006	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6

Report of Independent Registered Public Accounting Firm	F-12
Consolidated Statements of Financial Condition for each of the two years in the period ended December 31, 2006	F-13
Consolidated Statements of Operations for each of the three years in the period ended December 31, 2006	F-14
Consolidated Statements of Changes in Shareholders' Deficit for each of the three years in the period ended December 31, 2006	F-15
Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2006	F-16
Notes to Consolidated Financial Statements	F-17

VFINANCE, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2007	December 31, 2006
	(Restated and Revised)	(Restated and Revised)
Assets:
Current assets:
Cash and cash equivalents	$4,484,700	$4,205,200
Due from clearing broker	909,200	299,900
Securities owned:
Marketable, at fair value	737,500	1,024,000
Not readily marketable, at estimated fair value	421,400	549,200
Accounts receivable	114,000	123,800
Forgivable loans - employees, current portion	39,200	58,800
Notes receivable - employees	33,100	128,100
Prepaid expenses and other current assets	149,300	184,000
Total current assets	6,888,400	6,573,000

Property and equipment, net	702,000	661,000
Customer relationships, net	3,494,500	4,115,400
Other assets	534,900	443,000
Total assets	$11,619,800	$11,792,400

Liabilities and shareholders' equity:
Current liabilities:
Accounts payable	$765,300	$821,700
Accrued compensation	2,776,700	2,394,600
Other accrued liabilities	562,900	800,700
Securities sold, not yet purchased	227,500	41,600
Capital lease obligations, current portion	201,300	210,800
Other	281,800	348,500
Total current liabilities	4,815,500	4,617,900

Capital lease obligations, long term	206,600	125,600

Shareholders' Equity:

Common stock $0.01 par value, 100,000,000 shares authorized 54,829,876 and 54,579,876 shares issued and outstanding	548,300	545,800
Additional paid-in capital	31,543,700	31,145,900
Accumulated deficit	(25,494,300)	(24,642,800)
Total shareholders' equity	6,597,700	7,048,900
Total liabilities and shareholders' equity	$11,619,800	$11,792,400

See accompanying notes to Unaudited Condensed Consolidated Financial Statements.

VFINANCE, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Restated and Revised)	(Restated and Revised)	(Restated and Revised)	(Restated and Revised)
Revenues:
Commissions - agency	$6,014,500	$4,849,900	$18,521,800	$14,374,700
Trading profits	2,849,600	2,794,500	9,684,700	6,798,600
Success fees	624,400	989,700	3,069,200	3,892,700
Other brokerage related income	1,453,600	847,900	4,681,700	2,394,000
Consulting fees	13,900	44,700	50,000	347,700
Other	30,000	70,900	100,400	351,600
Total revenues	10,986,000	9,597,600	36,107,800	28,159,300

Compensation, commissions and benefits	9,334,600	7,641,400	29,247,300	22,197,100
Clearing and transaction costs	1,055,000	1,015,800	3,298,800	3,006,600
General and administrative costs	719,200	785,300	2,699,200	2,015,500
Occupancy and equipment costs	277,000	335,400	809,200	860,200
Depreciation and amortization	325,000	310,200	964,000	643,900
Total operating costs	11,710,800	10,088,100	37,018,500	28,723,300
Loss from operations	(724,800)	(490,500)	(910,700)	(564,000)

Other income (expenses):
Interest income	7,400	19,400	32,600	56,600
Interest expense	(26,300)	(14,300)	(62,500)	(44,500)
Dividend income	3,000	5,600	10,200	19,400
Other income, net	75,100	37,300	78,900	58,400
Total other income, net	59,200	48,000	59,200	89,900

Loss before income taxes	(665,600)	(442,500)	(851,500)	(474,100)
Income tax benefit (provision)	-	-	-	-

Net loss	$(665,600)	$(442,500)	$(851,500)	$(474,100)

Net loss per share: basic and diluted	$(0.01)	$(0.01)	$(0.02)	$(0.01)

Weighted average number of shares outstanding: basic and diluted	54,679,900	53,126,100	54,646,900	46,912,900

See accompanying notes to Unaudited Condensed Consolidated Financial Statements.

VFINANCE, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock Shares	Common Stock Amount	Additional Paid-In Capital	Accumulated Deficit [Restated and Revised]	Total Share-holders' Equity

Balance at December 31, 2006	54,579,876	$545,800	$31,145,900	$(24,642,800)	$7,048,900
Net loss (restated and revised)	-	-	-	(851,500)	(851,500)
Stock-based compensation expense	-	-	350,300	-	350,300
Issuance of shares for services rendered	250,000	2,500	47,500	-	50,000

Balance at September 30, 2007	54,829,876	$548,300	$31,543,700	$(25,494,300)	$6,597,700

See accompanying notes to Unaudited Condensed Consolidated Financial Statements.

VFINANCE, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2007	2006
	(Restated and Revised)	(Restated and Revised)

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net loss	$(851,500)	$(474,100)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash fees received	(696,600)	(1,525,400)
Non-cash compensation paid	537,100	1,060,300
Depreciation and amortization	964,000	643,900
Stock-based compensation	350,300	353,300
Provision for doubtful accounts	-	10,000
Amounts forgiven under forgivable loans	54,800	17,900
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	9,800	142,100
Forgivable loans	(35,200)	(50,400)
Due from clearing broker	(609,300)	(114,700)
Notes receivable - employees	95,000	(51,900)
Investments in marketable securities	286,500	19,900
Investments in not readily marketable securities	287,300	385,800
Other current assets	84,700	11,900
Other assets and liabilities, net	(158,600)	(54,800)
Increase in:
Accounts payable and accrued liabilities	87,900	196,300
Securities sold, not yet purchased	185,900	164,500
Cash provided by operating activities	592,100	734,600

CASH USED IN INVESTING ACTIVITIES:
Purchase of property and equipment	(109,400)	(167,000)
Investment in unconsolidated affiliate	-	(161,900)
Cash used in investing activities	(109,400)	(328,900)

CASH USED IN FINANCING ACTIVTIES:
Repayments of capital lease obligations	(203,200)	(150,800)

Cash used in financing activities	(203,200)	(150,800)

Increase in cash and cash equivalents	279,500	254,900
Cash and cash equivalents at beginning of period	4,205,200	4,427,400
Cash and cash equivalents at end of period	$4,484,700	$4,682,300

See accompanying notes to Unaudited Condensed Consolidated Financial Statements.

vFINANCE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

vFinance, Inc. (the "Company") is a financial services company that specializes in high growth opportunities. Its three principal lines of business are: (1) offering full service retail brokerage to approximately 12,000 high net worth and institutional clients, (2) providing investment banking and advisory services to micro, small and mid-cap high growth companies, and (3) trading securities, including making markets in over 3,500 micro and small cap stocks and providing liquidity in the United States Treasury marketplace. In addition to the Company’s core business, it offers information services on its website. vFinance Investments, Inc. ("vFinance Investments") and EquityStation, Inc. ("EquityStation"), both subsidiaries of the Company, are broker-dealers registered with the Securities and Exchange Commission ("SEC"), and members of Financial Industry Regulatory Authority ("FINRA") (formerly the National Association of Securities Dealers) and Securities Investor Protection Corporation ("SIPC"). vFinance Investments is also a member of the National Futures Association ("NFA").

The Unaudited Condensed Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts have been eliminated in consolidation.

The Unaudited Condensed Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the three and nine month periods ended September 30, 2007 are not necessarily indicative of the results to be expected for the year ended December 31, 2007. The interim financial statements should be read in connection with the audited financial statements and notes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

Reclassifications

Certain items in the 2006 Unaudited Condensed Consolidated Financial Statements have been reclassified to conform to the presentation in the 2007 Unaudited Condensed Consolidated Financial Statements. Such reclassifications did not have a material impact on the presentation of the overall financial statements.

Restatement and Revision

As previously described in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, the Company recorded adjustments as a result of comments from the staff of the SEC to reclassify marketable securities received as compensation for investment banking services from "trading securities" to "available-for-sale" securities, effective January 1, 2002 as part of a restatement. As a result of this reclassification, non-cash unrealized gains and losses related to the securities classified as available-for-sale were reclassified from the determination of net income (loss) to other comprehensive income (loss), a component of shareholders' equity.

On November 12, 2007, after reconsidering the adjustments to the financial statements described in the previous paragraph, management determined that the reclassification suggested by the staff of the SEC should not have been made and, as a result, the Company revised the previously restated Consolidated Financial Statements as of and for the years ended December 31, 2006, 2005, 2004 and 2003.

As previously described in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, it was the Company's policy to reduce the market value of investments in restricted stock by 25% to reflect such restrictions. On December 11, 2007, after discussions with the staff of the SEC and after considering applicable accounting guidance related to the valuation of restricted securities, the Company concluded that the 25% valuation reduction was not consistent with generally accepted accounting principles in the United States. As a result of this determination, the Company has revised its previously restated Consolidated Financial Statements as of and for the years ended December 31, 2006, 2005, 2004 and 2003 to remove the effects of this policy.

vFINANCE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

A summary of the net effect of this restatement revision for the three and nine months ended September 30, 2007 and 2006 is as follows:

	Three Months Ended September 30, 2007			Nine Months Ended September 30, 2007
	As Reported in the Company's Form 10-Q dated September 30, 2007	Effect of Restate- ment Revisions	Restated and Revised	As Reported in the Company's Form 10-Q dated September 30, 2007	Effect of Restate- ment Revision	Restated and Revised
Statement of Operations:
Success fees	$648,700	(24,300)	$624,400	$3,092,000	(22,800)	$3,069,200
Total revenues	$11,010,300	(24,300)	$10,986,000	$36,130,600	(22,800)	$36,107,800
Loss from operations	$(700,500)	(24,300)	$(724,800)	$(887,900)	(22,800)	$(910,700)
Net loss	$(641,300)	(24,300)	$(665,600)	$(828,700)	(22,800)	$(851,500)

Net loss per share - basic and diluted	$(0.01)		$(0.01)	$(0.02)		$(0.02)
Wt. avg. shares outstanding basic and diluted	54,679,900		54,679,900	54,646,900		54,646,900

	Three Months Ended September 30, 2006			Nine Months Ended September 30, 2006
	As Reported in the Company's Form 10-Q dated September 30, 2007	Effect of Restate- ment Revisions	Restated and Revised	As Reported in the Company's Form 10-Q dated September 30, 2007	Effect of Restate- ment Revision	Restated and Revised
Statement of Operations:
Success fees	$1,000,200	$(10,500)	$989,700	$3,850,800	$41,900	$3,892,700
Total revenues	$9,608,100	$(10,500)	$9,597,600	$28,117,400	$41,900	$28,159,300
Loss from operations	$(480,000)	$(10,500)	$(490,500)	$(605,900)	$41,900	$(564,000)
Net loss	$(432,000)	$(10,500)	$(442,500)	$(516,000)	$41,900	$(474,100)

Net loss per share - basic and diluted	$-		$-	$-		$(0.01)
Wt. avg. shares outstanding basic and diluted	54,679,900		53,126,100	46,912,900		46,912,900

Securities Owned

As of September 30, 2007 and December 31, 2006, marketable securities consisted primarily of publicly traded unrestricted common stock, municipal securities and corporate bonds the Company buys and sells in market-making and trading activities. Marketable securities are stated at fair value, based on information obtained from the Company's clearing firms and nationally recognized exchange values.

Not readily marketable securities consist of publicly traded common stock restricted as to resale and common stock purchase warrants, both of which are typically received as compensation for investment banking services. Restricted stock and stock purchase warrants may be sold to certain qualified investors prior to the removal of the resale restrictions, as dictated by Rule 144. Restricted stock, including restricted stock obtained as a result of exercising common stock purchase warrants, remains classified as not readily marketable until the removal of all resale restrictions, typically within a year of the Company's receipt of the security unless subject to a registration statement with a later effective date. Market valuations of restricted stock are based on market prices, as reported by a major exchange such as the NASDAQ Bulletin Board, NASDAQ OTC or other similar nationally recognized exchange.

vFINANCE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements". SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS No. 157 is not expected to have a material impact on the Company's Consolidated Financial Statements.

In December 2006, the FASB issued FASB Staff Position ("FSP") EITF 00-19-2, "Accounting for Registration Payment Arrangements." FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, "Accounting for Contingencies." This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement, and provides disclosure requirements for registration statement arrangements. The adoption of FSP EITF 00-19-2 did not have a material impact on the Company's Consolidated Financial Statements.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Liabilities - Including an Amendment of FASB Statement No. 115". SFAS No. 159 permits entities to choose to measure certain financial assets and liabilities at fair value. Unrealized gains and losses, arising subsequent to adoption, are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS No. 159, if elected, on its Consolidated Financial Statements.

2. PROPERTY AND EQUIPMENT

At September 30, 2007 and December 31, 2006, property and equipment, net consisted of the following:

	September 30, 2007	December 31, 2006

Furniture and fixtures	$90,800	$90,800
Equipment	$795,700	$727,500

Capital leases - computer equipment	$979,200	$704,500
Leasehold improvements	$174,800	$174,800
Software	$256,200	$214,800

	$2,296,700	$1,912,400
Less: accumulated depreciation	$(1,594,700)	$(1,251,400)

Property and equipment, net	$702,000	$661,000

The Company acquired $274,700 of computer equipment under capital leases in the nine months ended September 30, 2007.

The Company recorded depreciation expense of $343,100 and $278,500 in the nine months ended September 30, 2007 and 2006, respectively.

vFINANCE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

3.	STERLING FINANCIAL ACQUISITION

On May 11, 2006, vFinance Investments purchased certain assets of Sterling Financial Investment Group, Inc. ("SFIG") and Sterling Financial Group of Companies, Inc. ("SFGC" and together with SFIG, "Sterling Financial"). The assets acquired from Sterling Financial consisted primarily of client accounts from Sterling Financial's Institutional Fixed Income and Latin American businesses. These transactions were approved by the National Association of Securities Dealers, Inc. on April 28, 2006.

The following unaudited Pro Forma Combined Financial Statements of Sterling and vFinance gives effect to the acquisition of certain assets of Sterling Financial, as though the transactions occurred as of January 1, 2006. This unaudited pro forma information is presented for informational purposes, based upon available data and assumptions that management believes are reasonable, and is not necessarily indicative of future results:

	Nine Months Ended September 30, 2006
	vFinance (Restated and Revised)	Sterling	Adjustments	Pro Forma

Total revenue	28,159,300	3,759,400	-	31,918,700
Income (loss) from operations	(564,000)	48,000	(227,100)	(743,100)
Net income (loss)	(474,100)	48,000	(227,100)	(653,200)
Loss per share - basic and diluted	$(0.01)		$(0.00)	$(0.01)

Wt. avg. shares outstanding - basic and diluted	46,912,900		6,213,400	53,126,300

4.	CUSTOMER RELATIONSHIPS

At September 30, 2007, customer relationships totaled $3.5 million, net of accumulated amortization of $1.4 million. At December 31, 2006 customer relationships totaled $4.1 million, net of accumulated amortization $737,400.

Acquired customer relationships are amortized using the straight-line method over their estimated useful lives, which coincide with their expected revenue-generating lives, ranging from five to ten years. The Company recorded amortization expense of $620,900 and $365,500 in the nine months ended September 30, 2007 and 2006, respectively.

5.	EARNINGS (LOSS) PER SHARE

The Company calculates earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share". In accordance with SFAS No. 128, basic earnings (loss) per share is computed using the weighted average number of shares of common stock outstanding and diluted earnings per share is computed using the weighted average number of shares of common stock and the dilutive effect of options and warrants outstanding, using the "treasury stock" method, as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Weighted average shares outstanding - basic	54,679,900	53,126,100	54,646,900	46,912,900
Effect of dilutive stock options and warrants	-	-	-	-
Weighted average shares outstanding - diluted	54,679,900	53,126,100	54,646,900	46,912,900

As of September 30, 2007, the Company had 21.6 million stock options and warrants outstanding, all of which have been excluded from the computation of diluted earnings per share because they were anti-dilutive. As of September 30, 2006, the Company had 20.1 million stock options and warrants outstanding, all of which have been excluded from the computation of diluted earnings per share because they were anti-dilutive.

vFINANCE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

6.	COMMITMENTS AND CONTINGENCIES

Clearing Agreements

As consideration for certain incentives received at the inception of one of the Company's clearing agreements, the Company would be required to pay a termination fee in the event vFinance Investments terminates the clearing agreement. This fee is reduced annually on a pro rata basis over the five year term of the clearing agreement. As of September 30, 2007, the contingent obligation of the Company associated with this clearing agreement was $680,000.

In May 2007, EquityStation received notification from Merrill Lynch Pierce Fenner & Smith, Broadcort Division ("Merrill") that effective September 22, 2007 it intended to terminate its clearing agreement with EquityStation, in accordance with the clearing agreement.  On September 4, 2007, Merrill extended the termination date to October 23, 2007 and granted an additional extension on October 8, 2007 until November 30, 2007. The Company does not expect this termination to result in a material impact to its Consolidated Financial Statements, as it signed a clearing agreement with Penson Financial Services, Inc. ("Penson Clearing") on September 7, 2007, and also executed a Tri-party Clearing Agreement through vFinance Investments to clear some of its business through National Financial Services.

 Litigation

The business of vFinance Investments and EquityStation involve substantial risks of liability, including exposure to liability under federal and state securities laws in connection with the underwriting or distribution of securities and claims by dissatisfied customers for fraud, unauthorized trading, churning, mismanagement and breach of fiduciary duty. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that generally seek rescission and substantial damages.

In the ordinary course of business, the Company and/or its subsidiaries may be parties to legal proceedings and regulatory inquiries, the outcome of which, either singularly or in the aggregate, is not expected to be material. There can be no assurance however that any sanctions will not have a material adverse effect on the financial condition or results of operations of the Company and/or its subsidiaries.

The following is a brief summary of certain matters pending against or involving the Company and its subsidiaries.

On or about February 28, 2005, Knight Equity Markets, LP ("Knight") filed an arbitration action (FINRA Case No. 05-01069) against vFinance Investments, claiming that vFinance Investments received roughly $6.5 million in dividends that allegedly belong to Knight. vFinance Investments asserts that the dividends actually went to two of its clients, Pearl Securities LLC ("Pearl Securities") and Michael Balog, and that vFinance Investments has no liability. vFinance Investments filed third party claims against Pearl Securities and Michael Balog to bring all of the parties into the action. Knight is seeking approximately $6.5 million in damages plus costs, attorney fees and punitive damages. In January 2008, the Company settled this claim for $325,000 in cash.

On or about September 27, 2005, John S. Matthews filed an arbitration action (FINRA Case No. 05-014991) against the Company, claiming that the Company wrongfully terminated his independent contract with the Company and that the Company "stole" his clients and brokers. Mr. Matthews obtained a temporary restraining order and an agreed upon injunction was issued by the FINRA panel. Mr. Matthews and JMS Capital Holding Corp., a plaintiff in the arbitration action also requested unspecified damages resulting from the Company's alleged improper activity. The Company and Mr. Matthews entered into a settlement agreement in July 2007 with respect to this arbitration action. Pursuant to the terms of the settlement agreement, the Company paid $50,000 to Mr. Matthews in July 2007 and is further obligated to make payments to Mr. Matthews totaling $250,000 ($50,000 in cash payable over 10 months and an additional $200,000 in cash or the Company's stock, at the Company's option over the next three years). In connection with this settlement, the Company recorded $250,000 of arbitration settlement expense (a component of general and administrative costs) during the nine months ended September 30, 2007.

In November 2007, Nupetco Associates, LLC filed a customer arbitration action (FINRA Case No. 07-03152) with FINRA naming vFinance Investments as a co-respondent.  The statement of claim alleges violations of various state and federal securities laws.  The statement of claim seeks compensatory damages of approximately $510,000 against vFinance Investments in addition to costs, attorneys fees and punitive damages.  vFinance Investments has filed an answer and affirmative defenses and has requested discovery from the arbitration claimant.  vFinance Investments intends to vigorously defend the arbitration.

The Company engaged in a number of other legal proceedings incidental to the conduct of its business. These claims aggregate a range of $75,000 to $300,000.

vFINANCE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

As of September 30, 2007 and December 31, 2006, the Company had accrued approximately $240,000 and $70,000, respectively, to provide for these matters. In 2005 the Company acquired an errors and omissions policy for certain future claims in excess of the policy's $75,000 per claim deductible, up to an aggregate of $1.0 million. While the Company will vigorously defend itself in these matters, and will assert insurance coverage and indemnification to the maximum extent possible, there can be no assurance that these lawsuits and arbitrations will not have a material adverse impact on its financial position.

7.	SUBSEQUENT EVENTS

On November 8, 2007, the Company announced entering into a definitive agreement to merge (the "Merger") with National Holdings Corporation ("National"). In conjunction with the Merger, National will issue shares of common stock in National for all outstanding shares of common stock of the Company (other than shares held by National or the Company or any stockholders of the Company who properly exercise dissenters' rights under Delaware law). For each outstanding share of the Company's stock, the Company's shareholders will receive 0.14 shares in National representing in the aggregate approximately 40% of National. The special committee of the board of directors and the board of directors of National have unanimously approved the merger agreement. The special committee of the board of directors and the board of directors of the Company have unanimously approved the merger agreement and recommended that the Company's stockholders adopt the agreement and approve the Merger.

The transaction is subject to various closing conditions, including approval by the Financial Industry Regulatory Authority ("FINRA") and other applicable regulatory authorities, approval of the Merger by the Company's stockholders, completion by National of a private placement of equity securities resulting in gross proceeds of at least $3 million, effectiveness of a Registration Statement on Form S-4 for the National securities to be issued in the Merger to the Company's stockholders and other customary closing conditions. The Merger is expected to close during the first half of calendar year 2008. Until the Merger is completed, both companies will continue to operate their businesses independently. Following the Merger, it is intended that National will operate the broker-dealer subsidiaries independently.

Under the terms of the definitive merger agreement, vFinance or National may, subject to the provisions of the merger agreement, terminate the agreement upon payment of a termination fee.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders vFinance Inc., & Subsidiaries

We have audited the accompanying consolidated statements of financial condition of vFinance Inc., & Subsidiaries, as of December 31, 2006 (as restated and revised) and 2005 (as restated and revised) and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 2006 (as restated and revised), 2005 (as restated and revised) and 2004 (as restated and revised). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of vFinance Inc., & Subsidiaries, at December 31, 2006 (as restated and revised) and 2005 (as restated and revised), and the results of its operations and its cash flows for the years ended December 31, 2006 (as restated and revised), 2005 (as restated and revised) and 2004 (as restated and revised), in conformity with accounting principles generally accepted in the United States.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida January 31, 2008

vFINANCE, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31,

	2006	2005
	(Restated and Revised)	(Restated and Revised)
Assets:
Current assets:
Cash and cash equivalents	$4,205,200	$4,427,400
Due from clearing broker	299,900	705,100
Securities owned:
Marketable securities, at market value	1,024,000	596,000
Not readily marketable securities, at estimated fair value	549,200	408,900
Accounts receivable	123,800	408,800
Forgivable loans - employees, current portion	58,800	-
Notes receivable - employees	128,100	67,600
Prepaid expenses and other current assets	184,000	130,000
Total current assets	6,573,000	6,743,800
Property and equipment, net	661,000	692,600
Customer relationships, net	4,115,400	1,281,800
Other assets	443,000	139,500
Due to/from related parties	-	173,900
Total assets	$11,792,400	$9,031,600

Liabilities and shareholders' equity:
Current liabilities:
Accounts payable	$821,700	$714,200
Accrued compensation	2,394,600	1,678,600
Other accrued liabilities	800,700	825,600
Securities sold, not yet purchased	41,600	42,400
Capital lease obligations, current portion	210,800	187,800
Other	348,500	248,800
Total current liabilities	4,617,900	3,697,400
Capital lease obligations, long term	125,600	225,100
Shareholders' Equity:
Series A Convertible Preferred Stock 0.01 par value, 122,500 shares authorized, 0 shares issued and outstanding	-	-
Series B Convertible Preferred Stock 0.01 par value, 50,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock 0.01 par value, 100,000,000 shares authorized 54,579,876 and 40,276,133 shares issued and outstanding	545,800	402,700
Additional paid-in capital	31,145,900	27,173,500
Accumulated deficit	(24,642,800)	(22,467,100)
Total shareholders' equity	7,048,900	5,109,100
Total liabilities and shareholders' equity	$11,792,400	$9,031,600

The accompanying notes are an integral component of these financial statements.

vFINANCE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,

	2006	2005	2004
	(Restated and	(Restated and	(Restated and
	Revised)	Revised)	Revised)
Revenues:
Commissions - agency	$20,323,700	$15,941,200	$14,571,900
Trading profits	9,606,000	4,177,400	5,156,800
Success fees	4,481,300	2,108,600	3,175,900
Other brokerage related income	3,546,000	2,837,600	2,567,500
Consulting fees	375,400	523,600	370,800
Other	220,300	340,400	437,400
Total revenues	38,552,700	25,928,800	26,280,300
Compensation, commissions and benefits	31,232,000	20,313,300	19,791,000
Clearing and transaction costs	4,337,200	2,977,200	2,239,300
General and administrative costs	3,158,800	2,332,800	2,310,200
Occupancy and equipment costs	1,166,600	743,300	475,600
Depreciation and amortization	958,700	446,300	166,100
Goodwill impairment	0	420,000	0
Total operating costs	40,853,300	27,232,900	24,982,200
Income (loss) from operations	(2,300,600)	(1,304,100)	1,298,100
Other income (expenses):
Gain on forgiveness of debt	0	0	1,500,000
Interest income	85,300	82,600	35,100
Interest expense	(59,700)	(30,700)	(394,400)
Dividend income	22,500	5,900	27,300
Other income (expense), net	76,800	104,800	(231,000)
Total other income (expense)	124,900	162,600	937,000
Income (loss) before income taxes	(2,175,700)	(1,141,500)	2,235,100
Income tax benefit (provision)	0	0	(40,000)
Net income (loss)	$(2,175,700)	$(1,141,500)	$2,195,100
Net income (loss) per share: basic	$(0.04)	$(0.03)	$0.06
Weighted average number of shares outstanding: basic	48,714,800	40,049,700	33,773,300
Net income (loss) per share: diluted	$(0.04)	$(0.03)	$0.06
Weighted average number of shares outstanding: diluted	48,714,800	40,049,700	35,840,200

The accompanying notes are an integral component of these financial statements.

vFINANCE, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 and 2004

	Common Stock Shares	Common Stock Amount	Additional Paid-In Capital	Deferred Compensation	Accumulated Deficit	Total Shareholders’ Equity

Balance at December 31, 2003 (Restated and Revised)	29,851,600	$298,500	$24,601,800	$(24,700)	$(23,520,700)	$1,354,900
Net income (Restated and Revised)	0	0	0	0	2,195,100	2,195,100

Issuance of shares in conjunction with acquisition of Global Partners and EquityStation, Inc. (Note 3)	6,425,200	64,300	1,516,500	0	0	1,580,800
Promissory note conversions (Note 7)	3,444,300	34,400	715,600	0	0	750,000
Conversion premium on promissory note (Note 7)	0	0	231,600	0	0	231,600
Amortization of deferred compensation	0	0	0	5,300	0	5,300
Balance at December 31, 2004 (Restated and Revised)	39,721,100	397,200	27,065,500	(19,400)	(21,325,600)	6,117,700
Net loss (Restated and Revised)	0	0	0	0	(1,141,500)	(1,141,500)

Exercise of stock options	555,000	5,500	108,000	0	0	113,500
Amortization of deferred compensation	0	0	0	19,400	0	19,400
Balance at December 31, 2005 (Restated and Revised)	40,276,100	402,700	27,173,500	0	(22,467,100)	5,109,100
Net loss					(2,175,700)	(2,175,700)

Stock-based compensation expense	0	0	448,200	0	0	448,200

Issuance of shares in conjunction with acquisition of Sterling Financial Group (Note 3)	13,000,000	130,000	3,276,000	0	0	3,406,000
Issuance of shares in arbitration settlements (Note 12)	1,303,800	13,100	248,200	0	0	261,300
Balance at December 31, 2006	54,579,900	$545,800	$31,145,900	0	$(24,642,800)	$7,048,900

The accompanying notes are an integral component of these financial statements.

vFINANCE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

	2006	2005	2004
	(Restated	(Restated	(Restated
	and Revised)	and Revised)	and Revised)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income (loss)	$(2,175,700)	$(1,141,500)	$2,195,100
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Non-cash fees received	(1,974,100)	(487,500)	(419,400)
Non-cash compensation paid	1,350,500	158,100	286,300
Gain on forgiveness of debt	0	0	(1,500,000)
Depreciation and amortization	958,700	446,300	166,100
Issuance of equity in arbitration settlements	261,300	0	0
Provision for doubtful accounts	0	69,700	79,800
Beneficial conversion feature expense	0	0	360,400
Conversion premium expense	0	0	231,600
Stock-based compensation	448,200	19,400	5,300
Goodwill impairment	0	420,000	0
Forgiveness of amount due from unconsolidated affiliate	215,000	0	0
Impairment of investment in unconsolidated affiliate	0	80,000	0
Amounts forgiven under forgivable loans	36,300	6,600	80,200
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	285,000	(393,400)	30,700
Forgivable loans	(95,100)	0	0
Due from clearing broker	405,200	(38,000)	(332,100)
Notes receivable - employees	(60,500)	101,100	14,500
Investments in marketable securities	(428,000)	95,700	(220,400)
Investments in not readily marketable securities	483,300	177,000	488,300
Other current assets	(54,000)	(32,100)	(18,200)
Other assets and liabilities, net	(83,000)	(79,600)	189,400
Increase (decrease) in:
Accounts payable and accrued liabilities	798,600	(50,100)	57,100
Securities sold, not yet purchased	(800)	(25,100)	(16,300)
Cash provided by (used in) operating activities	370,900	(673,300)	1,678,400
CASH USED IN INVESTING ACTIVITIES:
Purchase of property and equipment	(222,700)	(125,700)	(245,800)
Cash acquired in acquisition	0	0	56,200
Investment in unconsolidated affiliate	(161,900)	0	0
Cash used in investing activities	(384,600)	(125,700)	(189,600)
CASH USED IN FINANCING ACTIVITIES:
Repayments of capital lease obligations	(208,500)	(143,400)	(16,300)
Proceeds from exercise of common stock options	0	113,500	0
Cash used in financing activities	(208,500)	(29,900)	(16,300)

Increase (decrease) in cash and cash equivalents	(222,200)	(828,900)	1,472,500
Cash and cash equivalents at beginning of year	4,427,400	5,256,300	3,783,800
Cash and cash equivalents at end of year	$4,205,200	$4,427,400	$5,256,300

The accompanying notes are an integral component of these financial statements.

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

vFinance, Inc. (the "Company") is a financial services company that specializes in high growth opportunities. Its three principal lines of business are: (1) offering full service retail brokerage to approximately 12,000 high net worth and institutional clients, (2) providing investment banking and advisory services to micro, small and mid-cap high growth companies, and (3) trading securities, including making markets in over 3,500 micro and small cap stocks and providing liquidity in the United States Treasury marketplace. In addition to the Company’s core business, it offers information services on its website. vFinance Investments, Inc. ("vFinance Investments") and EquityStation, Inc. ("EquityStation"), both subsidiaries of the Company, are broker-dealers registered with the Securities and Exchange Commission ("SEC"), and members of Financial Industry Regulatory Authority ("FINRA") (formerly the National Association of Securities Dealers) and Securities Investor Protection Corporation ("SIPC"). vFinance Investments is also a member of the National Futures Association ("NFA").

Basis of Presentation

The Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts have been eliminated in consolidation.

Reclassifications

Certain amounts in the 2005 and 2004 Consolidated Financial Statements have been reclassified to conform to the presentation in the 2006 Consolidated Financial Statements. Such reclassifications did not have a material impact on the presentation of the overall financial statements.

Restatement and Revision

As previously described in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, the Company recorded adjustments as a result of comments from the staff of the SEC to reclassify marketable securities received as compensation for investment banking services from "trading securities" to "available-for-sale" securities, effective January 1, 2002 as part of a restatement. As a result of this reclassification, non-cash unrealized gains and losses related to the securities classified as available-for-sale were reclassified from the determination of net income (loss) to other comprehensive income (loss), a component of shareholders' equity.

On November 12, 2007, after reconsidering the adjustments to the financial statements described in the previous paragraph, management determined that the reclassification suggested by the staff of the SEC should not have been made and, as a result, the Company revised the previously restated Consolidated Financial Statements as of and for the years ended December 31, 2006, 2005, 2004 and 2003.

Additionally, as previously described in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, it was the Company's policy to reduce the market value of investments in restricted stock by 25% to reflect such restrictions. On December 11, 2007, after discussions with the staff of the SEC and after considering applicable accounting guidance related to the valuation of restricted securities, the Company concluded that the 25% valuation reduction was not consistent with generally accepted accounting principles in the United States. As a result of this determination, the Company has revised its previously restated Consolidated Financial Statements as of and for the years ended December 31, 2006, 2005, 2004 and 2003 to remove the effects of this policy.

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

The net effect of these revisions to the previously restated Consolidated Financial Statements on the beginning accumulated deficit, accumulated other comprehensive loss and total shareholders' equity are as follows:

Beginning Equity - December 31, 2003 Effect of Restatements

		Effect of Restatement Revision
	As Reported in December 31, 2006 Form 10-K	2003	2002	Cumulative Total	Revised and Restated

Accumulated deficit	$(23,431,200)	$(42,600)	$(46,900)	$(89,500)	$(23,520,700)
Accumulated other
Comprehensive loss	$(170,500)	$123,600	$46,900	$170,500	$0

Total shareholders' equity	$1,273,900	$81,000	$0	$81,000	$1,354,900

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

The following table presents a summary of the effects from each of these adjustments on the revised and restated Consolidated Financial Statements in 2006, 2005 and 2004:

	For the Year Ended December 31, 2006			For the Year Ended December 31, 2005
	As Reported in December 31, 2006 Form 10-K	Effect of Restatement Revision	Restated and Revised	As Reported in December 31, 2006 Form 10-K	Effect of Restatement Revision	Restated and Revised
Statements of Operations:

Success fees	$4,523,500	$(42,200)	$4,481,300	$2,250,500	$(141,900)	$2,108,600
Total revenues	$38,594,900	$(42,200)	$38,552,700	$26,070,700	$(141,900)	$25,928,800
Income (loss) from operations	$(2,258,400)	$(42,200)	$(2,300,600)	$(1,162,200)	$(141,900)	$(1,304,100)
Income (loss) before income taxes	$(2,133,500)	$(42,200)	$(2,175,700)	$(999,600)	$(141,900)	$(1,141,500)
Net income (loss)	$(2,133,500)	$(42,200)	$(2,175,700)	$(999,600)	$(141,900)	$(1,141,500)

Net income (loss) per share - basic	$(0.04)	$-	$(0.04)	$(0.02)	$(0.01)	$(0.03)

Wt. avg. shares outstanding - basic	48,714,800		48,714,800	40,049,700		40,049,700

Net income (loss) per share - diluted	$(0.04)	$-	$(0.04)	$(0.02)	$(0.01)	$(0.03)

Wt. avg. shares outstanding - diluted	48,714,800		48,714,800	40,049,700		40,049,700

	For the Year Ended December 31, 2004
	As Reported in December 31, 2006 Form 10-K	Effect of Restatement Revision	Restated and Revised
Statements of Operations:

Success fees	$3,395,600	$(219,700)	$3,175,900
Total revenues	$26,500,000	$(219,700)	$26,280,300
Income (loss) from operations	$1,517,800	$(219,700)	$1,298,100
Income (loss) before income taxes	$2,454,800	$(219,700)	$2,235,100
Net income (loss)	$2,414,800	$(219,700)	$2,195,100

Net income (loss) per share - basic	$0.07	$(0.01)	$0.06

Wt. avg. shares outstanding - basic	33,773,300		33,773,300

Net income (loss) per share - diluted	$0.07	$(0.01)	$0.06

Wt. avg. shares outstanding - diluted	35,840,200		35,840,200

In addition to the effects of the restatement revision noted above, as a consequence of reverting to the financial statement presentation used by the Company prior to the restatement, securities received as compensation for investment banking services have been classified as "marketable securities" or "not readily marketable securities", as appropriate, with realized and unrealized gains and losses related to these securities included in the determination of net income (loss) in the Consolidated Statements of Operations.

In May 2005, the FASB issued SFAS No. 154, which requires that a voluntary change in accounting principle be applied retroactively with all prior period financial statements presented on the new accounting principle, unless it is impractical to do so. This statement also provides that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle. Additionally, correction of errors in previously issued financial statements should be termed as "restatements". The new standard is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company adopted SFAS No. 154 effective January 1, 2006, which did not have a material impact on the Company's Consolidated Financial Statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with maturities of three months or less when purchased.

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Due from and Payable to Clearing Brokers

Receivables from brokers and dealers consist primarily of amounts due from the Company's clearing organization, which provides clearing and depository services for brokerage transactions on a fully disclosed basis.

The Company clears certain of its proprietary and customer transactions through another broker-dealer on a fully disclosed basis. The amount payable to the clearing broker relates to the aforementioned transactions and is collateralized by securities owned by the Company. Due to Clearing Brokers totaled $30,700 and $85,500 at December 31, 2006 and 2005, respectively, and is included in Other Current Liabilities in the Consolidated Balance Sheets.

Securities Owned

As of December 31, 2006 and 2005, marketable securities consisted primarily of publicly traded unrestricted common stock, municipal securities and corporate bonds the Company buys and sells in market-making and trading activities. Marketable securities are stated at fair market value, based on information obtained from the Company's clearing firms and nationally recognized exchange values.

Not readily marketable securities consist of publicly traded common stock restricted as to resale and common stock purchase warrants, both of which are typically received as compensation for investment banking services. Restricted stock and stock purchase warrants may be sold to certain qualified investors prior to the removal of the resale restrictions, as dictated by Rule 144. Restricted stock, including restricted stock obtained as a result of exercising common stock purchase warrants, remains classified as not readily marketable until the removal of all resale restrictions, typically within a year of the Company's receipt of the security unless subject to a registration statement with a later effective date. Market valuations of restricted stock are based on market prices, as reported by a major exchange such as the NASDAQ Bulletin Board, NASDAQ OTC or other similar nationally recognized exchange.

Unrealized gains or losses on securities owned are recognized as trading profits in the Consolidated Statements of Operations, based on changes in the fair value of the security. Realized gains or losses are recognized in the Consolidated Statement of Operations as trading profits when the instruments are sold. Net realized and unrealized gains (losses) related to securities owned and traded were $9.6 million, $4.2 million and $5.2 million in 2006, 2005 and 2004, respectively.

The cost of securities sold is based on the specific identification method. Proprietary securities transactions in regular-way trades are accrued and recorded on the trade date, as if they had settled. Profit and loss arising from all securities and commodities transactions entered into for the account and risk of the Company are recorded on a trade date basis. Customers' securities and commodities transactions are reported on a settlement date basis with related commission income and expense reported on a trade date basis. Amounts receivable and payable for securities transactions that have not reached their contractual settlement date are recorded net on the Consolidated Balance Sheet.

Financial Instruments with Off-Balance Sheet Risk

The securities transactions of the Company's customers are introduced on a fully disclosed basis with a clearing broker-dealer. The Company holds no customer funds or securities. The clearing broker-dealer is responsible for execution, collection of and payment of funds, and receipt and delivery of securities relative to customer transactions. Off-balance sheet risk exists with respect to these transactions due to the possibility that customers may be unable to fulfill their contractual commitments wherein the clearing broker-dealer may charge any related losses to the Company. The Company seeks to minimize this risk through procedures designed to monitor the creditworthiness of its customers and to ensure that customer transactions are executed properly by the clearing broker-dealer.

Accounts and Notes Receivable

Accounts receivable consist of receivables incurred in the ordinary course of business including but not limited to investment banking and consulting fees. The Company has a policy of establishing an allowance for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. The allowance for uncollectible receivables was $0 at December 31, 2006 and 2005.

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Property and Equipment

Property and equipment are stated on the basis of cost less accumulated depreciation and consists primarily of computer equipment. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, 3-7 years, for financial reporting purposes. Included in Property and Equipment is approximately $704,600 of computer equipment acquired under capital leases.

The cost of repairs and maintenance is expensed as incurred. Major replacements and improvements are capitalized. When assets are retired or disposed of, the cost of the asset and related accumulated depreciation are removed from the accounts and any resulting gains and losses are included in the determination of net income in the period of disposition.

Leases

The Company has three operating leases for its office space, at its corporate headquarters in Boca Raton, Florida, a branch office in New York City, New York and its disaster recovery center in Mount Laurel, New Jersey. Additionally, the Company has an operating lease for additional office space in Boca Raton, Florida, which is currently subleased through the end of the remaining lease term. These leases generally require the Company to pay costs, such as real estate taxes, common area maintenance costs and utilities. In addition, these leases generally include scheduled rent increases and may include rent holidays. The Company accounts for material escalations and rent holidays on a straight-line basis over the initial terms of the leases, commencing on the date the Company can take possession of the leased facility. Resulting liabilities are recorded as short-term or long-term deferred rent liabilities as appropriate. These liabilities are then amortized as a reduction of rent expense on a straight-line basis over the life of the related lease.

Intangible Assets

The Company accounts for business combinations using the purchase method of accounting, in accordance with SFAS No. 141, "Business Combinations". Under SFAS No. 141, intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the Company's intent to do so. The Company accounts for acquisition of intangible assets, which are acquired individually or within a group of assets (but not those acquired in a business combination), in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 and SFAS No. 142 require acquired intangible assets to be initially recognized and measured based on fair value, amortized over their expected useful lives and examined for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", whenever indications of impairment are present.

The Company's principal identifiable intangible assets consist of acquired customer relationships, which are amortized on a straight-line basis over their useful lives, ranging from five to ten years.

Goodwill

During 2005, the final contributing brokers from First Level Capital, a prior period acquisition, departed the firm. As a result, the discounted expected future cash flows associated with the goodwill no longer exceeded the book value of the goodwill, resulting in goodwill impairment charges of $420,000 in 2005. There was no goodwill included in the Consolidated Balance Sheets as of December 31, 2006 or 2005.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, the Company periodically reviews its long-lived assets, including customer relationship intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset's estimated fair value and its book value.

Other Accrued Liabilities

As of December 31, 2006 and 2005, other accrued liabilities were comprised primarily of (i) $70,000 and $280,000, respectively, in settlement reserves for open litigation, (ii) $306,000 and $185,000, respectively, in accrued bonus payable and (iii) $76,000 and $93,600, respectively, in accrued audit fees.

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Revenue Recognition

The Company follows the guidance of the SAB 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

The Company earns brokerage commissions and trading profits, which are recognized at the time of transaction execution, along with related clearing and other costs. The Company also earns revenue from investment banking and consulting. Monthly consulting fees for investment banking are recognized as earned. Investment banking success fees are revenues that are paid only upon successful completion of a capital raise or other transaction and are generally based on a percentage of the total transaction value. Success fees are recognized when earned as a result of successfully completing a transaction. Other brokerage related income includes revenues related to various retail brokerage services, which is recognized as services are provided.

The Company does not require collateral from its customers. Revenues are not concentrated in any particular region of the country or with any individual or group.

The Company periodically receives equity instruments which include stock purchase warrants and common and preferred stock from companies as part of compensation for investment banking services. Primarily all such equity instruments are received from small public companies and are typically restricted as to resale, with the Company generally receiving registration rights within one year. When the Company receives equity instruments as compensation for investment banking services, revenue is recognized based on the fair value of these instruments, in accordance with EITF Issue No. 00-8 "Accounting by a Grantee for an Equity Instrument to be Received in Conjunction with Providing Goods or Services." The Company recognizes revenue for stock purchase warrants based on the Black Scholes valuation model. The revenue recognized related to other equity instruments is determined based on available market information, discounted by a factor reflective of the expected holding period for those particular equity instruments.

The Company also occasionally distributes equity instruments or the proceeds from the sale of equity instruments to its employees, as compensation for their investment banking success. The distributions were made in accordance with individual compensation agreements, which vary on a banker by banker basis. At December 31, 2006 and 2005, the Company did not hold any securities to be distributed in a future period as compensation.

Stock Based Compensation

The Company has a stock option plan under which options to purchase shares of the Company's common stock may be granted to key employees and directors of the Company, which are more fully described in Note 8 below. Options granted under the plans are non-qualified and are granted at a price equal to the closing market price of the common stock on to the date of grant. Generally, options granted have a term of 5 years from the date of grant and will vest in increments of 25% per year over a4-year period on the annual anniversary of the grant date.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share Based Payment" ("SFAS No. 123R") and in March 2005, the SEC issued SAB 107 regarding its interpretation of SFAS No. 123R. The standard requires companies to expense the grant-date fair value of stock options and other equity-based compensation issued to employees and is effective for annual periods beginning after June 15, 2005. Effective January 1, 2006, the Company adopted SFAS No. 123R and related interpretive guidance issued by the FASB and SEC using the modified prospective transition method. Under the modified prospective transition method, SFAS No. 123R applies to new awards modified, repurchased or cancelled after the required effective date. Additionally, compensation cost for the portion of the awards for which the requisite service period has not been rendered as of the required effective date is recognized as the requisite service is rendered on or after the required effective date. Accordingly, the Company's Consolidated Financial Statements have not been restated for prior periods to reflect the adoption of SFAS No. 123R.

Prior to January 1, 2006, the Company accounted for stock-based employee compensation plans (including shares issued under its stock option plans) in accordance with APB Opinion No. 25 and followed the pro forma net income, pro forma income per share, and stock-based compensation plan disclosure requirements set forth in SFAS No. 123, "Accounting for Stock-Based Compensation."

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

	2005	2004
Net income (loss), as reported (restated and revised)	$(1,141,500)	$2,195,100
Pro forma stock-based compensation expense, net of taxes	(544,000)	(167,600)

Pro forma net income (loss)	(1,685,500)	2,027,500

Basic net income (loss) per share, as reported (restated and revised)	$(0.03)	$0.06
Pro forma stock-based compensation expense	(0.01)	0.00
Pro forma net income earnings (loss) per share	(0.04)	0.06

Diluted net income (loss) per share, as reported (restated and revised)	(0.03)	0.06
Pro forma stock-based compensation expense	(0.01)	0.00
Pro forma diluted net income (loss) per share	(0.04)	0.06

Risk-free interest rate	4.25%	3.31%
Expected dividend yield	0	0
Expected term	4-5 years	4-5 years
Expected volatility	72%	112%

Forgivable Loans

In order to remain competitive in the marketplace, the Company has granted forgivable loans to certain employees, primarily registered representatives, as part of their compensation package in order to attract them to join the firm. The terms of the loans generally range from one to three years. For each year the employee is in good standing with the Company, the Company forgives a ratable portion of the loan and charges this amount to compensation expense. If the employee is terminated, the principal balance is due and payable immediately.

The Company makes every effort to collect any monies due on forgivable loans. The loans do not bear interest and interest is not imputed because the amounts of imputed interest would be immaterial to the Company's Consolidated Financial Statements and because the Company's ability to collect such interest would not be probable. As of December 31, 2006 and 2005, the balance of the forgivable loans was $58,800 and $0, respectively.

Income Taxes

The Company accounts for income taxes under the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes". Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Fair Value of Financial Instruments

The carrying amounts of the Company's financial instruments, which include cash and cash equivalents, accounts and notes receivable, accounts payable and accrued expenses approximate their fair values. The fair values of the Company's marketable securities is primarily based on quoted market prices.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements". SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS No. 157 is not expected to have a material impact on the Company's Consolidated Financial Statements.

In September 2006, the SEC issued SAB 108, to address diversity in practice in quantifying financial statement misstatements and the potential for the build up of improper amounts on the balance sheet. SAB 108 identifies the approach that registrants should take when evaluating the effects of unadjusted misstatements on each financial statement, the circumstances under which corrections of misstatements should result in a revision to financial statements, and disclosures related to the correction of misstatements. SAB 108 is effective for any report for an interim period of the first fiscal year ending after November 16, 2006. The adoption of SAB 108 did not have a material impact on the Company's Consolidated Financial Statements.

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

In June 2006, the FASB issued FASB Interpretation No. ("FIN") 48, "Accounting for Uncertainty in Income Taxes". This interpretation applies to all tax positions accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 clarifies the application of FASB Statement No. 109 by defining the criteria that an individual tax position must meet in order for the position to be recognized within the financial statements. It also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition for tax positions. This interpretation is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted. The adoption of FIN 48 is not expected to have a material impact on the Company's Consolidated Financial Statements.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments" which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. The adoption of SFAS No. 155 is not expected to have a material impact on the Company's Consolidated Financial Statements.

2. PROPERTY AND EQUIPMENT

At December 31, 2006 and 2005, property and equipment, net, consisted of the following:

	2006	2005

Furniture and fixtures	$90,800	$85,100
Equipment	727,500	559,500
Capital leases - computer equipment	704,500	572,500
Leasehold improvements	174,800	166,700
Software	214,800	173,900

	1,912,400	1,557,700
Less: accumulated depreciation	(1,251,400)	(865,100)

Property and equipment, net	$661,000	$692,600

The Company recorded depreciation expense of $386,300, $299,600 and $147,800 in the years ended December 31, 2006, 2005 and 2004, respectively.

3. ACQUISITIONS

Sterling Financial Acquisition

On May 11, 2006, vFinance Investments purchased certain assets of Sterling Financial Investment Group, Inc. ("SFIG") and Sterling Financial Group of Companies, Inc. ("SFGC" and together with SFIG, "Sterling Financial"). The assets acquired from Sterling Financial consisted primarily of client accounts from Sterling Financial's Institutional Fixed Income and Latin American businesses. These transactions were approved by the National Association of Securities Dealers, Inc. on April 28, 2006.

Purchase price consideration consisted of 13.0 million shares of the Company's common stock, to which the Company has granted certain registration rights. The assets acquired in this transaction were the Sterling Financial customer relationships, which were capitalized as an intangible asset, customer relationships, at the time of acquisition in accordance with SFAS No. 142. This allocation is preliminary and subject to final adjustments. The purchase price of the customer relationships was determined to be $3.4 million, based on the average closing price of the Company's stock for the five days prior to completing the acquisition, to be amortized over an expected useful life of five years. The results of operations derived from the acquired customer relationships are included in the Company's results of operations since the acquisition in May 2006.

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Global Acquisition

On November 2, 2004, vFinance Investments completed its acquisition of certain assets of Global Partners Securities, Inc.("Global") and 100% of the issued and outstanding equity securities of EquityStation, Inc. ("EquityStation"), all of which were owned by Level2, a subsidiary of Global (the "Global Acquisition").

Purchase price consideration consisted of 6.4 million shares of the Company's common stock, to which the Company has granted certain registration rights. The transaction was accounted for as a business combination, in accordance with SFAS No. 141. The purchase price of the customer relationships was determined to be $1.4 million, based on the average closing price of the Company's stock for the five days prior to completing the acquisitions, and the warrants were valued based upon a Black-Scholes valuation model. The customer relationships were assigned a ten year useful life and the results of operations of the acquired business are included in the Company's results of operations since the acquisition in November 2004.

In accordance with Financial Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" the Company has included vested stock options issued by the Company in exchange for outstanding awards held by employees of acquired companies as part of the purchase price.

Pro Forma Financial Information

The following unaudited Pro Forma Combined Financial Statements of Sterling and vFinance gives effect to the acquisition of certain assets of Sterling Financial, as though the transactions occurred as of January 1, 2005. This unaudited pro form information is presented for informational purposes, based upon available data and assumptions that management believes are reasonable, and is not necessarily indicative of future results:

	2006
	vFinance (restated and revised)	Sterling	Adjustments	Pro Forma

Total revenue	$38,552,700	$3,759,000	$-	$42,311,700
Income (loss) from operations	(2,300,600)	48,000	(340,600)	(2,593,200)
Net income (loss)	(2,175,700)	48,000	(340,600)	(2,468,300)

Loss per share - basic and diluted	$(0.04)		$(0.03)	$(0.03)

Wt. avg. shares outstanding - basic and diluted	48,714,800		13,000,000	61,714,800

	2005
	vFinance (restated and revised)	Sterling	Adjustments	Pro Forma

Total revenue	$25,928,800	$9,954,500	$-	$35,883,300
Loss from operations	(1,304,100)	447,600	(681,200)	(1,537,700)
Net loss	(1,141,500)	447,600	(681,200)	(1,375,100)

Loss per share - basic and diluted	$(0.03)		$(0.05)	$(0.03)

Wt. avg. shares outstanding - basic and diluted	40,049,700		13,000,000	53,049,700

4. CUSTOMER RELATIONSHIPS

At December 31, 2006 and 2005, customer relationships totaled $4.1 million and $1.3 million, net of accumulated amortization of $737,400 and $165,000, respectively.

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Acquired customer relationships are amortized using the straight-line method over their estimated useful lives, which coincide with their expected revenue-generating lives, which range from five to ten years. The Company recorded amortization expense of $572,400, $146,700 and $18,300 in the years ended December 31, 2006, 2005 and 2004, respectively.

Future amortization expense related to these customer relationships is as follows:

2007	$820,000
2008	$820,000
2009	$820,000
2010	$820,000
2011	$402,120
2012	$146,700

5. NET CAPITAL REQUIREMENT

Both vFinance Investments and EquityStation are subject to the SEC’s Uniform Net Capital Rule (rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1 (and the rule of the "applicable" exchange also provides that equity capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would exceed 10 to 1). At December 31, 2006, vFinance Investments had net capital of $1.5 million, which was $514,500 in excess of its required net capital of $1.0 million. EquityStation had net capital of $427,300 that was $327,300 in excess of its required net capital of $100,000.

vFinance Investments' aggregate indebtedness to net capital ratio was to 2.01 to 1 in 2006. EquityStation's aggregate indebtedness to net capital ratio was 1 to 2.84. vFinance Investments and EquityStation qualify under the exemptive provisions of Rule 15c3-3 under Section (k)(2)(ii) of the Rule, as they do not carry security accounts of customers or perform custodial functions related to customer securities.

6. RELATED PARTY TRANSACTIONS

Employment Agreements

On November 16, 2004, the Company entered into new agreements ("Employment Agreements") amending and restating employment agreements dated November 8, 1999 with the Company's current Chairman and Chief Executive Officer and the Company's former Chief Operating Officer and Chairman. Under the terms of the Employment Agreements, which have three-year terms and automatically extend for a one year period on each anniversary date thereafter unless the Company has provided anon-renewal notice thirty (30) days prior to an anniversary date as directed by a majority vote of the Board of Directors, each individual shall receive (i) an initial base salary of $257,000 per annum which shall increase 5% per annum beginning January 1, 2005 and each year thereafter and will be reviewed by the Board at least annually and may be increased (but not decreased) from time to time as Board may determine; (ii) discretionary bonuses and/or interim cash bonuses and/or other bonuses when and in such amounts as may be determined by the Company's Board of Directors based on each individuals performance, the Company's performance and/or other factors; provided that the Board shall meet at least annually to review employees' bonus entitlements; and (iii) incentive compensation paid quarterly no later than the 45th day following the end of quarter primarily based on performance of the Company and its respective subsidiaries. The Primary Employment Agreements also contain provisions related to change of control.

On May 12, 2006, the Company and Mr. Sokolow entered into an amendment to Mr. Sokolow's Employment Agreement to provide a base salary of $343,511. On December 29, 2006, the Company and Mr. Sokolow entered into another amendment to Mr. Sokolow's Employment Agreement, pursuant to which Mr. Sokolow serves as the Chairman of the Company's Board of Directors and the Company's Chief Executive Officer. Mr. Sokolow's base salary was increased from $343,511 per annum to $396,750 per annum, subject to an annual increase based on the reported cost of living adjustment beginning January 1, 2008. None of the other terms of the Sokolow Employment Agreement were modified in any material respect.

On December 29, 2006, the Company and Mr. Mahoney entered into a Resignation Agreement (the "Resignation Agreement"), pursuant to which Mr. Mahoney resigned from his positions as the Chairman of the Company's Board of Directors and the Company's Chief Operating Officer effective January 3, 2007. In accordance with the Resignation Agreement, the Company agreed to pay to Mr. Mahoney, upon a Change in Control anytime from January 3, 2007 up to and including January 3, 2010 an amount equal to: (a) twice the sum of Mr. Mahoney's highest annual base salary during his employment with us, and (b) twice the greater of (i) the highest bonus, incentive or other compensation payment actually received by Mr. Mahoney during the three years preceding the Change in Control and (ii) the highest bonus, incentive or other compensation payment Mr. Mahoney was entitled to receive during the three years preceding the Change in Control. In the event of a Change in Control, all stock options, warrants, stock appreciation rights and other similar securities held by Mr. Mahoney will become immediately and fully vested.

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

In connection with Mr. Mahoney's resignation, on December 29, 2006, the Company and Mr. Mahoney jointly terminated Mr. Mahoney's Amended and Restated Employment Agreement dated November 16, 2004, which termination was effective January 3, 2007. The termination of the employment agreement prior to the expiration of its term will not cause the Company to incur any early termination penalties of any kind, and all post-employment matters between Mr. Mahoney and the Company are governed by the Resignation Agreement.

Two of the principals of Global and EquityStation each entered into employment agreements with the Company, which provided an annual base salary of $144,000, certain incentive bonuses, and options to purchase 350,000 shares of the Company's common stock. The options are exercisable at $0.19 per share, and vest ratably over a three year period.

JSM Capital Holding Corp.

On January 1, 2003, the Company entered into an agreement with JSM Capital Holding Corp. ("JSM"), a retail brokerage operations headquartered in New York and founded by John S. Matthews (who was also, at the same time, named the President of the Company's Retail Brokerage Division). The Company issued JSM 1,000,000 warrants to purchase its common stock at an exercise price of $0.20 in exchange for a 19% equity position in JSM. The warrants were valued using the Black-Scholes valuation method which calculated the value to be $0.08 per warrant, or $80,000. The Company accounted for this investment using the cost method. In August 2005, the relationship between the Company and JSM was terminated, and the Company fully impaired the investment in JSM in the fourth quarter of 2005, when it was determined that JSM has no remaining material assets or operations.

7. SHAREHOLDERS' EQUITY

Common Stock

In 2006, the Company increased its authorized number of shares of common stock from 75.0 million to 100.0 million.

Preferred Stock

The Company is authorized to issue up to 2.5 million shares of Preferred Stock. 122,500 shares were designated as Series A Convertible Preferred Stock, par value $0.01 per share, and 50,000 shares were designated as Series B Convertible Preferred Stock, par value $0.01 per share. As of December 31, 2006 and 2005, there was no Preferred Stock outstanding.

SBI Note Conversion

In November 2001, the Company entered into a Note Purchase Agreement, as amended, (the "Agreement") with SBI Investments (USA) Inc. ("SBI"). Under the terms of the Agreement, SBI provided a loan to the Company in the amount of $975,000 in the form of a 48-month non-interest bearing, convertible note (the "SBI Note"), the proceeds of which were allocated to beneficial conversion feature and amortized over the term of the note. The SBI Note was convertible at SBI's option into as many as 3.4 million shares of the Company's common stock at $0.285 per share. During 2002, the SBI Note was reduced by $225,000 when a portion of the SBI Note was converted into 789,500 shares of the Company's common stock. During 2004, the remaining balance on the SBI Note was converted into 3.4 million shares of the Company's common stock. Of this amount, $545,000 was converted into 2.7 million shares of the Company's common stock at a discounted rate of $0.20 per share under a special arrangement offered by the Company, resulting in $231,600 of conversion premium expense at the time of conversion. The Company recorded $360,400 of beneficial conversion feature expense in the Consolidated Statements of Operations in 2004, including $47,000 of amortization and $313,400 written off upon final conversion.

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Warrants

The Company has issued warrants to purchase shares of the Company's common stock, primarily in connection with financing transactions, acquisitions and litigation settlement. A summary of the warrant activity for the years ended December 31, 2006 and 2005 is as follows:

	Number of Shares	Weighted Average Exercise Price	Range of Exercise Prices	Exercisable

Outstanding at December 31, 2003	5,398,500	$1.70	0.65 - 7.20	5,388,500
Issued	2,927,900	$0.16	0.15 - 0.16
Exercised	-	-	-
Expired	(230,000)	$0.44	0.35 - 2.50

Outstanding at December 31, 2004	8,096,400	$1.18	0.15 - 7.20	8,086,400
Issued	-	-	-
Exercised	-	-	-
Expired	(436,800)	$2.21	0.35 - 6.00

Outstanding at December 31, 2005	7,659,600	$1.12	0.15 - 7.20	7,649,600
Issued	3,299,700	$0.11	0.11
Exercised	-	-	-
Expired	(6,999,600)	$1.18	0.15 - 7.20

Outstanding at December 31, 2006	3,959,700	$0.16	0.11 - 0.63	3,949,700

The following table summarizes information concerning warrants outstanding at December 31, 2006:

Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price

$ 0.11	3,299,700	2.84
$ 0.15	250,000	1.03
$ 0.625	400,000	4.63
$ 2.250	10,000	0.83
	3,959,700	2.90	$0.16

There were 3.3 million and 2.9 million warrants issued in 2006 and 2004, respectively. There were no warrants issued in 2005. The weighted average issue-date fair value of warrants issued equaled $0.13 and $0.16 in 2006 and 2004, respectively. As of December 31, 2006, the aggregate intrinsic value of the Company's outstanding and exercisable warrants was $38,500.

8. STOCK OPTIONS

During 2006, the Company recorded $448,200 of compensation expense (included as Compensation, commission and benefits costs in the 2006 Consolidated Statement of Operations) attributable to stock options granted or vested subsequent to December 31, 2005.

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

The Company uses the Black-Scholes valuation model to determine compensation expense and amortizes compensation expense over the requisite service period of the grants on a straight-line basis. The following table summaries the assumptions used:

Risk-free interest rate	4.25% - 5.25%

Expected dividend yield	-

Expected term	Five years

Expected volatility	72.4% - 80.7%

The risk free investment rate is based on the U.S. Treasury yield curve at the time of grant. The expected term of stock options granted is derived from historical data and represents the period of time that stock options are expected to be outstanding. The expected volatility is based on historical volatility, implied volatility and other factors impacting the Company.

The following table summarizes the stock option activity during 2006:
	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Options outstanding at beginning of year	14,614,800	$0.23
Granted	7,215,000	$0.21
Exercised	-	$-
Forfeited and expired	(6,251,100)	$0.29
Options outstanding at end of year	15,578,700	$0.20	4.0	$59,100
Options exercisable at end of year	4,532,300	$0.19	3.1	$25,200
Options available for future grants	-

The weighted-average grant-date fair value of stock options granted during 2006, 2005 and 2004 was $0.14, $0.13 and $0.16, respectively. The total intrinsic value of stock options exercised during 2005 was $113,500. There were no stock options exercised in 2006 or 2004.

A summary of non-vested stock option transactions is as follows for 2006:

	Shares	Weighted-Average Grant-Date Fair Value (per share)

No vested at beginning of period	10,688,400	$0.13
Granted	7,215,000	$0.21
Vested	(3,245,800)	$0.11
Forfeited and expired	(3,611,200)	$0.32
No vested at end of period	11,046,400	$0.13

As of December 31, 2006, there was $1.4 million of total unrecognized compensation cost related to non-vested stock options, which is expected to be recognized over a period of four years. The total fair value of shares vested during 2006 was $357,000.

During 2005 proceeds from the exercise of stock options were $113,500. There were no stock options exercised in 2006 or 2004.

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

9. EARNINGS PER SHARE

The Company calculates earnings per share in accordance with SFAS No. 128, "Earnings per Share". In accordance with SFAS No. 128, basic earnings per share is computed using the weighted average number of shares of common stock outstanding and diluted earnings per share is computed using the weighted average number of shares of common stock and the dilutive effect of options and warrants outstanding, using the "treasury stock" method, as follows:

	2006	2005	2004

Weighted average shares outstanding - basic	48,714,800	40,049,700	33,773,300
Effect of dilutive stock options and warrants	-	-	2,066,900
Weighted average shares outstanding - diluted	48,714,800	40,049,700	35,840,200

As of December 31, 2006 and 2005, the Company had 19.5 million and 22.3 million stock options and warrants outstanding, respectively, none of which have been included in diluted earnings per share since they would have been anti-dilutive as a result of the net losses in 2006 and 2005. As of December 31, 2004, 2.3 million options and warrants were not included in diluted earnings per share because they would have been anti-dilutive.

10. DEBT AND CAPITAL LEASE OBLIGATIONS

Capital lease obligations at December 31, 2006 consisted of the following:

Obligations under capital leases	336,400
Less: current maturities	(210,800)
$125,600

Future minimum lease payments for equipment under capital leases at December 31, 2006 are as follows:

Year Ending December 31:	Amount

2007	$242,400
2008	87,800
2009	31,600
2010	-
2011	-
Thereafter	-
Total minimum lease payments	361,800
Less: amounts representing interest	(25,400)
Present value of net minimum lease payments	336,400
Less: current portion	(210,800)
$125,600

Debt Forgiveness

On January 25, 2002, the Company entered into a Credit Agreement, as amended on April 12, 2002, with UBS Americas, Inc.("UBS"). Under the terms of the Credit Agreement, UBS provided the Company with a revolving credit facility for up to $3.0 million for the purpose of supporting the expansion of the Company's brokerage business or investments in infrastructure to expand the Company's operations and broker-dealer operations. The loan had a term of 4 years, was required to be repaid in full by January 2005, and accrued interest at LIBOR plus a LIBOR margin of 2% if the loan was repaid within a month or 5% if it was outstanding more than a month. The Company borrowed $1.5 million under the credit facility on January 28, 2002 leaving an additional $1.5 million available.

In June 2003, Fidelity Investments, on behalf of its clearing division, National Financial Services LLC, Member NYSE/SIPC, a Fidelity Investments company ("NFS"), announced that it had acquired Correspondent Services Clearing ("CSC"), an affiliate of UBS and vFinance Investments' clearing firm at the time. In connection with this transaction, the Company believed certain actions constituted breaches under the Credit Agreement, including the Company's preclusion from borrowing the $1.5 million remaining available under the credit facility.

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

In March 2004, NFS agreed to extinguish the $1.5 million owed by the Company under the Credit Agreement, pursuant to a guaranty Fidelity Investments made to UBS as part of their original acquisition of the CSC clearing division. In connection with this forgiveness, the Company recorded a $1.5 million gain on debt forgiveness, relinquished any right to borrow the remaining $1.5 million that should have been available under the Credit Agreement and waived any lender liability claims for actual or consequential damages it may have had against UBS. Additionally, the Company entered into a clearing agreement with NFS. See Note 12 to the Consolidated Financial Statements.

11. INCOME TAXES

The components of the Company's tax provision for the years ended December 31, 2006, 2005 and 2004 were as follows:

	2006	2005	2004

Current income tax expense	$-	$-	$40,000
Deferred income tax (benefit)	-	-	(40,000)
	$-	$-	$-

The reconciliation of the income tax computed at the U.S. Federal statutory rate to income tax expense for the period ended December 31, 2006, 2005 and 2004:

	2006	%	2005	%	2004	%

Tax expense (benefit) at statutory rate of 35%	(766,600)	(35.0)	$(349,800)	(35.0)	$845,200	35.0
Nondeductible expenses	66,900	3.0	2,916,900	292.0	2,916,800	120.8
Alternative minimum tax	—	—	—	—	40,000	1.6
Change in valuation allowance	699,700	32.0	(2,567,100)	(257.0)	(3,802,000)	(157.4)

Net income tax expense (benefit)	$—	—	$—	—	$0	—

The Company was not subject to any alternative minimum tax for the tax year ending December 31, 2006 or 2005.

Deferred income taxes reflect the net income tax effect of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and amounts used for income taxes. The Company's deferred income tax assets and liabilities consist of the following:

	2006	2005
Deferred tax assets:
Net operating loss carry-forwards	$4,828,000	$4,688,700
Deferred rent	66,000	-
Stock options	171,000	-
Impairment of investment in JSM	30,000	30,900
Accrued bonuses	117,000	-
Depreciation and amortization	49,000	(97,300)
Deferred revenue	34,000	-
Reserve for settlements	37,000	-
	5,332,000	4,622,300
Valuation allowance	(5,332,000)	(4,622,300)
Net deferred tax asset	$-	$-

Net operating loss carry-forwards totaled approximately $12.6 million at December 31, 2006. The net operating loss carry-forwards can be utilized or expire if not utilized through the tax years 2021 through 2026. After consideration of all the evidence, both positive and negative, management has recorded a valuation allowance at December 31, 2006 and 2005, due to the uncertainty of realizing the deferred tax assets.

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Utilization of the Company's net operating loss carry-forwards are limited based on changes in ownership as defined in Internal Revenue Code Section 382.

12. COMMITMENTS AND CONTINGENCIES

Clearing Agreement

vFinance Investments entered into a clearing agreement with NFS in 2004 (the "Clearing Agreement"). NFS acquired the vFinance Investment's prior clearing firm and made a payment to extinguish $1.5 million owed by the Company under a credit facility in connection with that acquisition. See Note 10 to the Consolidated Financial Statements.

The new Clearing Agreement requires NFS to pay a monthly incentive bonus to the Company up to $25,000 per month over the five-year term of the Clearing Agreement (to an aggregate of $1.5 million). The Company also received a $200,000 payment from NFS in 2004, as compensation for the transition costs associated with migrating to a new clearing firm. As consideration for these incentives, NFS required a termination fee of $1.7 million in the event vFinance Investments terminates the Clearing Agreement. This fee is reduced annually on a pro rata basis over the five year term of the Clearing Agreement. As of December 31, 2006, the contingent obligation of the Company associated with this Clearing Agreement was $1.0 million.

Operating Lease Commitments

The Company leases office space under the terms of operating leases. The following chart shows lease obligations including rental of real property and equipment.

Year Ending December 31:	Amount

2007	$1,356,400
2008	1,271,400
2009	703,500
2010	611,100
2011	635,100
Thereafter	1,286,600
Total	5,864,100
Less: sublease rentals	(3,992,800)
$1,871,300

Total rent expense under operating leases, including space rental, totaled $1,026,800, $726,300 and $690,400 for the years ended December 31, 2006, 2005 and 2004, respectively.

Litigation

The Company, including its wholly owned subsidiary vFinance Investments, has been named as a defendant in various lawsuits and customer arbitrations. These claims result from the actions of brokers affiliated with vFinance Investments. In addition, under the vFinance Investments registered representatives' contract, each registered representative has indemnified the Company for these claims. In accordance with SFAS No. 5 "Accounting for Contingencies," the Company has established liabilities for potential losses from such complaints, legal actions, investigations and proceedings. In establishing these liabilities, the Company's management uses its judgment to determine the probability that losses have been incurred and a reasonable estimate of the amount of losses. In making these decisions, the Company bases its judgments on knowledge of the situations, consultations with legal counsel and historical experience in resolving similar matters. In many lawsuits, arbitrations and regulatory proceedings, it is not possible to determine whether a liability has been incurred or to estimate the amount of that liability until the matter is close to resolution. However, accruals are reviewed regularly and are adjusted to reflect the Company's estimates of the impact of developments, rulings, advice of counsel and any other information pertinent to a particular matter. Because of the inherent difficulty in predicting the ultimate outcome of legal and regulatory actions, the Company cannot predict with certainty the eventual loss or range of loss related to such matters. If the Company's judgments prove to be incorrect, its liability for losses and contingencies may not accurately reflect actual losses that result from these actions, which could materially affect results in the period other expenses are ultimately determined. As of December 31, 2006, the Company has accrued approximately $70,000 for these matters. In 2005 the Company acquired an errors and omissions policy for certain future claims in excess of the policy's $75,000 per claim deductible, up to an aggregate of $1.0 million. While the Company will vigorously defend itself in these matters, and will assert insurance coverage and indemnification to the maximum extent possible, there can be no assurance that these lawsuits and arbitrations will not have a material adverse impact on its financial position.

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

The business of vFinance Investments and EquityStation involve substantial risks of liability, including exposure to liability under federal and state securities laws in connection with the underwriting or distribution of securities and claims by dissatisfied customers for fraud, unauthorized trading, churning, mismanagement and breach of fiduciary duty. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that generally seek rescission and substantial damages.

In the ordinary course of business, the Company and/or its subsidiaries may be parties to other legal proceedings and regulatory inquiries, the outcome of which, either singularly or in the aggregate, is not expected to be material. There can be no assurance however that any sanctions will not have a material adverse effect on the financial condition or results of operations of the Company and/or its subsidiaries. The following is a brief summary of certain matters pending against or involving the Company and its subsidiaries.

On October 16, 2006, the Company settled a lawsuit initiated by two customers by agreeing to issue 1.0 million shares of the Company's common stock to the customers. The common stock issuance was accounted for as general and administrative expense, based on the average closing price of the Company's common stock for the five days prior to issuance of these shares. As part of the settlement, the Company agreed that if the customers sold the common stock after October 16, 2007 at a sales price of less than $0.175 per share, the Company would pay the customers the difference between $0.175 per share and the actual net sales price of the common stock in a transaction with a bona fide third party.

On or about February 28, 2005, Knight Equity Markets, LP ("Knight") filed an arbitration action (FINRA Case No. 05-01069)against vFinance Investments, Inc. ("vFinance Investments"), claiming that vFinance Investments received roughly $6.5 million in dividends that rightfully belong to Knight. vFinance Investments asserts that the dividends actually went to two of its clients, Pearl Securities LLC ("Pearl Securities") and Michael Balog, and that vFinance Investments has no liability. vFinance Investments filed third party claims against Pearl Securities and Michael Balog to bring all of the parties into the action. vFinance Investments's motion to amend the third party claim to include these two clients is currently pending. Pearl and Balog have filed motions to dismiss vFinance Investments's claims and the motions are scheduled for hearing on April 17, 2006. Knight is seeking approximately $6.5 million in damages plus costs, attorney fees and punitive damages. vFinance denies any liability to Knight and intends to vigorously defend against Knight's claims.

On or about September 27, 2005, John S. Matthews filed an arbitration action (FINRA Case No. 05-014991) against vFinance, claiming that vFinance wrongfully terminated his independent contact with vFinance and that vFinance "stole" his clients and brokers. Mr. Matthews has obtained a temporary restraining order and an agreed upon injunction was issued by the FINRA panel. Matthews and JMS Capital Holding Corp., a plaintiff in the arbitration action also request unspecified damages resulting from vFinance's alleged improper activity. The full hearing on the merits was currently scheduled for August 30 through September 1, 2006, but was postponed and has not been rescheduled. vFinance intends to vigorously defend this matter. In addition to contesting and defending against JSM's and Mr. Matthews claims, vFinance filed a counterclaim for indemnity based upon the contractual agreement between the parties.

The Company engaged in a number of other legal proceedings incidental to the conduct of its business. These claims aggregate a range of $28,000 to $260,000.

13. DEFINED CONTRIBUTION PLAN

The Company maintains a defined contribution savings plan in which substantially all employees are eligible to participate. The Company may match up to 25% of the employee's salary. The Company made no contributions to the plan for the years ended December 31, 2006, 2005 and 2004, respectively.

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

14. CASH FLOW INFORMATION

Supplemental disclosure of cash flow information and non-cash items affecting the statement of cash flows are as follows:

	2006	2005	2004

Supplemental cash flow disclosures:

Cash paid for interest during the year	$59,700	$30,700	$34,000
Cash paid for income taxes during the year	$-	$-	$-

Non-cash items affecting investing and financing activities:

Acquisition of computer equipment under capital leases	$132,000	$368,000	$204,600
Common stock issued for acquisition	$3,406,000	$-	$1,580,800
Common stock issued for payment of note	$-	$-	$750,000
Common stock issued to settle arbitration	$261,300	$-	$-

15. CONCENTRATIONS OF CREDIT RISK

The Company maintains its cash in bank and brokerage deposit accounts, the majority of which, at times, are either uninsured or may exceed federally insured limits. At December 31, 2006, the Company had $3.4 million in United States bank deposits, which exceeded federally insured limits. The Company places its cash with high quality insured financial institutions and has not experienced any losses in such accounts through December 31, 2006.

The Company and its subsidiaries are engaged in various trading and brokerage activities in which counterparties primarily include broker-dealers, banks, and other financial institutions. The Company clears a substantial portion of its retail, wholesale and market-making transactions through a single clearing broker. Similarly, the Company clears most of its fixed income security transactions through another clearing broker. In the event these or other such counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Company's policy to review, as necessary, the credit standing of each counterparty.

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

17. QUARTERLY FINANCIAL DATA

As discussed in Note 1 to the Consolidated Financial Statements, the Company's Consolidated Financial Statements have been restated in accordance with SFAS No. 154 to correct certain errors. The following tables present certain items in the Company's Consolidated Statements of Operations for each of the quarterly periods in 2006 and 2005.

	Three Months Ended March 31, 2006	Three Months Ended June 30, 2006	Three Months Ended September 30, 2006	Three Months Ended December 31, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues, as reported (1)	$9,007,600	$9,654,500	$9,529,400	$10,403,400
Restatement revision	(77,600)	(22,800)	68,200	(10,000)

Revenues - restated and revised	$8,930,000	$9,631,700	$9,597,600	$10,393,400

Income (loss) from operations, as reported (1)	$388,400	$(361,500)	$(433,800)	$(1,851,500)
Restatement revision	(77,600)	(22,800)	68,200	(10,000)

Income (loss) from operations - restated and revised	$310,800	$(384,300)	$(365,600)	$(1,861,500)

Net income (loss), as reported (1)	$411,600	$(342,800)	(385,700)	$(1,816,600)
Restatement revision	(77,600)	(22,800)	68,200	(10,000)

Net income (loss) - restated and revised	$334,000	$(365,600)	$(317,500)	$(1,826,600)

Net income (loss) per share - basic, as reported (1)	$0.01	$(0.01)	$(0.01)	$(0.03)
Net effect of adjustments	0.00	0.00	0.00	0.00

Net income (loss) per share - basic - restated and revised	$0.01	$(0.01)	$(0.01)	(0.03)

Weighted avg. shares outstanding	40,126,100	47,269,000	53,126,100	53,357,600

Net income (loss) per share - diluted as reported (1)	$0.01	$(0.01)	$(0.01)	$(0.03)
Net effect of adjustments	0.00	0.00	0.00	0.00

Net income (loss) per share - diluted - restated and revised	$0.01	$(0.01)	$(0.01)	(0.03)

Weighted avg. shares outstanding - diluted	42,231,200	47,269,000	53,126,100	53,357,600

(1) Amounts labeled "as reported" represent amounts reported in Note 18 to the Company's Consolidated Financial Statements in the Company's annual report on Form 10-K for the year ended December 31, 2006.

(2) Revenues and operating expenses increased in the second, third and fourth quarters of 2006 compared to the first quarter of 2006, primarily as a result of the Sterling Financial acquisition.

(3) The Company's loss from operations and net loss increased during the quarter ended December 31, 2006, primarily as a result of $261,300 of expenses recorded in connection with arbitration settlements, the forgiveness of $215,000 due from an unconsolidated affiliate, the accrual of incentive compensation to be paid in 2007 and a decrease in success fee revenues derived from investment banking services compared to prior quarters.

vFINANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

	Three Months Ended March 31, 2005	Three Months Ended June 30, 2005	Three Months Ended September 30, 2005	Three Months Ended December 31, 2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues, as reported (1)	$6,610,900	$6,311,600	$6,591,200	$6,557,000
Restatement revision	(135,500)	(11,100)	(34,600)	(29,900)

Revenues - restated and revised	$6,475,400	$6,300,500	$6,556,600	$6,527,100

Income (loss) from operations, as reported (1)	$(99,000)	$(97,000)	$(152,000)	$(814,200)
Restatement revision	(135,500)	(11,100)	(34,600)	(29,900)

Income (loss) from operations - restated and revised	$(234,500)	$(108,100)	$(186,600)	$(844,100)

Net income (loss), as reported (1)	$(61,300)	(85,800)	(120,900)	(731,600)
Restatement revision	(135,500)	(11,100)	34,600	(29,900)

Net income (loss) - restated and revised	$(196,800)	$(96,900)	$(86,300)	$(761,500)

Net income (loss) per share - basic and diluted, as reported (1)	$0.00	$0.00	$0.00	$(0.02)
Net effect of adjustments	0.00	0.00	0.00	0.00

Net income (loss) per share - basic and diluted -	$0.00	$0.00	$0.00	$(0.02)

Weighted avg. shares outstanding basic and diluted	39,816,000	40,126,000	40,123,100	40,049,700

(1) Amounts labeled "as reported" represent amounts reported in Note 18 to the Company's Consolidated Financial Statements in the Company's annual report on Form 10-K for the year ended December 31, 2006.

(2) The Company's loss from operations and net loss increased during the quarter ended December 31, 2005, primarily as a result of $420,000 of goodwill impairment recorded during the quarter ended December 31, 2005.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the Registrant in connection with the offering described in the registration statement.

SEC Registration Fee	$28
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	40,000
Miscellaneous	5,000

Total	$50,028

ITEM 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law grants the Registrant the power to limit the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of a fiduciary duty. Article VII of the Registrant's Certificate of Incorporation, as amended, provides for the limitation of personal liability of the directors of the Registrant as follows:

"To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same presently exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director."

Article XII, of the Registrant's Bylaws, as amended and restated, provide for indemnification of directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

The Registrant has a directors' and officers' liability insurance policy.

The above discussion is qualified in its entirety by reference to the Registrant's Certificate of Incorporation and Bylaws.

ITEM 15. Recent Sales of Unregistered Securities

On October 16, 2006, we entered into a settlement agreement with Henry S. Snow, Sandra L. Snow, Michael Golden and Ben Lichtenberg to settle a suit filed against us alleging breach of contract and unjust enrichment and seeking damages of $250,000 plus interest and court costs. Pursuant to the terms of the now settlement agreement, we issued 1,000,000 shares of our common stock to Henry S. Snow and Sandra L. Snow. The closing price of our common stock on October 16, 2006 was $0.20 per share. The transaction was exempt from registration under Section 4(2) of the Securities Act.

In November 2004, in accordance with the terms of the Global Acquisition agreements, we delivered into escrow 8,324,690 shares of our common stock, and warrants to purchase 3,299,728 shares of our common stock at a price of $0.11 per share. After the shares and warrants were deposited in escrow, a dispute arose among the parties over the amount of the shares and warrants that were deposited in escrow and the value of such securities. On November 7, 2006, we and vFinance Investments entered into a settlement and escrow release agreement, pursuant to which the securities issued in the name of Global and Level2 were cancelled. In lieu thereof, we issued 3,288,253 and 3,288,252 shares of our common stock to Global and Level2, respectively. We also issued warrants to purchase 1,303,393 and 1,303,392 shares of our common stock at a price of $0.11 per share to Global and Level2, respectively. The closing price of our common stock on November 7, 2006 was $0.22 per share. We issued the shares and warrants to Global and Level2 pursuant to the transactional exemption under Section 4(2) of the Securities Act of 1933.

On May 11, 2006, under the terms of the asset purchase agreement with Sterling Financial, we issued 13 million shares of our common stock to SFGC in exchange for the acquired assets. The closing price of our common stock on May 11, 2006 was $0.25 per share. Such securities were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.

ITEM 16. Exhibits

Exhibit No.	Description

2.1
Share Exchange Agreement among the Company, vFinance Holdings, Inc., certain shareholders of vFinance Holdings, Inc. and Union Atlantic, dated November 8, 1999 (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on November 8, 1999).

2.2	Amendment to Share Exchange Agreement dated November 29, 1999 (incorporated by reference to Exhibit 2.2 to the Company's Annual Report on Form 10-KSB filed with the SEC on March 30, 2000).

2.3
Agreement and Plan of Merger dated as of December 22, 2000, by and among the Company, NW Holdings, Inc., and Alvin S. Mirman, Ilene Mirman, Marc N. Siegel, Richard L. Galterio, Vincent W. Labarbara, Eric M. Rand, and Mario Marsillo, Jr. (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on January 17, 2001).

2.4
Agreement and Plan of Merger, dated as of January 3, 2001, by and among the Company, Colonial Acquisition Corp., Colonial Direct Financial Group, Inc., and Michael Golden and Ben Lichtenberg(incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K filed with the SEC on January 17, 2001).

2.5
Securities Exchange Agreement, dated as of August 15, 2001, among Kathleen Wallman, Steven Wallman, Joseph Daniel and vFinance.com, Inc. (n/k/a vFinance, Inc.) (Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-QSB filed with the SEC on November 14, 2001).

2.6*
Agreement and Plan of Merger dated November 7, 2007 by and among vFinance, Inc., National Holdings Corporation and vFin Acquisition Corporation (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on November 8, 2007).

3.1
Certificate of Incorporation as filed with the Delaware Secretary of State on February 12, 1992 (incorporated by reference to the Company's Registration Statement on Form S-18 filed with the SEC on July 24, 1992).

3.2
Certificate of Renewal and Revival of Certificate of Incorporation as filed with the Delaware Secretary of State on March 15, 1996 (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-KSB filed with the SEC on March 30, 2000).

3.3
Certificate of Amendment to the Certificate of Incorporation as filed with the Delaware Secretary of State on April 28, 1999 (incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-KSB filed with the SEC on March 30, 2000).

3.4
Certificate of Amendment to Certificate of Incorporation as filed with the Delaware Secretary of State on March 13, 2000 (incorporated by reference to Exhibit 3.4 to the Company's Annual Report on Form 10-KSB filed with the SEC on March 30, 2000).

3.5
Certificate of Amendment to Certificate of Incorporation as filed with the Delaware Secretary of State on November 28, 2001 (incorporated by reference to Exhibit 3.5 to the Company's Annual Report on Form 10-KSB filed with the SEC on April 16, 2002).

3.6
Certificate of Designation of Series A Convertible Preferred Stock of the Company as filed with the Delaware Secretary of State on January 3, 2001 (incorporated by reference to Exhibit 3(i).1 to the Company's Current Report on Form 8-K filed with the SEC on January 17, 2001).

3.7
Certificate of Designation of Series B Convertible Preferred Stock of the Company as filed with the Delaware Secretary of State on January 3, 2001 (incorporated by reference to Exhibit 3(i).2 to the Company's Current Report on Form 8-K filed with the SEC on January 17, 2001).

Exhibit No.	Description

3.8***	Certificate of Renewal and Revival of Charter as filed with the Delaware Secretary of State on November 30, 2006.

3.9***	Amended and Restated Certificate of Incorporation of the Company as filed with the Delaware Secretary of State on November 30, 2006.

3.10	Bylaws of the Company (incorporated by reference to the Company's Registration Statement on Form S-18 filed with the SEC on July 24, 1992).

3.11
Unanimous Written Consent of the Company's Board of Directors dated January 24, 1994, amending the Bylaws (incorporated by reference to Exhibit 3.6 to the Company's Annual Report on Form 10-KSB filed with the SEC on March 30, 2000).

3.12
Unanimous Written Consent of the Company's Board of Directors, effective as of January 24, 1999, amending the Bylaws (incorporated by reference to Exhibit 3.7 to the Company's Annual Report on Form10-KSB filed with the SEC on March 30, 2000).

4.1
Form of Warrant issued to AMRO International, S.A. (to purchase 100,000 shares), CALP II Limited Partnership, a Bermuda limited partnership (to purchase 350,000 shares), Celeste Trust Reg (to purchase 5,000 shares), Balmore SA (to purchase 35,000 shares), Sallee Investments LLLP (to purchase 25,000 shares), World Ventures Fund I, LLC (to purchase 25,000 shares), RBB Bank Aktiengesellschaft (to purchase 130,000 shares) and Thomas Kernaghan & Co., Ltd. (to purchase 58,333 shares) (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed with the SEC on April 13, 2000).

4.2
Stock Purchase Warrant, dated August 15, 2001, issued to Kathleen Wallman (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-QSB filed with the SEC on November 14, 2001).

4.3
Stock Purchase Warrant, dated August 15, 2001, issued to Joseph Daniel (incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-QSB filed with the SEC on November 14, 2001).

4.4	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed with the SEC November 8, 2004).

4.5
Warrant to Purchase Common Stock dated November 7, 2006 issued to Global Partners Securities, Inc.(incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on November 13, 2006.).

4.6
Warrant to Purchase Common Stock dated November 7, 2006 issued to Level2.com, Inc. (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed with the SEC on November 13, 2006).

5.1***	Opinion of Edwards Angell Palmer & Dodge LLP.

10.1
Purchase Agreement between the Company and Steven Jacobs and Mauricio Borgonovo, dated December 24, 1999, for the purchase of Pinnacle Capital Group, LLC (incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-KSB filed with the SEC on March 30, 2000).

10.2
Asset Purchase Agreement among the Company, Steven Jacobs and Mauricio Borgonovo dated January 3, 2000 (incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-KSB filed with the SEC on March 30, 2000).

10.3
Asset Purchase Agreement dated November 17, 1999 among the Company, Andrew Reckles, Paul T. Mannion and Vincent Sbarra (incorporated by reference to Exhibit 10.11 to the Company's Annual Report on Form 10-KSB filed with the SEC on March 30, 2000).

Exhibit No.	Description

10.4
Stock Purchase Agreement between the Company and River Rapids Ltd., dated September 27, 1999(incorporated by reference to Exhibit 10.14 to the Company's Annual Report on Form 10-KSB filed with the SEC on March 30, 2000).

10.5
Amendment to Stock Purchase Agreement between the Company and River Rapids Ltd. dated December 22, 1999 (incorporated by reference to Exhibit 10.15 to the Company's Annual Report on Form 10-KSB filed with the SEC on March 30, 2000).

10.6
Common Stock and Warrants Purchase Agreement among the Company, AMRO International, S.A., CALPII Limited Partnership, a Bermuda Limited partnership, Celeste Trust Reg, Balmore SA, Sallee Investments LLLP, World Ventures Fund I, LLC and RBB Bank Aktiengesellschaft, dated March 31, 2000(incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on April 13, 2000).

10.7
Registration Rights Agreement among the Company, AMRO International, S.A., CALP II Limited Partnership, a Bermuda limited partnership, Celeste Trust Reg, Balmore SA, Sallee Investments LLLP, World Ventures Fund I, LLC, RBB Bank Aktiengesellschaft and Thomas Kernaghan & Co., Ltd., dated March 31, 2000 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the SEC on April 13, 2000).

10.8
Escrow Agreement among the Company, AMRO International, S.A., CALP II Limited Partnership, a Bermuda limited partnership, Celeste Trust Reg, Balmore SA, Sallee Investments LLLP, World Ventures Fund I, LLC, RBB Bank Aktiengesellschaft and Epstein Becker & Green, P.C., dated March 31, 2000(incorporated by reference to Exhibit 10.21 to Amendment N0. 1 to the Company's Registration (Statement on Form SB-2 filed with the SEC on July 14, 2000).

10.9
Amended and Restated Employment Letter Agreement dated December 18, 2000, between the Company and David Spector (incorporated by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-KSB filed with the SEC on March 20, 2001).

10.10
Registration Rights Agreement, dated as of August 15, 2001, among Kathleen Wallman, Joseph Daniel and vFinance.com, Inc. (n/k/a vFinance, Inc.) (Incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-QSB filed with the SEC on November 14, 2001).

10.11
Note Purchase Agreement by and between vFinance.com, Inc. d/b/a vFinance, Inc. (n/k/a vFinance, Inc.)and Best Finance Investments Limited (n/k/a SBI Investments (USA), Inc.) dated November 28, 2001(incorporated by reference to Exhibit 10.18 to the Company's Annual Report on Form 10-KSB filed with the SEC April 16, 2002).

10.12	Letter Agreement dated November 30, 2001 amending Note Purchase Agreement (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-KSB filed with the SEC April 16, 2002).

10.13	Letter Agreement dated December 14, 2001 amending Note Purchase Agreement (incorporated by reference to Exhibit 10.20 to the Company's Annual Report on Form 10-KSB filed with the SEC April 16, 2002).

10.14	Letter Agreement dated December 28, 2001 amending Note Purchase Agreement (incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-KSB filed with the SEC April 16, 2002).

10.15	Letter Agreement dated February 13, 2002 amending Note Purchase Agreement (incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-KSB filed with the SEC April 16, 2002).

10.16	Letter Agreement dated March 4, 2002 amending Note Purchase Agreement (incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-KSB filed with the SEC April 16, 2002).

Exhibit No.	Description

10.17
Credit Facility by and between the Company and UBS Americas, Inc. dated as of January 25, 2002 (incorporated by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-KSB filed with the SEC April 16, 2002).

10.18
Subordination Agreement by and among the Company, UBS Americas, Inc., and SBI Investments (USA),Inc. dated as of January 25, 2002 (incorporated by reference to Exhibit 10.25 to the Company's Annual Report on Form 10-KSB filed with the SEC April 16, 2002).

10.19
Consulting Agreement effective as of August 20, 2001 by and between vFinance.com, Inc. and Insight Capital Consultants Corporation (incorporated by reference to Exhibit 10.34 to the Company's Annual Report on Form 10- KSB filed with the SEC April 16, 2002).

10.20
Amendment to Credit Agreement dated April 12, 2002 by and between the Company and UBS Americas Inc. (incorporated by reference to Exhibit 10.36 to the Company's Annual Report on Form 10-KSB filed with the SEC April 16, 2002).

10.21
Selected Asset Purchase Agreement dated as of May 29, 2002 among vFinance Investments, Inc., Somerset Financial Partners, Inc., Somerset Financial Group, Inc., Douglas Toth and Nicholas Thompson (the "Select Asset Purchase Agreement") (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-QSB filed with the SEC August 14, 2002).

10.22
Amendment to Select Asset Purchase Agreement dated June 17, 2002 among vFinance Investments, Inc., Somerset Financial Partners, Inc., Somerset Financial Group, Inc. Douglas Toth and Nicholas Thompson (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-QSB filed with the SEC August 14, 2002).

10.23
Escrow Agreement dated June 19, 2002 among vFinance Investments, Inc., Somerset Financial Partners, Inc., Somerset Financial Group, Inc. Douglas Toth, Nicholas Thompson and Krieger & Prager LLP (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-QSB filed with the SEC August 14, 2002).

10.24	Termination Agreement (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-QSB/A filed with the SEC November 14, 2002).

10.25	Branch Agreement between the Company and JSM Holding Corp (incorporated by reference to Exhibit 10.41 to the Company's Annual Report on Form 10-KSB filed with the SEC March 31, 2003).

10.26
Lease agreement on the Company's headquarters in Boca Raton, FL, dated January 1, 2003 between the Company and Zenith Professional Center, LTD. (incorporated by reference to Exhibit 10.44 to the Company's Annual Report on Form 10-KSB filed with the SEC March 30, 2004).

10.27
Stock purchase warrant agreement between the Company and Zenith Professional Center, LTD. (incorporated by reference to Exhibit 10.45 to the Company's Annual Report on Form 10-KSB filed with the SEC March 30, 2004).

10.28
Asset Purchase Agreement, dated November 2, 2004, by and between vFinance Investments Holdings, Inc. and Global Partners Securities, Inc. (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC November 8, 2004).

10.29
Stock Purchase Agreement, dated November 2, 2004, by and between vFinance Investments Holdings, Inc. and Level2.com, Inc. (incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form8-K filed with the SEC November 8, 2004).

Exhibit No.	Description

10.30
Registration Rights Agreement, dated November 2, 2004, by and among vFinance, Inc., Global Partners Securities, Inc. and Level2.com, Inc. (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the SEC November 8, 2004).

10.31
Stock Escrow Agreement, dated November 2, 2004, by and among vFinance Investments Holdings, Inc., he Company, Global Partners Securities, Inc., Level2.com, Inc., and Edwards & Angell, LLP (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC November 8, 2004).

10.32
Standstill Agreement, dated November 2, 2004, by and among vFinance, Inc. and each of Marcus Konig, Harry Konig and Salomon Konig (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC November 8, 2004).

10.33
Amended and Restated Letter Agreement dated January 14, 2005 between the Company and Sheila C. Reinken (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC January 21, 2005).

10.34
CIE Master Services Agreement dated May 13, 2005 by and between the Company and Center for Innovative Entrepreneurship, Inc. (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report of Form 10-QSB filed with the SEC on May 16, 2005).

10.35
vFinance Management Services Agreement dated May 13, 2005 by and between the Company and Center for Innovative Entrepreneurship, Inc. (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report of Form 10-QSB filed with the SEC on May 16, 2005).

10.36
License and Website Agreement dated June 8, 2005 by and between the Company and vFinance Holdings, Inc. and Center for Innovative Entrepreneurship, Inc. (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report of Form 10-QSB filed with the SEC on August 15, 2005).

10.37
Asset Purchase Agreement, dated January 10, 2006, by and among the Company, vFinance Investments, Inc., Sterling Financial Investment Group, Inc., and Sterling Financial Group of Companies, Inc.(incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on January 17, 2006).

10.38
Registration Rights Agreement, dated January 10, 2006, by and among vFinance, Inc., and Sterling Financial Group of Companies, Inc. (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the SEC on January 17, 2006).

10.39
Standstill Agreement, dated January 10, 2006, by and among vFinance, Inc. and each of Sterling Financial Investment Group, Inc., Sterling Financial Group of Companies, Inc., Charles Garcia and Alexis Korybut(incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on January 17, 2006).

10.40
Voting and Lockup Agreement, dated January 10, 2006, by and among vFinance, Inc., vFinance Investments, Inc., Sterling Financial Investment Group, Inc., Sterling Financial Group of Companies, Inc., Charles Garcia Leonard Sokolow and Timothy Mahoney (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on January 17, 2006).

10.41
Management Agreement, dated January 10, 2006, by and among vFinance Investments, Inc., Sterling Financial Investment Group, Inc. and Sterling Financial Group of Companies, Inc. (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed with the SEC on January 17, 2006).

10.42
Amendment to Asset Purchase Agreement, dated May 11, 2006, by and between vFinance, Inc., vFinance Investments, Inc., Sterling Financial Investment Group, Inc., and Sterling Financial Group of Companies, Inc. (incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K filed with the SEC on May 16, 2006).

Exhibit No.	Description

10.43
Second Amendment to Asset Purchase Agreement, dated May 11, 2006, by and between vFinance, Inc., vFinance Investments, Inc., Sterling Financial Investment Group, Inc., and Sterling Financial Group of Companies, Inc. (incorporated by reference to Exhibit 2.3 to the Company's Current Report on Form 8-K filed with the SEC on May 16, 2006).

10.44
Amendment to Registration Rights Agreement, dated May 11, 2006, by and among vFinance, Inc., and Sterling Financial Group of Companies, Inc. (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed with the SEC on May 16, 2006).

10.45
Amendment to Voting and Lockup Agreement, dated May 11, 2006, by and among vFinance, Inc., vFinance Investments, Inc., Sterling Financial Investment Group, Inc., Sterling Financial Group of Companies, Inc., Charles Garcia Leonard Sokolow and Timothy Mahoney (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed with the SEC on May 16, 2006).

10.46
Amendment to Management Agreement, dated May 11, 2006, by and among vFinance Investments, Inc., Sterling Financial Investment Group, Inc. and Sterling Financial Group of Companies, Inc. (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K filed with the SEC on May 16, 2006).

10.47
Stock Escrow Agreement dated May 11, 2006, by and among vFinance, Inc., vFinance Investments, Inc., Sterling Financial Investment Group, Inc., Sterling Financial Group of Companies, Inc., and Edwards Angell Palmer & Dodge LLP (incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K filed with the SEC on May 16, 2006).

10.48
Employment Agreement Amendment N0. 1 dated May 12, 2006 by and among vFinance, Inc. and Leonard Sokolow (incorporated by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K filed with the SEC on May 16, 2006).

10.49
Employment Agreement dated July 24, 2006 between vFinance, Inc. and Alan B. Levin (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on July 26, 2006).

10.50
Settlement Agreement dated October 16, 2006 by and among vFinance, Inc., Henry S. Snow, Sandra S. Snow, Michael Golden and Ben Lichtenberg (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on November 13, 2006).

10.51
Settlement and Escrow Release Agreement dated as of November 7, 2006 by and among vFinance, Inc., vFinance Investments, Inc., Global Partners Securities, Inc., Level2.com, Inc. and Edwards Angell Palmer& Dodge LLP (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K filed with the SEC on November 13, 2006).

10.52
Resignation Agreement dated December 29, 2006 by and between vFinance, Inc. and Timothy E. Mahoney(incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on January 8, 2007).

10.53
Employment Agreement Amendment #2 dated December 29, 2006 by and between vFinance, Inc. and Leonard J. Sokolow (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on January 8, 2007).

10.54
Voting Agreement dated December 29, 2006 by and between Timothy E. Mahoney and Leonard J. Sokolow (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed with the SEC on January 8, 2007).

21	List of Subsidiaries (incorporated by reference to Exhibit 21 to the Company's Annual Report on Form 10-K filed with the SEC on April 2, 2007).

23.1*	Consent of Sherb & Co., LLP, independent registered public accounting firm.

23.2*	Consent of Edwards Angell Palmer & Dodge LLP (contained in its opinion filed as Exhibit 5.1).

Exhibit No.	Description

*	Filed herewith.
**
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.
Exhibit F to the Agreement and Plan of Merger is incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the SEC on November 8, 2007. The Company hereby undertakes to furnish copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

***	Previously filed.

ITEM 17. Undertakings

(a)	The undersigned Registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events, which individually or together, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any additional or changed material information on the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.
(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 1st day of February 2008.

VFINANCE, INC.

By:	/s/ Leonard J. Sokolow
Leonard J. Sokolow
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leonard J. Sokolow Leonard J. Sokolow	Director, Chairman and Chief Executive Officer (principal executive officer)	February 1, 2008

Charles R. Modica	Director	February __, 2008

/s/ Jorge A. Ortega Jorge A. Ortega	Director	February 1, 2008

/s/ Alan B. Levin Alan B. Levin	Chief Financial Officer (principal accounting officer and principal financial officer)	February 1, 2008

INDEX TO EXHIBITS

Exhibit Number	Exhibit

23.1	Consent of Sherb & Co., LLP, independent registered public accounting firm.